UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NORTHWEST NATURAL GAS COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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220 NW SECOND AVENUE

PORTLAND, OR 97209

April 13, 2017

To the Shareholders of Northwest Natural Gas Company:

We cordially invite you to attend the 2017 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural), which will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 25, 2017, commencing at 2:00 p.m. Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to join us.

At the meeting you will be asked to consider and vote upon five proposals: (1) the election of four Class III directors for terms of three years; (2) the reapproval and amendment of our long term incentive plan; (3) an advisory vote to approve named executive officer compensation; (4) an advisory vote on frequency of voting on executive compensation; and (5) the ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2017. Your Board of Directors unanimously recommends that you vote FOR each of Proposals 1, 2, 3, and 5 and that you vote for a frequency of EVERY YEAR for Proposal 4.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement, a proxy card and an admission ticket for you and one guest to attend the meeting. If you plan to attend the Annual Meeting, please detach and retain the admission ticket attached to your proxy card. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring a legal proxy or other evidence to the meeting showing that you owned NW Natural Common Stock as of the record date, April 6, 2017, and we will provide you with an admission ticket. Please see page 2 for further instructions on attending the Annual Meeting. Detailed information relating to NW Natural’s business activities and operating performance is contained in our 2016 Annual Report, which is also enclosed.

It is important that your shares are represented and voted at the meeting. Whether or not you plan to attend, please vote your shares in one of three ways: via internet, telephone or mail. Instructions regarding internet and telephone voting are included on the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the proxy statement.

Sincerely,

Tod R. Hamachek	David H. Anderson
Chairman of the Board	President and Chief Executive Officer

Portland/One Pacific Square

NORTH
NW Glisan St.
Steel Bridge
NW Flanders St.
NW 3rd Ave.
NW 2nd Ave.
NW 1st Ave.
Naito Pkwy.
Willamette River
NW Everett St.
NW Natural
I-5
NW Davis St.
NW Couch St.
Burnside St.
Burnside Bridge

Directions to One Pacific Square

From the South:

- I - 5 North to Portland.
- At the I - 5 N./I - 405 N. split, stay left going towards City Center/Naito Pkwy.
- Turn right on Naito Pkwy. (third light).
- Turn left on Davis St.
- Turn right on 2nd Ave. (One Pacific Square is on the right).

From the North:

- I - 5 South to the Coliseum/Rose Quarter Exit.
- Follow the signs to cross the Steel Bridge.
- Turn left on NW 3rd Ave.
- Turn left on Davis St.
- Turn left on 2nd Ave. (One Pacific Square is on the right).

Parking available at the Smart Park lot; entrance on NW Davis St. between Naito Pkwy. and NW 1st Ave.

One Pacific Square
220 NW 2nd Avenue
Portland, OR 97209

Meeting located on the 4th floor

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 NW SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Portland, Oregon, April 13, 2017

To our Shareholders:

The 2017 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural) will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 25, 2017 at 2:00 p.m. Pacific Daylight Time, for the following purposes:

1.	to elect four Class III directors for terms of three years;
2.	to reapprove and amend the Long Term Incentive Plan;
3.	to conduct an advisory vote to approve the named executive officers’ compensation;
4.	to conduct an advisory vote on the frequency of voting on executive compensation;
5.	to ratify the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2017; and
6.	to transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a holder of record of NW Natural Common Stock at the close of business on April 6, 2017, the record date set for the Annual Meeting, you will be entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

Our Board of Directors is soliciting the proxies of all holders of NW Natural Common Stock who may be unable to attend the meeting in person or who desire to vote by proxy before the meeting. These proxies also will instruct the relevant fiduciary under NW Natural’s Dividend Reinvestment and Direct Stock Purchase Plan or Retirement K Savings Plan to vote any shares held for shareholders’ benefit under those plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed for your use. No postage is needed if mailed in the United States. Instructions regarding internet and telephone voting also are included in the enclosed proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2017

This proxy statement and our 2016 Annual Report are available at www.nwnatural.com.

Your vote is very important to us.

We urge you to vote by promptly marking, signing, dating, and returning the enclosed proxy card or Voting Instruction Form, or by granting a proxy by the internet or telephone in accordance with the instructions in the enclosed proxy card or Voting Instruction Form, as soon as possible. Your prompt vote will save us the additional expense of further requests to ensure the presence of a quorum. You may vote in person at the meeting whether or not you previously have returned your proxy.

By Order of the Board of Directors,

Shawn M. Filippi
Vice President, Chief Compliance Officer and Corporate Secretary

PROXY STATEMENT

NORTHWEST NATURAL GAS COMPANY

April 13, 2017

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 NW SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 25, 2017

PROXY STATEMENT

The Board of Directors of Northwest Natural Gas Company (NW Natural or the Company) is soliciting the proxies of all holders of NW Natural Common Stock who may be unable to attend in person or who desire to vote by proxy prior to the Annual Meeting of Shareholders to be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 25, 2017, at 2:00 p.m. Pacific Daylight Time. The close of business on April 6, 2017 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We request that you sign and return the enclosed proxy card or Voting Instruction Form promptly. Alternatively, you may grant your proxy by the internet or telephone.

NW Natural’s Annual Report for the fiscal year ended December 31, 2016, including audited financial statements, is being sent to all shareholders, together with this proxy statement and the accompanying proxy card or Voting Instruction Form, commencing April 13, 2017.

HOW TO VOTE BY PROXY AND REVOKE YOUR PROXY

Voting by Proxy

You may vote your shares either in person or by duly authorized proxy. You may use the proxy card or Voting Instruction Form accompanying this proxy statement if you are unable to attend the meeting in person or you wish to have your shares voted by proxy, even if you do attend the meeting. If you are a registered shareholder, you may vote by internet, telephone, or mail, or you may vote your shares in person at the meeting. To vote:

By internet (do not return your proxy card)

•	Go to www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 24, 2017.
•	Have your proxy card available.
•	Follow the simple instructions. You will be prompted to enter your 16-digit Control Number located on your proxy card.

By telephone (do not return your proxy card)

•	On a touch-tone telephone, call the toll-free number indicated on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 24, 2017.
•	Have your proxy card available when you call.
•	Follow the simple recorded instructions. You will be prompted to enter your 16-digit Control Number located on your proxy card.

By mail

•

Mark your choice on your proxy card. If you properly execute your proxy card but do not specify your choice, your shares will be voted “FOR” Proposals 1, 2, 3, and 5, and “EVERY YEAR” on Proposal 4, as recommended by NW Natural’s Board of Directors.

•	Date and sign your proxy card.
•

Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Northwest Natural Gas Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Revoking Your Proxy

You may revoke your proxy at any time before the proxy is exercised by: (1) delivering a written notice of revocation; (2) filing with the Corporate Secretary a subsequently dated, properly executed proxy; (3) voting after the date of the proxy by the internet or telephone; or (4) attending the meeting and voting in person. Your attendance at the meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to: Northwest Natural Gas Company, 220 NW Second Avenue, Portland, OR 97209, Attention: Corporate Secretary.

Shares Held by Bank or Broker

If your shares are held in nominee or street name by a bank or broker, you should follow the directions on the Voting Instruction Form you receive from your bank or broker as to how to vote, change your vote, or revoke your proxy. If you want to vote those shares in person at the Annual Meeting, you must bring a signed legal proxy from the broker, bank, or other nominee giving you the right to vote the shares. Revocation of proxies for shares held through a broker, bank, or other nominee must be made through the appropriate nominee in accordance with its instructions.

Adjournment

If an adjournment of the meeting occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

VOTING YOUR SECURITIES

The 28,644,327 shares of Common Stock outstanding on April 6, 2017 were held by 5,434 shareholders residing in 50 states, the District of Columbia, and a number of foreign countries.

Each holder of Common Stock of record at the close of business on April 6, 2017 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the nominees.

A majority of the shares of Common Stock outstanding at the close of business on April 6, 2017 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

It is important that your shares be represented at the meeting. You are urged, regardless of the number of shares held, to sign and return your proxy. Alternatively, you may grant your proxy by the internet or telephone as described above.

ATTENDING THE ANNUAL MEETING

IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DETACH AND RETAIN THE ADMISSION TICKET ATTACHED TO YOUR PROXY CARD. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring a legal proxy or other evidence to the meeting showing that you owned NW Natural Common Stock as of the record date, April 6, 2017, and we will provide you with an admission ticket. If you receive your Annual Meeting materials electronically and wish to attend the meeting, please follow the instructions provided online for attendance. A form of government-issued photograph identification will be required for both you and your guest to enter the meeting. To permit as many shareholders as possible to participate, only shareholders or their valid proxy holders may submit questions at the meeting. Large bags and packages, cameras, recording equipment, and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the inside cover of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

NW Natural’s Restated Articles of Incorporation (Restated Articles) provide that the Board of Directors (Board) shall be composed of not less than nine nor more than 13 directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at ten.

The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible. Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of the Class III directors expires at this year’s Annual Meeting. Ms. Byorum and Messrs. Anderson, Carter and Gibson are nominees for election to the Board as Class III directors to serve until the 2020 Annual Meeting or until their successors have been duly qualified and elected. Ms. Byorum and Messrs. Carter and Gibson were last reelected to the Board of Directors by the shareholders at the 2014 Annual Meeting, and Mr. Anderson was appointed to the Board of Directors as a Class III director effective August 1, 2016. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

Vote Required

Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the four nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the results of the vote for directors.

The Corporate Governance Standards adopted by the Board of Directors provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee will then determine whether to recommend acceptance of, and the Board of Directors will decide whether to accept, such resignation.

The Board of Directors recommends the election of the four nominees listed below.

INFORMATION CONCERNING NOMINEES

AND CONTINUING DIRECTORS

Set forth below is information with respect to the nominees and continuing directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a NW Natural director, the committees on which they currently serve, and their age.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Class III

(For a term ending in 2020)

David H. Anderson President and Chief Executive Officer, NW Natural, Portland, Oregon Age: 55 Director since: 2016 Board Committees: None

Mr. Anderson is NW Natural’s President and Chief Executive Officer. Mr. Anderson previously served as President and Chief Operating Officer from August 2015 to July 2016, as Executive Vice President and Chief Operating Officer from February 2014 to July 2015, as Executive Vice President of Operations and Regulation from February 2013 to February 2014, and as Senior Vice President and Chief Financial Officer from when he joined the company in 2004 to February 2013. Before joining NW Natural, Mr. Anderson was Senior Vice President and Chief Financial Officer at TXU Gas. He previously held executive positions within TXU Corporation including Senior Vice President and Chief Accounting Officer, and Vice President of Investor Relations and Shareholder Services.

Mr. Anderson serves as a director on the American Gas Association (AGA) Board of Directors. He is also a director on the Portland State University (PSU) Foundation Board, as well as past Chair of the Investment Committee of the PSU Foundation. He also serves on the Oregon Business Council, Portland Business Alliance, and Greater Portland Inc. and is a past board member of the Northwest Gas Association. He is past president of Oregon Partnership and is past chair of the AGA Finance Committee and the AGA Fiscal and Tax Committee. Mr. Anderson is also past chair of the Associated Oregon Industries (AOI) Fiscal Policy Committee and a past advisory board member for PSU School of Business and Oregon Department of Education Business Advisory Team. Mr. Anderson holds a BBA in Accounting from Texas Tech University and is a CPA (ret.) and CGMA.

Mr. Anderson serves a key leadership role on the NW Natural Board and provides the Board with in-depth knowledge of each area of NW Natural’s business, its finance and operations, the energy industry generally, and the Company’s challenges and opportunities. Mr. Anderson acts as the principal intermediary between management and the independent directors of our Board, and communicates to the Board management’s perspective on important matters brought before the Board. Mr. Anderson’s 13 years with NW Natural, his over 25 years’ experience in the energy industry, and his extensive involvement with the AGA and Northwest Gas Association enable him to bring to the Board a comprehensive understanding of the Company’s business operations as well as matters relating to the energy industry generally. Mr. Anderson’s service on local business, educational, charitable and public service boards provide an important connection between NW Natural and the communities it serves. Additionally, Mr. Anderson’s extensive experience in finance and operations provides important perspectives with respect to the Company’s business, operations, and financial positioning, as well as with respect to the communities the Company serves. Mr. Anderson’s combined professional skills and insights from his position as President and Chief Executive Officer, as well as his previous executive positions with NW Natural, strengthen the Board’s collective knowledge, capabilities and experience.

Martha L. “Stormy” Byorum

Chief Executive Officer of Cori Investment Advisors, LLC, New York, New York

Age: 68

Director since: 2004

Board Committees: Finance (Chair), Audit, Governance, and Public Affairs and Environmental Policy (Ex Officio)

Ms. Byorum has been the Chief Executive Officer of Cori Investment Advisors, LLC, which was spun off from Violy, Byorum & Partners (VB&P), since 2003. VB&P was a leading independent strategic advisory and investment banking firm specializing in Latin America. Ms. Byorum is also a member of the Board of Directors of the publicly-traded Tecnoglass Inc., formerly known as Andina Acquisition Corporation, a position she has held since 2011, and is currently the Chair of the Tecnoglass Inc. audit committee. She also has been a board member of JELD-WEN Holding, Inc., a company that became publicly-traded in January 2017, since 2015; she serves on the JELD-WEN audit committee as well. In addition, she was Executive Vice President of Stephens, Inc., a private investment banking firm from 2005 to 2013 and Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc. from 2005 to 2012. Prior to co-founding VB&P in 1996, Ms. Byorum had a 24-year career at Citibank, where, among other things, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986 to 1990, overseeing $15 billion of loans and coordinating activities in 22 countries. Ms. Byorum was later appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and a Customer Group Head with global responsibilities. In addition to Ms. Byorum’s service as a director of the publicly-traded Tecnoglass Inc. and JELD-WEN Holding, Inc., she is a Life Trustee of Amherst College, and a Trustee Emeritus of the Folger Shakespeare Library. From 2001 until May of 2010, Ms. Byorum was a board member of Aeterna-Zentaris Laboratories, Inc., a publicly-traded biopharmaceutical company, and from 2007 until December 2011, she was a board member of M&F Worldwide Corp., a holding company operating four businesses, which was publicly-traded until December 2011. Ms. Byorum is a graduate of Southern Methodist University and the Wharton School at the University of Pennsylvania.

Ms. Byorum brings to the NW Natural Board more than 38 years of extensive experience in investment banking and public and private finance. Her multiple executive leadership roles at Stephens, Inc., Stephens Cori Capital Advisors, Cori Investment Advisors, LLC, VB&P and Citibank position her to advise NW Natural on a wide range of financial, strategic and governance matters. Ms. Byorum’s experience also allows her to provide insights in areas including, but not limited to, mergers and acquisitions, human capital management and diversity, and investor and media relations. Ms. Byorum’s current and prior service on other boards, including on M&F Worldwide Corp., Aeterna-Zentaris Laboratories, Inc., and JELD-WEN Holding, Inc., as well as Chair of the audit committee of Tecnoglass Inc., enables her to provide effective oversight of management and insight into a wide variety of public company operations and governance matters. Ms. Byorum’s extensive finance and banking experience strengthens the Board’s collective knowledge, capabilities and experience.

John D. Carter Chairman of the Board, Schnitzer Steel Industries, Inc., Portland, Oregon Age: 71 Director since: 2002 Board Committees: Audit (Chair), Finance, and Governance

Mr. Carter served as President and Chief Executive Officer of Schnitzer Steel Industries, Inc. from May 2005 to December 2008 when he was appointed to his current position of Chairman of the Board. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as other small business ventures. From 1982 to

2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly-owned subsidiary of Bechtel Group, Inc., and other operating groups. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is Chairman of the Board of Schnitzer Steel Industries, Inc. and a director of FLIR Systems, Inc. Mr. Carter also previously served as a director and Chairman of the Board of privately-owned Kuni Automotive and as a director of privately-owned JELD-WEN, Inc. In the United Kingdom, he served as a director of London & Continental Railways until February 2006, and, until December 2005, he served as a director of Cross London Rail Links, Ltd. Mr. Carter also serves on the board of The Nature Conservancy of Oregon and the Oregon Business Council. Mr. Carter is a former Chairman of the Oregon Business Plan and a former member of the board of Grow Oregon. He is a graduate of Stanford University and Harvard Law School.

Mr. Carter brings to the NW Natural Board a broad array of executive, leadership and board service experiences that contribute to the Board’s governance of the Company. Mr. Carter’s extensive executive senior management experiences, including his positions at Bechtel and as President and Chief Executive Officer of Schnitzer Steel Industries, Inc., as well as his other current and prior board service, including as Chairman of the Boards of Schnitzer Steel Industries, Inc. and Kuni Automotive, and as a director of FLIR Systems, Inc. and JELD-WEN, Inc., enable him to provide effective oversight of management and insight into a wide variety of strategic, corporate governance and financial matters, including, but not limited to, experience in large project development, acquisitions, human capital management, executive compensation, media and governmental relations, growth orientation, change management, and strategic direction. In addition, Mr. Carter’s tenure as General Counsel of Bechtel Group, Inc. and prior experience as a partner in a San Francisco law firm brings to the Board substantial legal and governance expertise. Mr. Carter also has extensive knowledge of finance and accounting matters, including through his service as President and Chief Executive Officer of Schnitzer Steel Industries, Inc. and Bechtel Enterprises, Inc., the finance and project development subsidiary of Bechtel Group, Inc., as a result of which, the Board has determined that he is an “audit committee financial expert” as defined by the SEC rules. Mr. Carter’s multifaceted skill set and professional experiences strengthen the Board’s collective knowledge, capabilities and experience.

C. Scott Gibson President, Gibson Enterprises, Jackson, Wyoming Age: 64 Director since: 2002 Board Committees: Organization and Executive Compensation (Chair), Governance, and Finance

Mr. Gibson has been President of Gibson Enterprises since its formation in 1992. In 1983, Mr. Gibson cofounded Sequent Computer Systems and served as its President from 1988 until March 1992 and as its President and Co-CEO from 1990 until March 1993. Before his tenure at Sequent, Mr. Gibson served as General Manager for the Memory Components Division of Intel Corporation. Mr. Gibson serves as a director of Radisys Corporation, Qorvo, Inc., the surviving company of the TriQuint Semiconductor merger, and Pixelworks, Inc. Mr. Gibson has previously served as a director of Verigy Pte. Ltd. and TriQuint Semiconductor, and a member of the Board of Trustees of Franklin W. Olin College of Engineering. He also serves as a member of the Board of Trustees of the St. Johns Medical Center and the Community Foundation of Jackson Hole in Jackson Hole, Wyoming. Mr. Gibson earned a Bachelor of Science degree in Electrical Engineering and a Masters in Business degree from the University of Illinois. He is currently a National Association of Corporate Directors (NACD) Leadership Fellow, having completed the NACD’s program for corporate directors.

Mr. Gibson brings to the NW Natural Board extensive experience as a director of publicly-traded companies, including Radisys Corporation, Qorvo, Inc., Pixelworks, Inc. and, formerly TriQuint Semiconductor and Verigy Pte. Ltd. He is a professional public company and non-profit board member, dedicating all his work hours to the boards and companies on which he serves. Based on this experience and other professional experiences, Mr. Gibson is able to deliver important insights to our management and other directors on subjects ranging from management oversight to growth orientation, change management and strategic direction. In particular, Mr. Gibson’s service as an audit committee member of Radisys Corporation, Qorvo, Inc., and Pixelworks, Inc., and formerly TriQuint Semiconductor and Verigy Pte. Ltd. highlight Mr. Gibson’s substantial experience in finance and accounting matters and position Mr. Gibson to provide important guidance to the Board on matters of accounting, finance, and corporate governance. Additionally, Mr. Gibson’s current service on the governance committee of Qorvo, Inc. and the compensation committees of Radisys Corporation and Pixelworks, Inc. and former service on the compensation committees of TriQuint Semiconductor and Verigy Pte. Ltd., enables him to substantially contribute to Board matters involving executive compensation, human capital management, and general corporate governance. Mr. Gibson’s broad and varied public company leadership service strengthens the Board’s collective knowledge, capabilities and experience.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class I

(Term ending in 2018)

Timothy P. Boyle Chief Executive Officer, Columbia Sportswear Company, Portland, Oregon Age: 67 Director since: 2003 Board Committees: Public Affairs and Environmental Policy

Mr. Boyle served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon from 1988 to February 25, 2015 when he relinquished his position as President as part of a succession planning process. Mr. Boyle began working with Columbia Sportswear Company in 1970. Mr. Boyle is a member of the boards of directors of Columbia Sportswear Company and Craft Brew Alliance, Inc., and is a trustee of Reed College, as well as an Emeritus Trustee of the Freshwater Trust and a past member of the Young Presidents’ Organization and past Trustee of the Youth Outdoor Legacy Fund. He also is a past trustee of the University of Oregon Foundation and past Vice Chairman of its capital campaign committee. Mr. Boyle earned a Bachelor of Science degree in Journalism from the University of Oregon.

Mr. Boyle’s professional experiences, including his service as President and Chief Executive Officer and a member of the board of directors of Columbia Sportswear Company, his service as a director of Craft Brew Alliance, Inc., as well as his service on the NW Natural Board, and his current and prior community and public service, enable Mr. Boyle to provide valuable insight to the Board and management regarding public company operations, acquisitions, human capital management, executive compensation, investor and media relations, government relations, and growth and strategic direction, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Mark S. Dodson Former Chief Executive Officer, NW Natural, Vancouver, Washington Age: 72 Director since: 2003 Board Committees: Public Affairs and Environmental Policy, and Finance

Mr. Dodson served as President and Chief Executive Officer of NW Natural from January 1, 2003 to April 30, 2007, when he relinquished his position as President and continued to serve as Chief Executive Officer until his retirement on December 31, 2008. From 2001 to January 2003, Mr. Dodson served as President, Chief Operating Officer and General Counsel of NW Natural. Mr. Dodson joined NW Natural in 1997 as Senior Vice President of Public Affairs and General Counsel, following a 17-year career with the Portland law firm Ater Wynne Hewitt Dodson & Skerritt LLP. Mr. Dodson currently serves as a member of the board of directors of Medical Teams International, and formerly served as Chairman of the Board. He previously served as a director of the American Gas Association, the Energy Insurance Mutual, the Oregon Business Council and The Nature Conservancy of Oregon. Mr. Dodson also has worked on affordable housing issues as a board member and Chairman of the Neighborhood Partnership Fund. He was formerly the Chair of the Portland Business Alliance and the Oregon State Board of Higher Education, and headed the Oregon Governor’s Task Force on Scholarship and Student Aid. Mr. Dodson earned an undergraduate degree from Harvard University and a law degree from Boalt College of Law at the University of California, Berkeley.

Mr. Dodson brings a seasoned perspective and comprehensive knowledge of the natural gas industry to our Board. Mr. Dodson’s 19 years of service at NW Natural, including six years as Chief Executive Officer and more than 13 years as a member of the Board of Directors, combined with a 17-year career as a regulatory attorney at a Portland law firm, allow Mr. Dodson to contribute substantial expertise to NW Natural’s Board and management. Mr. Dodson’s professional experiences enable him to provide insight on a wide variety of matters affecting NW Natural, including, but not limited to: local, state and federal regulatory matters; large project development; gas storage projects; large pipeline projects; acquisitions; public company matters; human capital management; executive compensation; investor, media and government relations; legal matters; environmental issues; and strategic direction. Mr. Dodson’s many years of experience serving at NW Natural, and his prior years serving as an outside legal advisor to NW Natural strengthen the Board’s collective knowledge, capabilities and experience.

Malia H. Wasson President, Sand Creek Advisors LLC, Portland, Oregon Age: 58 Director since: 2014 Board Committees: Audit, and Organization and Executive Compensation

Ms. Wasson is the President of Sand Creek Advisors LLC, which provides business consulting to chief executive officers of public and private companies. Previously, Ms. Wasson was an Executive Vice President of Commercial Banking at U.S. Bank, N.A., and served as President of U.S. Bank’s Oregon and Southwest Washington operations from 2005 to 2015. She also led the U.S. Bank, N.A. Advisory Board in Portland, Oregon. Ms. Wasson is a 33-year veteran of the banking industry. Prior to joining U.S. Bank in 1989, she held various commercial lending positions with the former Oregon Bank and Security Pacific Bank of Oregon. Ms. Wasson currently serves on the board of directors of Columbia Sportswear Company, where she is the Chair of the audit committee. She is also a member of the Oregon Business Plan Steering Committee and a director of Oregon Business Council. Ms. Wasson formerly served on the boards of Oregon Health & Science University Foundation, Inc., OHSU Knight Cancer Institute, Portland Business Alliance, Greater Portland Inc., Portland Mall Management, Inc., SOLVE Founders’ Circle and the American Red Cross—Oregon Trail Chapter. She also serves as a senior fellow at American Leadership Forum. Ms. Wasson holds a Bachelor of Science and Commerce degree in finance from Santa Clara University.

Ms. Wasson brings to the NW Natural Board extensive experience in commercial banking, finance and accounting and remarkable local and regional experience. Ms. Wasson’s management and leadership roles in the banking industry and strong community presence position her to provide insight and advice to NW Natural on a wide range of financial, accounting, commercial and local and regional strategic matters, including, but not limited to, regulated industry, merger and acquisitions, consumer and commercial businesses, public and government policy and relations, and human resources and diversity. In addition, Ms. Wasson’s service as Chair of the audit committee of

Columbia Sportswear highlights her substantial experience in finance and accounting matters and positions Ms. Wasson to provide important guidance to the Board on matters of accounting, finance, and corporate governance. Ms. Wasson’s extensive knowledge and experience of finance, accounting, commercial banking and regulation, and her strong community ties, strengthen the Board’s collective knowledge, capabilities and experience.

Class II

(Term ending in 2019)

Tod R. Hamachek Chairman of the Board, NW Natural, Ketchum, Idaho Age: 71 Director since: 1986 Board Committees: Governance (Chair) and Audit

Mr. Hamachek served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company from October 1997 to February 2005. Penwest, which was spun off from Penford Corporation in 1998, was located in Danbury, Connecticut and was engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. Mr. Hamachek is a director of the Seattle Times Company and The Blethen Corporation (the majority owner of the Seattle Times Company), where he serves as Chair of the compensation committee, and is a member of the board of directors and chair of Virginia Mason Medical Center and the Virginia Mason Health System in Seattle, Washington. He is also a director and past President of the board of directors of The Sun Valley Center for The Arts in Ketchum, Idaho. Mr. Hamachek is a graduate of Williams College and Harvard Business School.

Mr. Hamachek is our longest-serving director, and he brings to the NW Natural Board a broad array of institutional knowledge and historical perspective and has participated in a variety of our principal standing committees. Drawing on his experience as an executive and director of Penwest Pharmaceuticals Company and an executive of Penford Corporation, along with his other professional experiences, Mr. Hamachek is able to provide important insights to our management and other directors on subjects ranging from corporate governance and corporate strategy to management oversight on large project development, public company operations, acquisitions, executive compensation, and media and government relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Jane L. Peverett

Former President and Chief Executive Officer, British Columbia Transmission Corporation, Vancouver, British Columbia, Canada

Age: 58

Director since: 2007

Board Committees: Organization and Executive Compensation, and Public Affairs and Environmental Policy

From 2005 to January 2009, Ms. Peverett served as President and Chief Executive Officer of British Columbia Transmission Corporation (BCTC), an electric utility in Vancouver, British Columbia. Between 2003 and 2005, she served as Chief Financial Officer of BCTC. Prior to joining BCTC, from 1988 through 2003, Ms. Peverett held various senior positions with Westcoast Energy Ltd., including serving as President and Chief Executive Officer of Union Gas Limited, a Westcoast Energy company, between 2001 and 2003. Ms. Peverett serves on the board of directors of Canadian Imperial Bank of Commerce (CIBC), Encana Corporation, AEGIS, Hydro One Inc. and Canadian Pacific Railway Limited. Ms. Peverett has announced that she is not standing for re-election to the board of directors of Encana Corporation and her tenure on its board of directors will end effective May 2, 2017. Ms. Peverett has also previously served on the board of directors of Postmedia Network Canada Corp., BC Ferry Authority, BC Ferries Services, Inc. (BC Ferries), and the United Way of Lower Mainland. Ms. Peverett earned a Bachelor of Commerce degree from McMaster University and a Master of Business Administration degree from Queen’s University. She is a certified management accountant.

Ms. Peverett’s extensive senior management experience at Union Gas Limited of Toronto, Ontario, a natural gas distribution, storage and transmission company, and BCTC, the entity responsible for managing British Columbia’s publicly-owned electrical transmission system, as well as her board experience at Hydro One Inc., one of North America’s largest electricity delivery companies, Encana Corporation, one of the largest natural gas suppliers in North America, and Canadian Pacific Railway Limited, and her prior board experience at BC Ferries, position her to advise management on a wide range of natural gas and energy industry-specific strategic and regulatory matters, including large project development and other business matters. In addition, Ms. Peverett’s other board experiences, including as Chair of the audit committee of CIBC, a leading North American financial institution with almost 11 million personal banking and business customers, a member of the audit committee of Encana Corporation and a former member of the audit committee of Postmedia Network Canada Corp., enable her to provide effective oversight of management and insight into a wide variety of corporate governance and financial matters. Ms. Peverett also has extensive knowledge of and training in finance and accounting matters, which strengthens the Board’s collective knowledge, capabilities and experience.

Kenneth Thrasher

Chairman of the Board, Compli Corporation, Portland, Oregon

Age: 67

Director since: 2005

Board Committees: Public Affairs and Environmental Policy (Chair), Audit, and Organization and Executive Compensation

Mr. Thrasher served as Chairman and Chief Executive Officer of Alternative Legal Solutions, Inc. (dba Compli), a software solution provider for management of compliance in employment, regulatory, environmental, health and safety, and corporate governance practices from 2002 through December 2009, when he relinquished his position as Chief Executive Officer and continued to serve as Chairman of the Board. Prior to joining Compli, Mr. Thrasher served 19 years in executive positions with Fred Meyer, Inc., including serving as President and Chief Executive Officer from 1999 to 2001, as Executive Vice President and Chief Administrative Officer from 1997 to 1999, and as Senior Vice President and Chief Financial Officer from 1987 to 1997. Mr. Thrasher serves as Chairman of Compli, as well as serving as a member of Compli’s audit and compensation committees. He also serves on the board of directors of the Jensen Growth Fund. Mr. Thrasher is also Chairman of College Possible Portland, and a director of Education Northwest (formerly Institute for Youth Success and Oregon Mentors), the Children’s Institute, the OSU College of Business Dean’s Council of Excellence, and is a member of the Cradle to Career Council of All Hands Raised, as well as a senior director of the Oregon Business Council. Mr. Thrasher has previously served on the board of directors of GSL Solutions, Inc., Friends of the Children, Portland State University Foundation, Albertina Kerr Centers, Portland Art Museum and the Oregon Coast Aquarium. Mr. Thrasher earned a Bachelor of Science degree in Business Administration from Oregon State University.

Mr. Thrasher brings to the NW Natural Board a wide range of leadership experiences in both the public and private sectors. Mr. Thrasher’s service as an executive at Fred Meyer, Inc. positions him to provide oversight of management on a wide variety of strategic, financial, and public company matters, including, but not limited to, large project development and acquisitions. Mr. Thrasher’s service as an executive and Chairman of Compli enables him to advise management on matters of compliance, regulation, human capital management, executive compensation and corporate governance. Mr. Thrasher’s other professional experiences, particularly his community and government related experience, provide insight with respect to government, community and media relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Meeting Attendance

The Board of Directors conducts its annual organization meeting on the same date as the Annual Meeting of Shareholders, which all of the directors are encouraged to attend. In 2016, all of our directors attended the Annual Meeting of Shareholders.

During 2016, there were seven meetings of our Board, each of which included an executive session of non-management directors. No director attended fewer than 75 percent of the aggregate meetings of our Board and Committees on which he or she served.

Independence

The Board of Directors has adopted Director Independence Standards to comply with New York Stock Exchange (NYSE) rules. The Director Independence Standards, amended September 26, 2013, are available at www.nwnatural.com and are available in print to any shareholder who requests them. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with NW Natural either directly or as a partner, shareholder or officer of an organization that has a relationship with NW Natural. The Board applies NW Natural’s Director Independence Standards as well as additional qualifications prescribed under the listing standards of the NYSE and applicable state and federal statutes. Annually, the Board determines whether each director meets the criteria of independence, including whether the members of the Governance, Audit and Organization and Executive Compensation Committees (OECC) satisfy the independence requirement for service on those committees. As of February 23, 2017, the Board determined that nine of the ten directors met the independence criteria. They are directors Boyle, Byorum, Carter, Dodson, Gibson, Hamachek, Peverett, Thrasher and Wasson.

Board Nominations

The Board is responsible for selecting candidates for Board membership and the Governance Committee has been assigned the responsibility of recommending to the Board of Directors nominees for election as directors. The Governance Committee, with recommendations and input from the Chairman of the Board, the Chief Executive Officer and other directors, evaluates the qualifications of each director candidate in accordance with the Director Selection Criteria established by the Board. Candidates for director nominees are reviewed in the context of the current composition and diversity of the Board, the operating requirements and existing and prospective business environment faced by NW Natural, NW Natural’s business strategy, and the long-term interests of shareholders. Director candidates must be able to make a significant contribution to the governance of NW Natural by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other relevant organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company and the disciplines represented by our incumbent directors. In addition, the Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. In conducting its assessment, the Governance Committee considers a variety of criteria, including, but not limited to, the candidate’s integrity, reputation, judgment, knowledge, experience, commitment, skills, diversity and independence.

Shareholder Nominations

Shareholders’ recommendations for director-nominees may be submitted to NW Natural’s Corporate Secretary for consideration by the Governance Committee. In evaluating shareholder recommendations for director-nominees, the Governance Committee applies the same Director Selection Criteria discussed above. NW Natural’s Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Corporate Secretary of NW Natural on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting.

Diversity

As indicated above, NW Natural’s Director Selection Criteria includes a consideration of diversity as one factor in evaluating candidates for Board membership. The Board believes that diversity with respect to factors such as background, experience, skills, geographic location, race and gender are important considerations in Board composition. The Governance Committee discusses diversity considerations in connection with each director candidate, as well as on a periodic basis in connection with the composition of the Board as a whole. In addition, the Governance Committee and the Board conduct formal self-evaluations each year that include an assessment of whether the Governance Committee and the Board have adequately considered diversity, among other factors, in identifying and discussing director candidates. The Governance Committee believes that, as a group, the nominees presented for election at the 2017 Annual Meeting of Shareholders contribute to the Board’s diverse range of backgrounds, experiences and perspectives.

Board Leadership Structure

The current Board leadership structure separates the roles of Chairman and Chief Executive Officer (CEO). The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision to combine or separate the Chairman and CEO roles is determined on the basis of what the Board considers to be best for NW Natural at any given point in time. Currently, the independent Chair of the Board meets regularly with the CEO and the Corporate Secretary to discuss appropriate business to come before the Board and its committees and actively recommends agenda items for Board meetings. NW Natural’s Board is structured to promote independence. The directors of the Board meet regularly in executive sessions at which the independent Board Chairman presides and only the non-management directors are present. Under NW Natural’s bylaws, the Governance Committee, Audit Committee and OECC must be composed entirely of independent directors and, under its charter, the Finance Committee must have a majority of independent directors. All committees have an independent chair that works with the executive officer primarily responsible for work with that committee and the Corporate Secretary to discuss appropriate business to come before the committee, and to recommend agenda items for that committee. The Board of Directors believes its leadership structure provides for appropriate independence between the Board and management.

The Governance Committee and the Board annually review the Corporate Governance Standards, which can be accessed electronically in the “Corporate Governance” section of NW Natural’s website at www.nwnatural.com, and the performance of the Board is reviewed annually by the members of the Board. The Corporate Governance Standards describe the Board’s primary responsibilities, which include oversight of NW Natural’s mission, and key programs that enable the Board to assess and manage material risks, including, but not limited to, risks related to business continuity, operational matters, strategic planning and business development, environmental matters, financial performance, business integrity and compliance, compensation and CEO succession.

Committees

There are five standing committees of the Board: Audit, Finance, Governance, OECC, and Public Affairs and Environmental Policy. Each of the standing committees operates according to a formal written charter, all of which are reviewed annually and are available at www.nwnatural.com. Copies of the charters are also available in print to any shareholder upon request. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting or other advisors, when appropriate. Each committee has the opportunity to meet in executive session with non-management directors at the end of each committee meeting; the independent chair of the committee presides at these sessions. Each committee regularly reports to the full Board of Directors.

Board and Committees

Director	Board	Audit	Organization and Executive Compensation	Governance	Finance	Public Affairs
David H. Anderson	X
Timothy P. Boyle	X					X
Martha L. “Stormy” Byorum	X	X		X	Chair	Ex Officio[1]
John D. Carter	X	Chair[2]		X	X
Mark S. Dodson	X				X	X
C. Scott Gibson	X		Chair	X	X
Tod R. Hamachek	Chair	X		Chair
Jane L. Peverett	X		X			X
Kenneth Thrasher	X	X	X			Chair
Malia H. Wasson	X	X	X
Number of Total Meetings in 2016	7	5	6	5	4	2
(1)

Ms. Byorum also serves as a voting member of the Public Affairs and Environmental Policy Committee for purposes of its oversight of the Company’s environmental liability and insurance recovery matters.

(2)

Based on its review of relevant information, the Board has determined that Mr. Carter is an “audit committee financial expert” and “independent” as those terms are defined under applicable Securities and Exchange Commission (SEC) rules.

Audit Committee

The Audit Committee is responsible for overseeing matters relating to accounting, financial reporting, internal controls, auditing, the Company’s information technology systems, NW Natural’s Enterprise Risk Management process, business continuity and disaster planning, capital projects and contingencies, the Company’s Business Integrity Hotline, the Company’s Business Integrity Program, and material litigation. The Audit Committee is also responsible for the appointment, oversight and review of the Director of Internal Audit as well as the independent registered public accounting firm, and reviews the audit findings and other internal accounting control matters with the independent auditor. A more detailed description of the Audit Committee’s responsibilities is included in the “Report of the Audit Committee,” below.

Finance Committee

The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to NW Natural’s financing programs, budgets and forecasts, financial policy matters and material regulatory issues. The Finance Committee also provides oversight of the Company’s investor relations program and credit agency relationships, as well as the Company’s retirement committee.

Governance Committee

The Governance Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of NW Natural, except as otherwise may be provided by law. The Governance Committee, which serves as the nominating committee, makes recommendations to the Board regarding nominees for election to the Board, establishes criteria for Board and committee membership and policies that govern the Board’s activities, reviews and recommends to the Board governance policies and structure including the Corporate Governance Standards discussed below, and evaluates Board and individual director performance. It also considers any questions of possible conflicts of interest of Board members and senior executives and, jointly with the OECC, considers CEO succession plans.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee (OECC) oversees and reviews plans and preparations for talent succession and the transfer of knowledge and expertise of the Company’s workforce; with input from the full Board reviews the performance of the CEO; considers the performance of other executive officers; and makes recommendations to the Board relating to executive compensation programs and benefit plans, as well as monitoring risks related to such plans and programs. In addition to those matters delegated to the OECC by the Board, the OECC also makes recommendations to the Board regarding Board compensation, and organization and executive succession matters. Each member of the OECC meets the criteria for a “non-employee director” under applicable SEC rules and the criteria for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (Internal Revenue Code). For additional information regarding the OECC, see “Executive Compensation—Compensation Discussion and Analysis—Detailed Discussion and Analysis—Executive Compensation Roles and Responsibilities—OECC,” below.

Public Affairs and Environmental Policy Committee

The Public Affairs and Environmental Policy Committee reviews and monitors NW Natural’s significant regulatory matters as well as NW Natural’s policies and practices relating to significant public and political issues that may impact our business operations, financial performance or public image. The Public Affairs and Environmental Policy Committee oversees our programs and policies relating to civic, charitable and community affairs, safety, diversity and equal employment opportunities. It also reviews and recommends to the Board appropriate environmental policies and informs the Board concerning our sustainability efforts and the status of our compliance with environmental regulations, as well as oversees our administrative and litigation matters related to our environmental liabilities. The Public Affairs and Environmental Policy Committee makes recommendations to the Board to ensure that we fulfill our objectives in a manner consistent with the responsibilities of good corporate citizenship.

Board’s Role in Risk Oversight

NW Natural’s management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, collectively and through its committees, has responsibility for the oversight of risk management. The Board periodically reviews its committee oversight authority to ensure the Board has adequate visibility and oversight of the Company’s key areas of risk.

NW Natural’s independent Audit Committee, which regularly reports to the full Board, has primary responsibility for oversight and evaluation of the Company’s policies with respect to significant risks and exposures faced by the Company and the procedures for assessing, monitoring and managing those risks. Under the terms of its charter, the Audit Committee’s duties include responsibility for oversight of the independent auditor, internal audit, and financial reporting, including the Code of Ethics and its system for review and treatment of hotline complaints regarding accounting or financial irregularities as well as other compliance and integrity violations. The Audit Committee also reviews NW Natural’s annual and quarterly financial filings, including the disclosure of NW Natural’s risk factors. The Audit Committee also has oversight responsibility for the Company’s annual Enterprise Risk Management assessment process. In fulfilling its risk oversight function, the Audit Committee periodically, and as needed, discusses key risks with NW Natural’s President and Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Compliance Officer, legal counsel, internal auditors, and the Company’s independent registered public accounting firm.

NW Natural’s Board manages executive organization and succession planning, and executive compensation oversight risk responsibility through the independent OECC, which regularly reports to the full Board. Under the terms of its charter, the OECC is responsible for overseeing the Company’s executive organization and executive officer succession planning to manage risks associated with the transfer of knowledge and expertise of NW Natural’s workforce as aging employees retire. Additionally, under the terms of its charter, the OECC is responsible for overseeing the Company’s executive compensation programs and plans to ensure consistency with corporate objectives and its compensation philosophy. In fulfilling its compensation risk oversight function, the OECC discusses with its outside consultant key compensation design elements of the Company’s compensation plans and awards, including, but not limited to, whether those plans and awards properly incentivize executive performance, attract and promote retention of valuable executives, and disincent inappropriate risk-taking. For additional information regarding the OECC oversight of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis—Detailed Discussion and Analysis—Executive Compensation Roles and Responsibilities—OECC” below.

In addition to receiving regular reports from the Audit Committee and the OECC with respect to its risk oversight responsibilities, the Board reviews key risks associated with the Company’s strategic plan at its annual strategic planning session and periodically throughout the year. Other committees having a significant risk oversight role include the Finance Committee, which has primary responsibility for the financial strategy and policies of the Company, including risk oversight of its capital structure and liquidity; the Public Affairs and Environmental Policy Committee, which has primary responsibility for overseeing the Company’s strategy related to the Company’s current and potential environmental liabilities, as well as legislative and regulatory risks; and the Governance Committee, which oversees risks related to corporate governance matters. In addition, management attends Board and committee meetings and regularly discusses with the Board and the committees various risks confronting the Company.

OECC Engagement of Compensation Consultant

The OECC engages independent executive compensation experts as consultants to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the OECC in the design and operation of executive compensation programs. The consultant reports directly to the OECC Chair. At the direction and under the guidance of the OECC Chair, the consultant provides data and analysis that is used by both management and the OECC to develop recommendations for executive compensation and executive programs to submit to the OECC for its consideration.

The OECC reviews the engagement of its independent executive compensation consultant on a periodic basis, and as part of that process reviews a summary of all services provided to NW Natural by the consultant and by the consulting firm for whom the consultant works, the percentage of the total fees paid by NW Natural in relation to the total revenues of consulting firm, any business or personal relationships the consulting firm or the consultant may have with any member of the OECC or any executive officer of NW Natural, NW Natural stock owned by the consultant or the consulting firm, and internal policies and procedures of the consulting firm in place to maintain the objectivity, independence and separation between compensation consulting and investment advisory services, including, but not limited to the consulting firm’s code of business conduct requirement that all the consulting firm’s associates must report any potential conflicts of interest.

Willis Towers Watson

An independent executive compensation expert (Consultant) from Willis Towers Watson, a compensation consulting firm, was engaged by the OECC to provide assistance for the development of the compensation programs for the fiscal year ended December 31, 2016. Although Willis Towers Watson provides other services to NW Natural, the Consultant who works with the OECC did not provide any services to NW Natural other than executive compensation consulting.

Willis Towers Watson provided the following additional services in 2016: investment advisory services for NW Natural’s Pension Plan Trust and Retirement K Savings Plan; health benefits consulting; and general salary survey data for the energy sector. The salary survey data was used by the Consultant in completing competitive compensation market analysis for the OECC as well as by NW Natural for non-executive positions. The table below identifies the executive compensation consulting fees and approximate fees for services other than executive compensation consulting paid by us to Willis Towers Watson for services provided during the fiscal year ended December 31, 2016:

Executive Compensation Consulting Fees	$75,000
Fees for Services Other Than Executive Compensation Consulting	$415,000

The decision to engage Willis Towers Watson for these matters other than executive compensation services was recommended by management as part of the normal course of business and pre-approved by the OECC or the Chair of the OECC. The OECC concluded the limited services provided by separate groups of Willis Towers Watson, on discrete projects for the benefit of NW Natural’s general employee population, did not affect the independent advice that the OECC received from the Consultant, and the OECC also concluded the independent consulting advice received from the Consultant was objective and not influenced by Willis Towers Watson’s other relationships with NW Natural.

Pay Governance

After an extensive search process, in July 2016 the OECC engaged Pay Governance, a compensation consulting firm, to provide assistance for the development of the compensation program for the fiscal year ending December 31, 2017 and for off-cycle executive compensation matters arising through the end of 2016. Pay Governance replaced Willis Towers Watson, and currently does not provide any services to NW Natural other than executive compensation consulting.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors maintains Corporate Governance Standards that provide NW Natural and its Board of Directors with guidelines designed to ensure business is conducted with the highest level of integrity. The Corporate Governance Standards are reviewed annually by the Governance Committee to determine if changes should be recommended to the Board of Directors. The Corporate Governance Standards, amended May 22, 2014, are available at www.nwnatural.com, and in print to any shareholder who requests a copy. Among other matters, the Corporate Governance Standards include the following guidelines:

•

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee will then determine whether to recommend acceptance of, and the Board of Directors will decide whether to accept, such resignation.

•	Open and complete director access to NW Natural’s senior management, and Board and committee access to independent counsel, accountants or other advisors, as appropriate.
•	Director orientation and continuing education expectations to familiarize and enable directors to develop and maintain skills necessary or appropriate for the performance of their duties.
•	The Board and committee structure and function, including expectations for meeting attendance and preparation.
•	Annual CEO report to the Board regarding succession planning and talent management development.
•	OECC recommendations regarding director compensation. Directors who are also employees of NW Natural receive no additional compensation for their service as directors.
•	Annually, the Board reviews and approves the strategic plan and one-year capital expenditure plans.
•	The Board provides an opportunity for an executive session of non-management directors at the end of each Board meeting; the Chair of the Board presides at these executive sessions.

The Code of Ethics is available at www.nwnatural.com. Copies are also available in print to any shareholder who requests a copy. In addition, the Board of Directors has adopted procedures for the receipt, retention and treatment of concerns of our employees, shareholders, customers and other interested parties regarding accounting, financial reporting, internal controls, auditing or other matters. Concerns may be submitted in writing to the non-management directors of NW Natural, c/o Corporate Secretary, 220 NW Second Avenue, Portland, OR 97209. Employees and other third parties may also submit concerns anonymously pursuant to the Integrity Hotline at NWNIntegrity.com or 1-866-546-3696, also located at our external and internal websites. Our Director of Internal Audit handles matters reported on the hotline in coordination with our Chief Compliance Officer and both regularly report to the Audit Committee regarding hotline activity and the Chief Compliance Officer regularly reports to the Audit Committee regarding the Business Integrity program.

The Corporate Secretary will refer concerns that come directly before the Corporate Secretary and Chief Compliance Officer relating to accounting, financial reporting, internal controls or auditing matters to the Chair of the Audit Committee. The Corporate Secretary also regularly reports to the Governance Committee regarding concerns submitted to the non-management directors of NW Natural, if any.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires NW Natural’s directors and executive officers to file initial reports of ownership and changes in ownership of NW Natural Common Stock with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other such reports were required, we believe all directors and executive officers timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended, except the Form 3 and Form 4 filed on behalf of Mr. Ngoni Murandu, dated as of February 25, 2016, and March 31, 2016, respectively. The ownership of 1,320 phantom restricted stock units was inadvertently omitted on the Form 3 dated February 25, 2016, and the vesting of 660 phantom restricted stock units was inadvertently omitted on the Form 4 dated March 31, 2016, both due to administrative error, resulting in the filings of an amended Form 3 and amended Form 4 on May 6, 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no “Compensation Committee interlocks” or “insider participation,” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

TRANSACTIONS WITH RELATED PERSONS

The Board adopted a written policy on the review of related person transactions (Transactions with Related Persons Policy) specifying certain transactions that involve directors, nominees, executive officers, significant shareholders and certain other related persons in which NW Natural is or will be a participant, and that are of the type required to be reported as a related person transaction under Item 404(a) of SEC Regulation S-K, must be reviewed by the Audit Committee. Pursuant to its charter, the Audit Committee is responsible for reviewing related person transactions.

Under the Transactions with Related Persons Policy, the Audit Committee reviews the material facts and circumstances of any transaction that may require reporting under Item 404(a) of SEC Regulation S-K to determine: (i) whether or not the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or (ii) whether or not the transaction is otherwise in the best interest of the Company. Upon review of a transaction, the Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. In the event the Audit Committee is not otherwise convening, the transaction may be approved or ratified by the majority of disinterested members of the Board of Directors. We are not aware of any transactions entered into during the last fiscal year that did not follow the procedures outlined in the policy.

Compensation to Spouse of an Executive Officer

Ted Smart, the husband of Lea Anne Doolittle, Senior Vice President and Chief Administrative Officer, has been an employee of NW Natural since February 2006. In November 2006, Mr. Smart moved from his position as a senior auditor to purchasing manager. Ms. Doolittle was not involved in decisions regarding Mr. Smart’s hiring, promotion or compensation. Compensation paid to Mr. Smart in 2016 was approximately $170,000 and is expected to be approximately $164,000 in 2017. Mr. Smart reports to the Chief Financial Officer, Treasurer, Chief Accounting Officer and Controller. Compensation paid to Mr. Smart is reviewed periodically by the Audit Committee in accordance with our Transactions with Related Persons Policy.

Certain Legal Fees

Ms. Shawn Filippi, Vice President, Chief Compliance Officer and Corporate Secretary, is married to a Co-Managing Partner of the Portland office of Stoel Rives LLP. For many years prior to Ms. Filippi’s employment at NW Natural, the Company engaged Stoel Rives LLP as outside legal counsel. The Company continues to engage Stoel Rives LLP from time to time, and intends to do so in the future. Total fees paid to Stoel

Rives LLP in 2016 were approximately $1,117,250. Ms. Filippi’s husband is not compensated by Stoel Rives LLP based on work performed for the Company and does not routinely work on Company matters. Furthermore, his interest is less than 1% of Stoel Rives’ partnership allocation and the annual fees paid by the Company to Stoel Rives LLP in 2016 represented less than 1% of Stoel Rives LLP’s annual gross revenues.

SECURITY OWNERSHIP OF COMMON STOCK OF

CERTAIN BENEFICIAL OWNERS

The following table shows ownership of Common Stock of NW Natural on December 31, 2016 by each person who, to our knowledge, owned beneficially more than 5 percent of NW Natural Common Stock, as set forth in a Schedule 13G filed with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,398,330[1]	11.9%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,583,426[2]	9.08%
(1)

Based on information set forth in Schedule 13G/A filed January 17, 2017 with the SEC by BlackRock, Inc., the reporting person has sole dispositive power as to the total amount of beneficial ownership, and sole power to vote or direct the vote of 3,338,156 shares. The filing does not clarify the reporting person’s power to vote with respect to the remaining 60,174 shares reported on the Schedule 13G/A.

(2)

Based on information set forth in Schedule 13G/A filed February 10, 2017 with the SEC by The Vanguard Group, Inc., the reporting person reports that it has sole power to dispose of or to direct the disposition of 2,547,396 shares, shared power to dispose of or to direct the disposition of 36,030 shares, sole power to vote or direct the vote of 35,474 shares and shared power to vote or direct the vote of 4,731 shares. The filing does not clarify the reporting person’s power to vote with respect to the remaining 2,543,221 shares reported on the Schedule 13G/A.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to beneficial ownership of NW Natural’s Common Stock as of December 31, 2016 by all directors and nominees, each of the Named Executive Officers (NEOs) included in the Summary Compensation Table below and all directors, NEOs, and executive officers as of December 31, 2016 as a group. If a person’s options are not exercisable within 60 days of December 31, 2016, or the person holds shares in a deferred compensation account and those shares are not scheduled for distribution within 60 days of December 31, 2016 in the event they terminated their service on December 31, 2016, or they hold any other rights to acquire NW Natural Common Stock that are not vested and will not vest by 60 days after December 31, 2016, such options, shares or rights are not included in the table, but are included in the footnotes below.

Name of Beneficial Owners	Number of Shares[1]	Percent of Outstanding Common Stock
Named Executive Officers
Gregg S. Kantor	77,395[2]	*
David H. Anderson (also a director)	87,208[3]	*
Gregory C. Hazelton	1,336	*
Brody J. Wilson	2,165[4]	*
MardiLyn Saathoff	11,200[5]	*
Lea Anne Doolittle	28,815[6]	*
Grant M. Yoshihara	24,456[7]	*
Directors
Timothy P. Boyle	19,456[8]	*
Martha L. “Stormy” Byorum	9,447[9]	*
John D. Carter	57,674[10]	*
Mark S. Dodson	11,708[11]	*
C. Scott Gibson	4,862[12]	*
Tod R. Hamachek	9,088[13]	*
Jane L. Peverett	19,462[14]	*
Kenneth Thrasher	7,532[15]	*
Malia H. Wasson	3,198[16]	*
All directors and executive officers as a group (23 in number)	422,753[17]	1.477%†
*	The total for each individual is less than 1.0 percent.
†	Based on the total number of shares beneficially owned on December 31, 2016 (including shares owned as of December 31, 2016, options exercisable within 60 days after December 31, 2016, shares underlying the Restricted Stock Units (RSUs) under the Long Term Incentive Plan (LTIP) that vested within 60 days after December 31, 2016, and shares held in deferred compensation accounts that would be received by directors and officers within 60 days of December 31, 2016, if the director or officer ceased service with NW Natural on that date).
(1)

Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power. Shares under the Directors Deferred Compensation Plan (DDCP), the Executive Deferred Compensation Plan (EDCP) and the Deferred Compensation Plan for Directors and Executives (DCP) that would be received by directors, NEOs and all directors and executive officers as a group within 60 days of December 31, 2016, if the director, NEO, or all executive officers and directors as a group ceased service with NW Natural on that date are included in the table. Unexercisable options, unvested RSUs, and the remaining shares under the DDCP, EDCP and DCP are not included in the table as they represent under the terms of the plans rights to receive shares that would not be distributed until a date that is later than 60 days after December 31, 2016; such shares are more fully disclosed in the footnotes below with respect to each beneficial owner named in table.

(2)

Includes 27,631 shares held directly by Mr. Kantor, 11,427 shares held jointly with Mr. Kantor’s spouse, 701 shares credited to the DCP, 30,000 shares which Mr. Kantor has the right to acquire within 60 days through the exercise of options under the Restated Stock Option Plan (Restated SOP), 6,866 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 770 shares held by Mr. Kantor’s parent, with respect to which Mr. Kantor is the power of attorney and a potential beneficiary. Does not include 10,408 shares issuable under unvested RSUs with performance threshold under the LTIP and 7,028 shares credited to the DCP.

(3)

Includes 2,330 shares held directly by Mr. Anderson, 53,987 shares held jointly with Mr. Anderson’s spouse, 27,000 shares which Mr. Anderson has the right to acquire within 60 days through the exercise of options under the Restated SOP, 2,950 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 941 shares held indirectly under the Retirement K Savings Plan (401(k) Plan). Does not include 5,000 shares issuable under unvested RSUs with performance threshold under the LTIP, and 9,027 shares credited to the DCP.

(4)

Includes 1,263 shares held directly by Mr. Wilson, 755 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 147 shares held indirectly under the 401(k) Plan. Does not include 1,105 shares issuable under unvested RSUs with performance threshold under the LTIP.

(5)

Includes 2,072 shares held directly by Ms. Saathoff, 7,000 shares which Ms. Saathoff has the right to acquire within 60 days through the exercise of options under the Restated SOP, 1,185 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 943 shares held indirectly under the 401(k) Plan. Does not include 2,285 shares issuable under unvested RSUs with performance threshold under the LTIP, 3,100 shares issuable under unvested time-based RSUs under the LTIP, and 1,929 shares credited to the DCP.

(6)

Includes 88 shares held directly by Ms. Doolittle, 345 shares held directly by Ms. Doolittle’s spouse, 35 shares of Ms. Doolittle credited to the EDCP, 15,000 shares which Ms. Doolittle has the right to acquire within 60 days through the exercise of options under the Restated SOP, 3,200 shares which Ms. Doolittle’s spouse has the right to acquire within 60 days through the exercise of options under the Restated SOP, 1,305 shares issuable to Ms. Doolittle under RSUs with performance threshold within 60 days under the LTIP, 64 shares issuable to Ms. Doolittle’s spouse under RSUs with performance threshold within 60 days under the LTIP, 8,452 shares Ms. Doolittle held indirectly under the 401(k) Plan, and 326 shares held indirectly under the 401(k) Plan by her spouse. Does not include 1,925 shares issuable to Ms. Doolittle under unvested RSUs with performance threshold under the LTIP, 106 shares issuable to Ms. Doolittle’s spouse under unvested RSUs with performance threshold under the LTIP, 2,286 shares credited to the DCP of Ms. Doolittle, and 501 shares credited to the EDCP of Ms. Doolittle.

(7)

Includes 11,608 shares held jointly with Mr. Yoshihara’s spouse, 9,500 shares which Mr. Yoshihara has the right to acquire within 60 days through the exercise of options under the Restated SOP, 943 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 2,405 shares held indirectly under the 401(k) Plan. Does not include 1,391 shares issuable under unvested RSUs with performance threshold under the LTIP.

(8)

Includes 690 shares held directly by Mr. Boyle as sole trustee and trustor of Mr. Boyle’s revocable living trust, 18,333 shares credited to the DCP, and 433 shares credited to the DDCP. Does not include 365 shares issuable under unvested time-based RSUs under the LTIP, and 3,899 shares credited to the DDCP.

(9)

Includes 318 shares held directly by Ms. Byorum, 7,815 shares credited to the DCP, and 1,314 shares credited to the DDCP. Does not include 365 shares issuable under unvested time-based RSUs under the LTIP.

(10)

Includes 17,842 shares held directly by Mr. Carter, 32,725 shares credited to the DCP, and 7,107 shares credited to the DDCP. Does not include 365 shares issuable under unvested time-based RSUs under the LTIP, and 11,409 shares credited to the DCP.

(11)

Includes 158 shares held directly by Mr. Dodson, 7,687 shares held in a trust for Mr. Dodson’s spouse, and 3,863 shares credited to the DCP. Does not include 365 shares issuable under unvested time-based RSUs under the LTIP, and 3,862 shares credited to the DCP.

(12)

Includes 4,594 shares credited to the DCP, and 268 shares credited to the DDCP of Mr. Gibson. Does not include 365 shares issuable under unvested time-based RSUs under the LTIP, 12,381 shares credited to the DCP, and 2,419 shares credited to the DDCP.

(13)

Includes 6,479 shares held directly by Mr. Hamachek, 428 shares credited to the DCP, and 2,181 shares credited to the DDCP. Does not include 365 shares issuable under unvested time-based RSUs under the LTIP, 3,874 shares credited to the DCP, and 19,634 shares credited to the DDCP.

(14)	Includes 1,158 shares held directly by Ms. Peverett, and 18,304 shares credited to the DCP. Does not include 365 shares issuable under unvested time-based RSUs under the LTIP.
(15)

Includes 3,500 shares held directly by Mr. Thrasher, 4,000 shares held jointly with Mr. Thrasher’s spouse and that secure a personal line of credit and 32 shares credited to the DCP. Does not include 365 shares issuable under unvested time-based RSUs under the LTIP, and 128 shares credited to the DCP.

(16)	Includes 3,198 shares credited to the DCP of Ms. Wasson. Does not include 365 shares issuable under unvested time-based RSUs under the LTIP.
(17)

Includes 47,751 shares held by executive officers not named above, of which 3,207 shares are held directly by these executive officers, 796 shares are held jointly with spouse, 26,300 are shares that the executive officers not named above have the right to acquire within 60 days through exercise of options under the Restated SOP, 2,795 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 14,653 shares are held indirectly under the 401(k) Plan. Does not include 5,545 shares issuable under unvested RSUs with performance threshold under the LTIP, 6,363 shares issuable under unvested time-based RSUs under the LTIP, and 2,338 shares credited to the DCP for executive officers not named above.

TOTAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is the total number of shares of NW Natural’s Common Stock owned, directly or indirectly, as of December 31, 2016 by all directors and nominees, each of the NEOs included in the Summary Compensation Table below, and all directors, NEOs, and executive officers as of December 31, 2016 as a group. This supplemental table is provided to illustrate each specified individual’s total ownership in NW Natural, specifically including all shares subject to unexercised options, subject to unvested RSUs, and credited to deferred compensation plan accounts that are excluded from the above table entitled “Beneficial Ownership of Common Stock by Directors and Executive Officers,” as referenced in the footnotes to that table. Amounts included in this table are a different representation of the amounts included in the above table and footnotes entitled “Beneficial Ownership of Common Stock by Directors and Executive Officers,” and are not in addition to amounts included in that table.

Name of Owner	Total Number of Shares
Named Executive Officers
Gregg S. Kantor	94,831
David H. Anderson (also a director)	101,235
Gregory C. Hazelton	1,336
Brody J. Wilson	3,270
MardiLyn Saathoff	18,514
Lea Anne Doolittle	33,633
Grant M. Yoshihara	25,847
Directors
Timothy P. Boyle	23,720
Martha L. “Stormy” Byorum	9,812
John D. Carter	69,448
Mark S. Dodson	15,935
C. Scott Gibson	20,027
Tod R. Hamachek	32,961
Jane L. Peverett	19,827
Kenneth Thrasher	8,025
Malia H. Wasson	3,563
All directors and officers as a group (23 in number)	543,981

EXECUTIVE COMPENSATION

REPORT OF ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

The Organization and Executive Compensation Committee of the Board of Directors (OECC) is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of executives by ensuring that the Chief Executive Officer and other senior executives are compensated appropriately and in a manner consistent with the stated compensation philosophy of NW Natural and the requirements of the appropriate regulatory authorities.

The OECC is responsible for producing this report and for providing input and guidance to management in the preparation of the Compensation Discussion and Analysis following this report. In fulfilling its responsibilities, the OECC has reviewed and discussed the Compensation Discussion and Analysis with management.

In reliance on the review and discussion referred to above, the OECC recommended to the Board of Directors (and it has approved and directed) that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted on February 23, 2017 by the Organization and Executive Compensation Committee of the Board of Directors:

C. Scott Gibson, Chair	Kenneth Thrasher
Jane L. Peverett	Malia H. Wasson

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes our compensation philosophy and practices, our compensation program design, the process used to evaluate performance in the context of executive pay decisions, and 2016 compensation results for each Named Executive Officer (NEO).

EXECUTIVE SUMMARY

Pay for Performance Alignment

2016 Company Performance

During 2016 NW Natural operated in a year marked with one of the warmest winters in the Pacific Northwest and a write-off due to the order closing out the Public Utility Commission of Oregon (OPUC) decision in the Company’s site remediation and recovery mechanism (SRRM) docket. As part of our 2012 Oregon general rate case, the OPUC adopted the SRRM through which the Company tracks and recovers past deferred and future environmental remediation costs related to gas manufacturing sites owned by the Company and its predecessors since the early 1900s, and opened a separate docket to determine how the SRRM would be applied. In February 2015, the OPUC issued an order finding that the Company’s approximately $114 million of environmental remediation expenses incurred at that time and approximately $150 million in environmental insurance settlements were prudent, and that future prudently incurred environmental costs allocable to Oregon would be recoverable through the SRRM, subject to an earnings test. However, through application of its earnings test with certain adjustments the OPUC deemed appropriate, the OPUC ordered the Company to forego collection under the SRRM of $15 million of the approximately $95 million of environmental expenses and associated carrying costs it had deferred through 2012. This resulted in a net after-tax charge in the first quarter of 2015 of approximately $9.1 million. The OPUC issued a related order in January 2016 disallowing recovery of $2.8 million in interest earned on the earlier disallowed amount, resulting in a $3.3 million pre-tax, non-cash, or a $2.0 million after-tax, charge in 2016.

Despite these challenges, in 2016 the utility saw the highest customer growth rates since 2008, with an 11 percent year-over-year increase in meters added, and Management accomplished key growth initiatives while maintaining the Company’s focus on safety, reliability and customer service. Among other accomplishments of 2016, Management: undertook a thorough and intensive strategic planning process culminating in a new five-year strategic plan for the utility; effectively managed cleanup and cost recovery efforts related to the Company’s legacy environmental liabilities, including concluding the Company’s SRRM docket with the OPUC, and laying the groundwork for receipt of a Record of Decision from the Environmental Protection Agency with respect to the Portland Harbor; successfully advanced or concluded other key regulatory dockets; maximized gas storage assets by advancing efforts to achieve higher-value contracts, and achieving higher year-over-year results for that segment; completed key milestones in readying the Company’s business continuity site; deployed important technology and cybersecurity solutions; improved system safety, reliability and delivery capacity through completion of system reinforcement projects; progressed system improvements and upgrades at the Company’s liquefied natural gas facilities to improve performance and reliability; continued advancement and improvement of the Company’s occupational safety program with achieved positive metrics; continued improvements in the customer acquisition process to ensure timely and smooth installation of new services; advanced the North Mist expansion project with receipt of necessary permitting and the primary customer’s notice to proceed, negotiation of the engineering and procurement contract, financing, and commencement of construction; achieved first in the West and second in the nation for overall satisfaction and Communications and Citizenship, and first in the nation for Safety and Reliability, in the J.D. Powers’ Gas Utility Residential Customer Satisfaction Survey; invested approximately $140 million in capital expenditures for customer growth and system improvements; hit key financial and operational targets; increased the dividend for the 61st consecutive year; and continued to collect revenues under the SRRM. All of this was accomplished while lowering customer rates by approximately 2.6 percent in Oregon and 1.5 percent in Washington.

These efforts resulted in 2016 fiscal year consolidated earnings per share (EPS) of $2.12, as compared to $1.96 per share in 2015. The results in both years were primarily negatively affected by the OPUC disallowances. Excluding these disallowances, on a non-GAAP basis, EPS were $2.19 for 2016, compared to $2.29 in 20151, due to higher operations and maintenance (O&M) expense as the significant cost-savings measures adopted in 2015 in response to the SRRM order gave way to resumption of normal O&M spend. The compensation awarded for 2016 recognizes Management’s effective resolution of the SRRM, the Company’s results, Management’s achievement of other key Company priorities, and the need to closely align executive pay to Company performance.

Incentives Earned in 2016

The Company’s incentive programs generally consist of cash payments under the Company’s Executive Annual Incentive Plan (EAIP) and performance share awards and restricted stock units (RSUs) with performance threshold under the Company’s Long Term Incentive Plan (LTIP). The Company’s performance on annual performance measures in 2016 were reflected in payouts to the NEOs eligible for EAIP awards averaging 126 percent of target out of a possible 150 percent under the EAIP. This payout was due to 150 percent maximum achievement of the EPS factor, 123.91 percent out of a possible 150 percent achievement of the Return on Invested Capital Factor, achievement of 118.32 percent out of a possible 150 percent of the Key Goals factor, and an average achievement of 116.13 out of a possible 150 on the individual performance factor for NEOs eligible for EAIP awards.

The Company’s three-year performance resulted in a payout of 88.2 percent of target, or 44.1 percent of a possible 200 percent total opportunity, from performance share awards under the LTIP for the 2014-2016 award cycle. The payout under this plan was below the target opportunity because the total shareholder return component factor, which comprised 40 percent of the performance share award, resulted in a 36.25 percent payout factor, due to a cumulative total shareholder return for the period of 53.70 percent, which was below all but three of the companies in the plan’s assigned peer group of eight companies. The EPS Component, which comprised 20 percent of the performance share award resulted in a 67.5 percent payout factor, and the Three-Year Average ROIC Component, which comprised 20 percent of the performance share award, resulted in a 110 percent payout factor. The OECC assigned a rating of 191 out of a possible 200 percent for the remaining 20 percent of the performance share awards, based on specific strategic factor achievements during the three-year cycle.

In addition, the performance threshold for outstanding RSUs was met, as the Company’s return on common equity for 2016 was 7.22 percent, which was greater than the Company’s average cost of long-term debt for the preceding five years, which was 6.02 percent, resulting in vesting of outstanding RSUs scheduled to vest in 2017 for service in 2016.

2016 Realized Compensation Relative to Company Performance

The OECC strives to align pay with performance. One way to measure this alignment is to compare the pay targeted and realized by our executives to the Company’s annual and long-term performance as measured by several metrics, including, but not limited to, total shareholder return. The following charts display the target total direct compensation and actual average realized compensation for the CEO and as an average for the other NEOs, respectively, for each of the last five years, along with the total shareholder return over the five-year period assuming investment of $100 at the beginning of 2012. This table is not a required disclosure. It is provided only to demonstrate one way in which the OECC reviews executive compensation, and should not be used as a substitute for required disclosures.

[1]	Regulatory environmental disallowance totaled $3.3 million and $15.0 million in 2016 and 2015 respectively. Adjusted consolidated EPS is a non-GAAP financial measure based on the after-tax disallowance using the combined federal and state statutory tax rate of 39.5%. EPS is calculated using 27.8 million and 27.4 million diluted shares for the years ended December 31, 2016 and 2015, respectively.

(1)

Amounts reflected as target total direct compensation in this table include the following amounts paid for the applicable year: (1) salary for the applicable year; (2) EAIP payment target for the applicable year; (3) the target value of the performance share award granted in the applicable year; and (4) the value of RSUs with performance threshold awarded in the particular year. The amounts reflected as target total direct compensation in this table do not include the following amounts for the year indicated: (a) the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans; (b) above-market interest credited to the non-qualified deferred compensation plan accounts of the NEOs, if any; (d) employer matching contributions to qualified defined contribution plan Retirement K Savings Plan (401(k) Plan); (e) matching contributions under non-qualified deferred compensation plans, if any; and (f) any additional payments or de minimus amounts.

(2)	Amounts reflected as realized compensation are calculated in the same manner as realized compensation amounts set forth in the Realized Compensation Table. See “Realized Compensation Table” below.
(3)

For each year, represents the average compensation of persons who were NEOs, other than the CEO, for that year. For 2016, reflects a blended amount for Messrs. Kantor’s and Anderson’s salary, EAIP, performance shares and RSUs for that portion of the year they were not CEO. For 2016, reflects a blended amount for Messrs. Hazelton’s and Wilson’s salary, EAIP and RSUs for that portion of the year they were CFO, and Mr. Wilson’s performance shares as Mr. Hazelton was not yet eligible for a performance share payout.

(4)	For 2016, reflects a blended amount for Messrs. Kantor’s and Anderson’s salary, EAIP, performance shares and RSUs for that portion of the year they were CEO.

Results of 2016 Shareholder Advisory Vote on Executive Compensation

At the Annual Meeting of Shareholders held May 26, 2016, approximately 96 percent of the shareholder votes cast on the resolution approving the compensation of the Company’s NEOs, without regard to abstentions as provided under Oregon law, were cast in favor of the resolution. Counting abstentions as a vote against, approximately 94 percent of the shareholder votes were cast in favor of the resolution. The OECC considered the level of support indicated by that vote as reflecting favorably on the Company’s executive compensation system and determined that no changes in response to the vote were needed.

Key 2016 OECC Actions

In 2016, the OECC took the following significant actions:

•	executed executive succession plans by:
•

successfully transitioning the role of President and CEO to Mr. Anderson on August 1, 2016 upon Mr. Kantor’s retirement as an officer of the Company, after a multi-year succession planning and preparation process;

•	effectively retaining the Company’s Vice President of Utility Operations for approximately one year beyond his normal retirement age to allow for a seamless transition to his successor;
•	adjusting certain executive positions to realign areas of responsibility and further strengthen the depth and breadth of the executive team; and
•	commencing a full search process for a new Chief Financial Officer (CFO) upon the departure of the CFO for personal reasons;
•

undertook a periodic request for proposal for compensation consultants, and after an extensive interviewing process, engaged Pay Governance in July 2016 as the compensation consultant for compensation year 2017;

•

in consultation with Pay Governance undertook a comprehensive review and assessment of the Company’s executive compensation plans and programs and, among other actions, determined to modify the LTIP, subject to shareholder approval, by:

•	expressly prohibiting payment of dividends on unvested awards;
•	implementing a minimum service period for vesting of grants made under the LTIP;
•	adopting a double-trigger change in control provision;
•	establishing an upper limit on stock awards to directors in any one fiscal year; and
•	eliminating the recycling of shares withheld for tax obligations back into the LTIP;
•	evaluated and adjusted the performance measures for performance share grants made under the LTIP in 2017; and
•	implemented the addition of a stock compensation component to director compensation, beginning in 2016, to further align directors’ interests with shareholder interests.

Highlighted Compensation Policies and Practices

Our executive compensation and corporate governance policies and programs are designed to closely tie executive pay to Company performance and increase long-term shareholder value, without encouraging inappropriate risk-taking. To achieve our objectives, we have adopted the following policies and practices over time:

WHAT WE DO:		WHAT WE DON’T DO:
✓	Use performance-based and stock-based compensation tools with metrics that correlate to shareholder value and emphasize controllable outcomes	×	No change-in-control severance gross-up payments
✓	Set annual and long-term incentive targets based on clearly disclosed and largely objective performance measures	×	No new participation in supplemental executive retirement plans for officers hired after 2006
✓	Maintain a high percentage of total target direct executive compensation that is at risk, particularly for the CEO	×	No routine or excessive perquisites for executives
✓	Utilize tally sheets displaying executives’ total compensation from all sources, and the probability of attaining such compensation, annually to make compensation decisions and periodically to consider plan design changes	×	No backdating or repricing of stock options
✓	Incorporate “clawbacks” into annual and long-term incentive awards for amounts inappropriately received, and preclude payout in cases of termination for cause	×	No routine use of non-change-in-control severance and when used, use for terms not exceeding five years and with provisions for declining benefits over term
✓	Modified supplemental executive retirement plans to reduce benefits and expenses	×	No encouraging of unnecessary or inappropriate risk-taking in incentive plan design or executive pay practices
✓	Require meaningful share ownership by executives and directors	×	No dividends on unearned performance shares or RSUs
✓	Use double-trigger change-of-control provisions with declining benefits as executive approaches age 65	×	No excessive incentive payments—incentive payments are capped to discourage inappropriate or unnecessary risk-taking
✓	Conduct annual say-on-pay advisory votes	×	No employment contracts

DETAILED DISCUSSION AND ANALYSIS

Executive Compensation Roles and Responsibilities

OECC. The OECC is responsible for, among other matters, reviewing the performance of the CEO and other executive officers, making recommendations to the Board relating to executive compensation programs and benefit plans, and monitoring risk related to such programs and plans. The Board of Directors has delegated to the OECC its full authority to grant equity awards under the terms of the LTIP and to approve all aspects of executive officer compensation other than cash compensation for the CEO.

The OECC strives to utilize best practices in executing its executive compensation responsibilities. Among other practices, the OECC:

•

annually conducts a thorough review of all executive compensation plans to ensure they provide the type and form of incentives that align with the OECC’s Total Compensation Philosophy centered on pay for performance;

•	bi-annually reviews a total remuneration analysis for all executive officers;
•	reviews and provides input on officer priority goals prior to inclusion in executive compensation plans;
•	reviews assessments of accomplishment of officer priority goals prior to determining incentive compensation;
•	utilizes an annual review of the CEO to further incorporate full Board feedback in the evaluation process;
•	periodically reviews performance of its expert executive compensation consultant and drives compensation consultant selection process approximately every five years; and

•	annually considers whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on NW Natural.

The OECC also reviews, with the CEO and the Senior Vice President and Chief Administrative Officer, the Company’s organizational structure and recommends to the Board NW Natural’s succession planning for executive positions. In addition, the OECC makes recommendations to the Board regarding Board cash compensation, approves equity compensation for the Board, and annually reviews executive and director stock ownership guidelines and levels.

Use of Management by the OECC. Management provides support to the OECC to facilitate executive compensation decisions, including working with Consultant and counsel on plan design changes, preparing reports and materials, communicating with outside advisors, administering plans on a day-to-day basis with oversight by the OECC, and implementing the Board’s and OECC’s decisions. The Senior Vice President and Chief Administrative Officer is the primary management contact for the OECC. The CEO makes recommendations to the OECC regarding plan design, salary increases, incentive awards and other executive compensation decisions for executives other than himself.

Use of Consultants by the OECC. For 2016 compensation decisions, the OECC engaged an executive compensation expert (Consultant) from Willis Towers Watson, a compensation consulting firm, to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the OECC in the design and operation of these programs. The Consultant reports directly to the OECC Chair, and the Chair reviews all invoices submitted by the Consultant. The OECC periodically reviews the performance, and assesses the independence, of the Consultant. At the direction and under the guidance of the OECC Chair, the Consultant provides data and analysis that is used by both management and the OECC to develop recommendations for executive compensation programs to submit to the OECC for its consideration. Among other matters, the Consultant provides advice regarding:

•	the inclusion of compensation program elements;
•	the design and operation of the executive incentive plans;
•	policies for allocating between long-term, short-term and currently paid compensation;
•	policies for allocating between cash and equity compensation, and among the different forms of equity compensation; and
•	the basis for allocating to each of the two primary types of long-term compensation award opportunity.

During 2016, the OECC undertook a periodic request for proposal process for a compensation consultant. After an extensive interviewing process, the OECC engaged Pay Governance in July 2016. Since the time of its engagement, Pay Governance has undertaken the functions of the Consultant, as well as an extensive review of the Company’s compensation plans and programs, and will advise the OECC on executive compensation matters in the 2017 compensation cycle.

OECC Compensation Philosophy and Practices

The OECC uses its total Compensation Philosophy centered on pay for performance to guide its executive compensation decisions. Each year, including 2016, the OECC reviews and adjusts, if necessary, its Compensation Philosophy. The guiding principles of this philosophy are to design executive compensation programs that:

•	attract, retain and motivate talented and qualified executives with competitive total remuneration;
•	motivate high performance by linking a significant portion of pay directly to Company performance;
•

align executives’ interests with those of our shareholders by: (i) requiring meaningful stock ownership, and (ii) providing a significant component of compensation based on attainment of key financial and stock performance measures;

•	pay for the right results for the Company by appropriately balancing short- and long-term incentive measures;

•	motivate appropriate risk-taking to achieve Company objectives, but disincent inappropriate risk-taking; and
•

correctly balance compensation that is attractive to executives, affordable to NW Natural, proportional to the executive’s contribution, aligned with shareholder interests and fair to shareholders and employees.

How Compensation Decisions Are Made

Guided by its Compensation Philosophy and Company performance, the OECC generally targets each component of executive compensation near the applicable market median range for an executive’s position. However, the OECC makes compensation decisions by considering a number of other factors, all of which inform, but none of which dictate, the OECC’s decisions. Our executive compensation programs are sufficiently flexible to allow pay to vary by individual position if warranted by other factors, including the following:

•	the executive’s experience, contribution, relative position and level of responsibility within NW Natural;
•	the performance of the executive during the prior period;
•	marketability of the executive’s skills and retention concerns;
•	the retention value of long-term incentives before vesting;
•	the value of long-term incentives needed to ensure that executives are focused on absolute share price appreciation over the long-term;
•	the extent to which the compensation package encourages meaningful stock ownership by each executive to align that executive’s interests with that of the shareholders; and
•	the extent to which a compensation package could encourage inappropriate or unnecessary risk-taking.

Competitive Market Position

One component the OECC uses to achieve its Compensation Philosophy is to target each component of compensation at or near the median range of the applicable competitive market data provided by the Consultant. The Consultant has identified the appropriate range for the median of each component of compensation as follows:

Compensation Type	Compensation Components Included	Range Above or Below 50th Percentile “Median Range”
Base Salary	Base Salary	+/-10%
Total Cash Compensation	Base Salary and Annual Incentive	+/-15%
Total Direct Compensation	Base Salary, Annual Incentive and Long-Term Incentives	+/-20%
Total Remuneration	Total Direct Compensation and Health and Welfare Benefits, and Deferred Compensation and Supplemental Retirement	+/-20%

Though targeted at the median range of the applicable competitive market, the program contains several variable components that allow compensation to exceed median competitive pay levels when the performance expectations of the OECC are exceeded, and pay less than median competitive compensation when performance results do not meet those expectations.

We are likely to attract candidates for most of our executive positions from the energy service market, specifically, from gas and electric companies with similar revenue size in the United States. At times general industry market information may also be considered for certain executive positions that can be found in any industry. In preparing their competitive market assessment each year the Consultant evaluates the appropriate survey data comparisons for the Company. For 2016, the Consultant determined it was appropriate to focus on survey data for gas and electric energy service companies with annual revenues of $500 million to $2.0 billion and survey data for general industry companies with annual revenues of up to $1 billion. The Consultant also provides proxy data for the most senior executives from 15 natural gas industry and combined gas and electric companies identified in Exhibit A as reported in their most recent proxy statements. The Consultant selects the most appropriate market comparisons for each executive position and synthesizes that data to provide to the OECC for its review. At that time, the Consultant provides recommendations as to use of the survey or proxy data, including circumstances when other data may be a more appropriate guide. Survey data is formulated based on functional responsibilities of each NEO’s position. Survey data used in this analysis included the 2015 American Gas Association Executive Compensation Survey Results, 2015 CDB Energy Services Industry Executive Compensation Survey—U.S., and 2015 CDB General Industry Executive Compensation Survey Report—U.S. The list of companies included in each of these surveys is attached hereto as Exhibit B.

Elements and Objectives of our Executive Compensation Program for 2016. The core of our total Compensation Philosophy is pay for performance using both annual and long-term incentives. The elements and objectives of the executive compensation program for the NEOs are described below:

	Compensation Element	Objective(s)	Key Features
FIXED	Base Salaries	• Competitive compensation foundation • Recognize executives’ leadership responsibilities and value of executives’ position to the Company

•    Generally targeted at median range of applicable market data

•    Adjustments are made based upon executive’s experience, relative position, skill marketability and retention concerns, and performance in prior period

AT-RISK	Executive Annual Incentive Plan

•    Encourage and reward executive officers’ contributions in achieving our annual financial, operating and individual performance goals, with a recognition that annual goals are an essential building block of long-term performance

• Formula weighted: • 75% Corporate Factor comprised of: › 33 1/3% Annual EPS › 33 1/3% Annual ROIC › 33 1/3% Operational Goals • 25% Individual Factor
Long-Term Incentive Awards

•    Focus the executives on key long-term objectives and long-term business results that align with the creation of shareholder value

•    Align executives’ interests with shareholders’ interests

•    Provide executives with an incentive to work toward increasing the price of our Common Stock and growing dividends

•    Reward executives for driving long-term performance

•    Encourage executive stock ownership

•    Target of 35% RSUs with performance threshold and 65% in performance share awards

•    Performance share awards have 3-year performance period

•    In 2016, formula for performance share awards is:

•    40% Relative TSR

•    20% 3-Year Cumulative EPS

•    20% 3-Year Average ROIC

•    20% Strategic Component

•    Generally, RSUs vest ratably over 4 years, if performance threshold is met

BENEFITS	Executive Health, Welfare and Retirement Benefits

•    Provide executives reasonable and competitive benefits

•    Encourage savings for retirement

•    Allow for attraction and retention of experienced mid-career hires

•    Mitigate the impact of limits on qualified plan benefits imposed by the Internal Revenue Code

•    Health and welfare benefits consistent with standard benefits provided to non-union employees

•    401(k) Plan and non-qualified deferred compensation plans allow for certain Company matching contributions on deferrals

•    For executive officers employed prior to 2007, qualified and supplemental non-qualified pension benefits, with lower benefit levels for newer executive officers

•    Executive officers hired after 2006 are eligible for supplemental contributions to 401(k) Plan and nonqualified deferred compensation plan accounts

SEVERANCE	Change-In- Control Arrangements

•    Ensure attention and dedication to performance without distraction in the circumstance of a potential change in control of NW Natural

•    Enables executives to maintain objectivity with respect to merger or acquisition offers

• Double trigger change-in-control severance agreements without any tax gross up • Declining levels of benefits as executive approaches age 65

Named Executive Officers

Our NEOs for fiscal year 2016 were:

Name	Title During 2016
Gregg S. Kantor	Chief Executive Officer[1]
David H. Anderson	President and Chief Executive Officer[1]
Gregory C. Hazelton	Senior Vice President and Chief Financial Officer and Treasurer[2]
Brody J. Wilson	Chief Financial Officer, Treasurer, Chief Accounting Officer and Controller[2]
MardiLyn Saathoff	Senior Vice President, Regulation and General Counsel
Lea Anne Doolittle	Senior Vice President and Chief Administrative Officer
Grant M. Yoshihara	Senior Vice President, Utility Operations[3]
(1)

As part of the OECC’s long-term succession plans, effective July 31, 2016, Mr. Kantor relinquished his position as Chief Executive Officer, and served as an advisor to the Board of Directors until his retirement on December 31, 2016. Mr. Anderson was appointed as President and Chief Executive Officer as of August 1, 2016. From January 1, 2016 until his promotion, Mr. Anderson served as the Company’s President and Chief Operations Officer.

(2)

Mr. Hazelton was appointed Treasurer on February 25, 2016. On September 2, 2016, Mr. Hazelton voluntarily resigned his position with the Company to return to Hawaiian Electric Industries, Inc. where he was formerly employed, and Mr. Wilson was appointed interim Chief Financial Officer and interim Treasurer in addition to his responsibilities as Chief Accounting Officer and Controller.

(3)	The Board promoted Mr. Yoshihara to the position of Senior Vice President, Utility Operations effective July 28, 2016; prior to that time Mr. Yoshihara served as Vice President, Utility Operations.

Key Executive Officer Transitions in 2016

One critical responsibility of the OECC is to develop a plan and process for CEO succession and selection, and to monitor all executive officer succession planning and development and provide reports and recommendations to the Board at least semi-annually. Over the past several years, in anticipation of retirements in key executive positions, the OECC has devoted substantial time and discussion to executive succession planning and has actively engaged with management to find, engage and retain the executive talent necessary to drive the future success of our business. Among other executive positions, the OECC engaged in a comprehensive, multi-year process for the planning and preparations for succession of the CEO position. The transition of the CEO position formally began in 2015 with Mr. Kantor’s announcement of his intention to retire from his position of CEO mid-2016, and the transition from Mr. Kantor to Mr. Anderson of the role of President. The CEO transition was completed with Mr. Kantor’s retirement from the role on July 31, 2016, and Mr. Anderson’s appointment as President and CEO on August 1, 2016.

In 2015, after 32 years of service with the Company, Stephen P. Feltz retired from his position as NW Natural’s CFO. After an extensive search process to identify a CFO candidate who would bring the right skill set to guide NW Natural in the coming years, Mr. Hazelton was selected as NW Natural’s new Senior Vice President and CFO. On September 2, 2016, Mr. Hazelton resigned from his position with the Company to return to an executive position at his former employer and to return to Hawaii for personal reasons. Mr. Hazelton continued as an employee of the Company until September 30, 2016 in order to assist in transitioning his role. On September 2, 2016, Mr. Wilson assumed the roles of CFO and Treasurer on an interim basis, in addition to his continuing roles as Chief Accounting Officer and Controller, and the OECC and Management commenced a renewed search process to identify the right CFO candidate for the Company.

Additionally, in 2016, Ms. Saathoff, the Company’s Senior Vice President and General Counsel assumed responsibility for the Company’s rates and regulatory matters in addition to her other responsibilities.

The OECC continues to provide oversight of the effective execution of these and other key executive leadership transitions as they occur.

2016 Compensation Programs

Allocation of Current vs. At-Risk Compensation

An executive’s base salary is intended to reflect the value of the executive’s position to NW Natural and provide a competitive compensation foundation. The remainder of total direct compensation is at risk and must be earned by achieving short-term and long-term performance goals, which are designed to drive increased shareholder value. The portion of total direct compensation designed to be paid in base salary versus pay at risk depends upon the executive’s position and the ability of that position to influence outcomes, as well as market factors. The CEO has the largest portion of pay at risk. The following charts show the percentage represented by each of the four components of total direct compensation in 2016 for the CEO and for the other NEOs, as targeted by the OECC, and show that pay at risk as a percentage of total target direct compensation was 63 percent for the CEO and an average of 53 percent for the other NEOs.

Target Total Direct Compensation by Type1,2,3,4

(1)	Total value of RSUs based on a grant value of $40.54, which was the price per share assumed by the OECC when making the RSU grant.
(2)	Total value of Performance Shares based on a grant value of $38.31 per share, which was the price per share assumed by the OECC when making the performance share grant.
(3)

Amounts in CEO chart represent a blend of each of salary, performance share awards, RSUs and EAIP target for Messrs. Kantor and Anderson to reflect the mid-year change in CEO responsibilities, and do not reflect Mr. Anderson’s one-time cash promotion bonus.

(4)

Amounts in All Other NEO chart for CFO include a blend of each of annualized salary, performance share awards, RSUs, and EAIP for Messrs. Hazelton and Wilson to reflect the mid-year change in CFO responsibilities as well as a blended amount for Messrs. Kantor’s and Anderson’s performance shares, RSUs, EAIP and salary to reflect that portion of 2016 during which each was not CEO. Amounts do not include one-time attraction and retention payments to Mr. Hazelton, recognition bonus for Mr. Wilson made in connection with interim CFO duties, or one-time RSU award for Ms. Saathoff in recognition of a promotion.

The following charts show the percentage represented by each of the four components of total direct compensation in 2016 for the CEO and for the other NEOs that could have been achieved if the Executive Annual Incentive Plan had paid out at the maximum of 150 percent of target and the performance shares had paid out at the maximum of 200 percent. Based on maximum potential payouts, pay at risk as a percentage of total direct compensation would be 72 percent for the CEO and an average of 64 percent for the other NEOs.

Maximum Total Direct Compensation by Type1,2,3,4

(1)	Total value of RSUs based on a grant value of $40.54, which was the price per share assumed by the OECC when making the RSU grant.
(2)	Total value of Performance Shares based on a grant value of $38.31 per share, which was the price per share assumed by the OECC when making the performance share grant.
(3)

Amounts in CEO chart represent a blend of each of salary, performance share awards, RSUs and EAIP target for Messrs. Kantor and Anderson to reflect the mid-year change in CEO responsibilities, and do not reflect Mr. Anderson’s one-time cash promotion bonus.

(4)

Amounts in All Other NEO chart for CFO include a blend of each of annualized salary, performance share awards, RSUs, and EAIP for Messrs. Hazelton and Wilson to reflect the mid-year change in CFO responsibilities as well as a blended amount for Messrs. Kantor’s and Anderson’s performance shares, RSUs, EAIP and salary to reflect that portion of 2016 during which each was not CEO. Amounts do not include one-time attraction and retention payments to Mr. Hazelton, recognition bonus for Mr. Wilson made in connection with interim CFO and Treasurer duties, or one-time RSU award for Ms. Saathoff in recognition of a promotion.

Base Salaries

The following table shows the salaries of the NEOs before and after salary adjustments went into effect on March 1, 2016, and with subsequent extraordinary salary increases, as applicable, as well as the percentage increase of such adjustments compared to salary prior to March 1, 2016 and information regarding the median salary shown by survey data provided by the Consultant.

					Market Data
Name	Salary Effective Prior to March 1, 2016	Salary Effective March 1, 2016	Salary Effective After March 1, 2016	Percentage Increase	Median Salary of Survey Data	Percent Above (Below) Median of Survey Data
Gregg S. Kantor	$552,000	$568,560	N/A	3%	562,000	1%
David H. Anderson[1]	430,000	443,000	$600,000	3%/40%	408,000/ 562,000	9%/7%
Gregory C. Hazelton[2]	310,000	346,000	N/A	12%	350,000	(1)%
Brody J. Wilson[3]	216,000	235,000	301,000	9%/39%	235,000	0%/28%
MardiLyn Saathoff	304,000	346,000	N/A	14%	346,000	0%
Lea Anne Doolittle	284,000	292,000	N/A	3%	276,000	6%
Grant M. Yoshihara[4]	243,000	260,000	$292,000	7%/20%	210,000/ 325,000	24%/(10)%
(1)

Mr. Anderson received a salary increase, effective August 1, 2016, in conjunction with the Board’s election of him to the position of President and Chief Executive Officer. Percentage increase and median data is displayed before and after this increase.

(2)	Mr. Hazelton resigned from his position effective September 2, 2016.
(3)

Effective September 2, 2016, Mr. Wilson received a monthly salary addition of $5,500 per month or any portion thereof he serves as the interim Chief Financial Officer and interim Treasurer in addition to his roles as Chief Accounting Officer and Controller. Percentage increase and median data for the position of Controller is displayed before and after this increase.

(4)

The Board promoted Mr. Yoshihara to the position of Senior Vice President, Utility Operations effective July 28, 2016, and increased his salary in connection with that promotion. Percentage increase and median data is displayed before and after this increase.

The OECC set salaries for the NEOs using energy service company survey data as a guide. The OECC considered Mr. Kantor’s partial year of service as CEO and determined to set his salary near median for his position. The OECC considered Mr. Anderson’s current functional position and areas of responsibility as well as his role in the Company’s succession plan, and determined to set his salary at the high end of the median range for his position. The OECC awarded Messrs. Hazelton and Wilson and Ms. Saathoff higher than average salary increases, setting their salaries at or near the median for their respective positions. The OECC reviewed Ms. Doolittle’s areas of responsibility and set her salary within the median range for her position. The OECC analyzed Mr. Yoshihara’s functional position, areas of responsibility, level of professional experience, planned areas of additional responsibility, and contributions to the Company, and determined to set Mr. Yoshihara’s base salary at a level above the median range for his position. Subsequently, in July 2016, the OECC recommended and the Board approved Mr. Yoshihara’s promotion to the position of Senior Vice President, Utility Operations in connection with his increased areas of accountability. In recognition of that promotion, the OECC increased Mr. Yoshihara’s salary. His new salary was set at the low end of the median range for his comparable position in recognition of his new appointment.

The OECC also awarded a monthly addition to Mr. Wilson’s salary, effective September 2, 2016, for each month or portion thereof that Mr. Wilson’s assumed interim responsibilities for the positions of Chief Financial Officer and Treasurer in addition to his roles as Chief Accounting Officer and Controller. Though above median for Mr. Wilson’s Chief Accounting Officer and Controller position, when determining the amount of this addition, the OECC targeted Mr. Wilson’s salary rate below the median range for CFO in recognition of the interim nature of, and Mr. Wilson’s experience in, the role.

Finally, as part of the Company’s ongoing executive succession planning efforts, the OECC recommended and the Board approved, Mr. Anderson’s election to President and Chief Executive Officer, effective August 1, 2016, upon Mr. Kantor’s retirement as an officer of the Company. In recognition of that promotion the OECC recommended, and the Board approved, an increase in Mr. Anderson’s salary, placing his salary within the median range for the CEO position.

The following discussion and analysis contains statements regarding individual and corporate performance measures, targets and goals. These measures, targets and goals are used for purposes of executive incentive compensation programs, and in some cases incentive compensation programs that are available to all NW Natural employees. These measures, targets and goals are disclosed in the limited context of NW Natural’s compensation programs and should not be understood to be statements of management’s representations of Company financial performance for the periods covered. The results reported with respect to these incentive compensation programs are used specifically for executive incentive compensation programs, and NW Natural cautions investors not to apply these statements to other contexts. Furthermore, these prior results are not intended to be and are not indicative of the Company’s future financial performance.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan (EAIP) ties executive pay to achievement of annual financial, operating and individual performance goals. Participation in the EAIP, as of December 31, 2016, was limited to 13 participants, including the NEOs. Awards approved by the OECC are paid by March 15 of the following year, and are subject to “clawback” in the event of misconduct.

Target and actual awards in dollars and as a percent of base salary in effect on December 31, 2016, for 2016 incentive awards paid in 2017 are set forth in the table below and illustrated in the bar chart immediately following the table. The below table also displays median total cash compensation from survey data and the percentage above or below that median of each NEO’s total cash compensation (EAIP award plus base salary).

					Market Data
Named Executive Officer	Target Award % of Base Salary	Target Award Amount[1]	Actual Award % of Base Salary	Actual Award Amount	Median Target Total Cash[2] From Survey Data	% Target is Above or (Below) Total Cash[2] Median from Survey Data	% Actual Payout is Above or (Below) Total Cash[2] Median from Survey Data
Gregg S. Kantor	80%	$454,848	98%	$560,000	$982,000	4%	15%
David H. Anderson[3]	75%	450,000	96%	574,000	982,000	7%	20%
Gregory C. Hazelton	45%	155,700	N/A	0	505,000	(1)%	N/A
Brody J. Wilson[4]	35%	82,250	45%	105,000	320,000	(1)%	6%
MardiLyn Saathoff	45%	155,700	58%	200,000	506,000	(1)%	8%
Lea Anne Doolittle	40%	116,800	51%	150,000	351,000	16%	26%
Grant M. Yoshihara	40%	116,800	51%	150,000	490,000	(17)%	(10)%
(1)	Maximum award amount is 150% of target award amount.
(2)	Total cash compensation is determined by adding EAIP amounts to annual base salary amounts in effect on December 31, 2016.
(3)	Mr. Anderson’s target award percentage was increased from 60 percent to 75 percent in conjunction with his promotion to President and Chief Executive Officer, effective August 1, 2016.
(4)

Mr. Wilson’s target award percentage was applied to his salary of $235,000 without regard to the additional monthly salary amount paid for those months in which he served as interim Chief Financial Officer and interim Treasurer. Mr. Wilson was separately paid an additional one-time lump sum amount of $40,000 as additional recognition for his interim services.

(1)

Maximum award, target award, and actual CEO EAIP award was calculated by using a weighted average of Messrs. Kantor’s and Anderson’s maximum, target and actual awards, due to the mid-year transition of CEO.

(2)

Maximum, target, and actual average 2016 awards were calculated using a blended amount for Messrs. Kantor and Anderson for that portion of the year they were not CEO, and without regard to Mr. Hazelton’s targets and awards, as he was not eligible for an EAIP award due to his mid-year departure.

The OECC set the target amount payable under the EAIP to both Mr. Kantor and Mr. Anderson at the level that, when combined with base salary, placed their total target cash compensation near the 50th percentile of the energy service survey data. With respect to Messrs. Hazelton and Wilson and Ms. Saathoff, the OECC set target amounts payable under the EAIP at levels that placed total cash compensation within the median range of energy market survey data for their respective positions, and the OECC set Ms. Doolittle’s target amount slightly above the median range reflecting the breadth of her responsibilities. The OECC set Mr. Yoshihara’s target amount payable under the EAIP at a level that placed total cash compensation below the median range for total cash compensation, due to Mr. Yoshihara’s mid-year promotion, projected growth in his position, and anticipated higher-than-average pay increases.

The OECC gives considerable attention to what performance measures are appropriate for the EAIP. The OECC has discretion to authorize adjustments to performance measure calculations to eliminate extraordinary, non-recurring or unplanned impacts as the OECC determines is appropriate. The OECC retains this authority as a compensation plan risk mitigation strategy to avoid circumstances where EAIP goals could incent executive actions that would not be aligned with the best interests of the Company or shareholders long-term. For example, if it were in the best interests of Company and investors to divest of certain Company assets or lines of business, and such divestiture would result in a charge in the short-term, but would strengthen the Company and its earnings long-term, the OECC desires to maintain the flexibility to adjust measure calculations to avoid penalizing executives for acting in accordance with the Company’s and shareholders’ best interests. Similarly, the OECC retained this authority in recognition that the Company is a regulated utility with multi-year regulatory dockets, and issues such as recovery of environmental remediation expenses reaching back almost 100 years. In the OECC’s view, to retain the talent needed on the current executive team, and keep that team focused, engaged and driving to the right results for the Company, certain extraordinary, non-recurring or unplanned impacts should be excluded when calculating EAIP performance measure results. As an additional safeguard to this ability to make adjustments to performance measure calculations, the OECC has discretion to recommend an award increase up to a maximum of 150 percent of the target when goals are exceeded or to reduce an executive’s performance-based award when goals are not achieved. The OECC exercised its authority when setting the targets for the 2016 EAIP. Specifically, the OECC determined to disregard any non-recurring earnings charges due to regulatory decisions on environmental matters or gains or losses due to dispositions of businesses and/or impairment of businesses in 2016 for purposes of EPS or ROIC calculations.

Since filing our 2012 rate case, the Company has had open a regulatory proceeding that included the Company’s ability to recover past and future environmental remediation expenses related to gas manufacturing sites owned by the Company and its predecessors in the early 1900s. As part of our 2012 Oregon general rate case, the OPUC adopted an SRRM through which the Company would track and recover past deferred and future environmental remediation costs related to these environmental sites, and opened a separate docket to determine how the SRRM would be applied in certain specified ways. The OPUC issued an order in February 2015 deciding those questions. The order found that the Company’s approximately $114 million of environmental remediation expenses to date and approximately $150 million in environmental insurance settlements were prudent, and that future prudently incurred environmental costs allocable to Oregon would be recoverable through the SRRM, subject to an earnings test. However, through application of its earnings test with certain adjustments the OPUC deemed appropriate, the OPUC ordered the Company to forego collection under the SRRM of $15 million of the approximately $95 million of environmental expenses and associated carrying costs it had deferred through 2012. In a subsequent order issued by the OPUC in January 2016, the OPUC ordered disallowance of an additional $2.8 million of interest earned on the previously disallowed amount, resulting in a $2.8 million before tax charge in the first quarter of 2016 (SRRM Charge). The OECC determined that this SRRM Charge fell firmly within its rationale for maintaining authority to adjust performance measure calculations, as resolution of these matters in the SRRM is important to the Company in the long-term, but resulted in a short-term charge. Therefore, based on the targets established for the 2016 EAIP, the SRRM Charge was excluded from the EPS and ROIC measure calculations in 2016. The effect was to adjust the EPS upward, but to adjust the ROIC downward as the normalization of the SRRM charge resulted in higher tax expense. All measures shown in the text below exclude this extraordinary and non-recurring charge.

Additionally, in February 2017, as the OECC reviewed the EAIP awards, it reviewed the effects of the Company’s equity and long-term debt issuances in late 2016 (Financings) in amounts greater than were assumed in the 2016 budget and compensation plan targets, on the compensation plan payouts. In particular, the OECC noted that the Company’s three-year average ROIC was significantly impacted by the Financings as the Company’s capitalization was significantly higher than the capitalization assumed in the budget, while the impact on EPS was minimal as issuances were executed late in the three-year cycle. The OECC considered that the Financings were originally planned to occur in later years, but due to market conditions, execution of the Financings in 2016, which were approved by the Company’s Board of Directors, was in the best long-term interests of the Company. The OECC determined that Management should be incentivized and not penalized for pursuing such actions that capitalized on the favorable market conditions at the time and are for the Company’s betterment. As such, the OECC determined to disregard the effects of the Financings for purposes of the ROIC Factor.

The formula for the EAIP total incentive award is as follows:

[	Corporate Performance Factor			]		[	Individual Performance Factor			]		Target Award		Total Annual Incentive Award
		X	75%		+			X	25%		X		=

Corporate Performance Factor. The OECC sets the Corporate Performance Factor goals, ranges and targets each year taking into account the current economic and regulatory environment, management’s annual objectives, and the way in which those annual objectives fit within the larger growth goals for the Company. Given the factors considered by the OECC, the ranges and targets may be higher or lower than in prior years. The Corporate Performance Factor is determined using the following formula:

[	EPS Factor			]		[	Return on Invested Capital Factor			]		[	Key Goals Factor			]		Corporate Performance Factor
		X	33 1/3		+			X	33 1/3		+			X	33 1/3		=

    EPS Factor. The Earnings Per Share Factor (EPS Factor) is used to align executives’ interests with shareholders’ interests and in recognition of the importance earnings have in influencing our future stock price. Actual EPS results are interpolated to determine the corresponding performance factor, up to a maximum of 150 percent. For 2016, target EPS levels were:

Minimum (0%)	Target (100%)	Maximum (150%)
$2.01 or less	$2.13	$2.19 or greater

Diluted EPS for 2016 was $2.12 and as adjusted to exclude the SRRM Charge, on a non-GAAP basis as described above, was $2.19 resulting in an EPS Factor equal to 150 percent.

    Return on Invested Capital Factor. The OECC includes return on invested capital as a measure because significant amounts of capital are deployed to build and maintain gas distribution and storage businesses and the OECC wants to hold the executives accountable for ensuring that the Company is getting a reasonable return on that capital. Return on invested capital (ROIC) for this purpose is defined as net income plus net interest divided by average long-term capital (shareholders’ equity plus long-term debt, including current portion). Actual ROIC results are interpolated to determine the corresponding performance factor, up to a maximum of 150 percent. For 2016, target ROIC levels were:

Minimum (0%)	Target (100%)	Maximum (150%)
6.37% or less	6.83%	7.06% or greater

ROIC for 2016 under this component was 6.62 percent, and as adjusted to exclude the SRRM Charge, on a non-GAAP basis, was 6.56 percent, and as adjusted to exclude the effects of the Financings and SRRM Charge, on a non-GAAP basis, was 6.94 percent, resulting in a ROIC Factor equal to 123.9 percent.

    Key Goals Factor. Operating goals of significant importance to the enhancement of our overall profitability and productivity were selected by the OECC to comprise the Key Goals Factor. These operating goals are chosen because they are substantially aligned with the Key Goals incentive program for all non-bargaining unit employees. While each goal can contribute a goal rating between 0 and 200 percent or more multiplied by the assigned goal weight based on actual results, the aggregate of the Key Goals Factor is limited to a maximum of 150 percent. Actual results are interpolated to determine the performance factor for each goal. The use of EPS and ROIC in the Key Goals Factor was taken into account by the OECC when weighting the EPS Factor and ROIC Factor, and were included in the Key Goals Factor to emphasize the importance of these measures to Company health and shareholder interests. The Key Goals Factor was determined using the following formula:

Sum of [Goal Performance X Goal Weight] for each of Seven Key Goals = Key Goals Factor

A summary of the key operating goals for 2016, the weighting of each goal to the overall factor, and the 2016 goal performance rating achieved is set forth in the following table:

Key Goals[1]	Goal Description	Goal Performance Range (0%-200%)	Target (100%) Performance	Goal Weight in Key Goals Factor	2016 Goal Rating Achieved
Profitability— Earnings Per Share	Diluted earnings per share	$2.01 – $2.25	$2.13	45%	150.00%
Customer Satisfaction— Overall Company	On a survey scale of 1-10 (10 as highest), percent of customers rating overall satisfaction at a 9 or 10	67% – 75%	71.00%	5%	35.00%
Customer Satisfaction— Employee/ Customer Interaction	Customers contact ratings of 9-10 for service technicians or construction crews interactions	82.8% – 90.8%	86.80%	10%	125.00%
Market Share and Growth	Total new meter sets	10,700 – 13,700	12,200	10%	107.87%
Productivity— Expense Per Customer	Operations and maintenance expense divided by year-end number of customers	$202.25 – $193.75	$198.00	10%	193.28%
Health and Safety	Percentage of employees who average more than 7,000 steps per day	35% – 63%	49.00%	5%	5.00%
Return on Invested Capital	Net income plus net interest divided by average long-term capital (shareholders’ equity plus long-term debt, including current portion)	6.37% – 7.29%	6.83%	15%	41.30%

(1)	The goal performance rating for each goal is limited to 200%, except that the Profitability—Earnings Per Share may exceed 200% if EPS exceeds $2.25.

Our operating performance in 2016, adjusted to exclude the SRRM Charge but not the effects of the Financings, resulted in a Key Goals Factor of 118.32 percent. For 2016, the total Corporate Performance Factor was 130.74 percent of target.

Individual Performance Factor. Twenty-five percent of each NEO’s annual incentive target award is based on the Individual Performance Factor determined by individual performance goals, which include some “stretch” goals. In the case of the CEO, individual goals are determined by the OECC in consultation with the CEO. Whether the CEO has attained his goals is determined largely based on the OECC’s assessment, with input from the full Board, of the CEO’s performance. The other NEOs’ individual performance goals align with the CEO’s goals and support the Company’s strategic plan. NW Natural’s 2016 priority goals included, among other goals:

•	profitable customer growth in the core utility and advancement of key strategic initiatives;
•	advance current regulatory dockets and assess appropriate timing for the Company’s next general rate case;
•	continued improvement of customer service, facilities, and system capacity and reliability;
•	effective management and optimization of real property assets;
•	effective management and remediation of certain environmental sites;
•	disciplined growth of our non-utility business;
•	effective management of the gas storage business in a low-price, low-volatility market;
•	advancement of the North Mist expansion project;
•	effective management of senior-level succession planning;
•	continued advancement of strong employee and system safety, emergency response, and business continuity programs;
•	advancement of key information technology initiatives and maintenance of a strong cybersecurity posture;
•	focused refreshment of the strategic plan for the core local distribution company;
•	achievement of overall customer satisfaction, profitability, growth and productivity targets consistent with the EAIP; and
•	achievement of EPS, ROIC, return on equity targets and other measures set in the Company’s incentive plans.

In addition to the above shared executive officer goals, Messrs. Kantor and Anderson shared 2016 CEO performance goals in recognition of the mid-year transition of the CEO role. These additional goals included achieving an additional EPS goal, advancing certain utility and non-utility business opportunities and initiatives, achieving certain milestones related to our storage business, meeting certain regulatory objectives, and the smooth and effective transition of CEO responsibilities with the continued strengthening of alignment and strategic direction of the executive management team.

The CEO evaluated the 2016 individual performance of each NEO on a scale from 0 to 150 percent, based on performance and peer ratings. A rating of 100 percent indicates goals, including a particular “stretch” goal, were met, while ratings between 100 and 150 percent indicate extraordinary performance or achievement of multiple “stretch” goals. The CEO’s ratings of individual performance are reviewed and approved by the OECC as it reviews the overall performance of executives against the operating goals. The OECC, with input from the full Board, uses this same method of assessment to establish the year-end performance rating for the CEO. The OECC determined that executives had met or exceeded their goals and assigned a rating of 100 percent for Mr. Kantor’s individual performance and 118 for Mr. Anderson’s individual performance. Performance of the other NEOs ranged from 107 percent to 121 percent.

Together with the Corporate Performance Factor of 130.74 percent, the individual performance of the NEOs resulted in an overall average payout under the EAIP of 126 percent of target.

Long-Term Incentives

In 2016, the long-term incentive portion of our executive compensation program consisted of two components: RSUs with performance threshold and performance shares. For purposes of valuing awards, we define the expected value of each RSU, and each target share under the earnings per share, return on invested capital and strategic components of performance share awards, as the estimated market price of the Company’s Common Stock near the grant date. We define the expected value of each share of the total shareholder return component of performance share awards to be an estimate of the grant-date fair value of the awards as of the grant date. The OECC targeted an allocation of the expected value of long-term incentives for 2016 at approximately 35 percent RSUs with performance threshold and 65 percent performance share awards. The OECC believes the allocation between RSUs with performance threshold and performance shares provides a balanced performance focus for executives.

The OECC determined that, given the variability in long-term incentive plan design and weighting across industries, and across companies of various size within industries, the most appropriate guide for targeted long-term incentive opportunities was the natural gas industry proxy data provided by the Consultant. The expected value of long-term incentives granted to the NEOs in 2016 are displayed in the below table.

		RSUs with Performance Threshold		Performance Shares		Market Data Long-Term Incentives

Name	Expected Value of Long-Term Incentives	Percent of Total Expected LTI Value	Number of RSUs with Performance Threshold Granted	Percent of Total Expected LTI Value	Target Number of Performance Shares	Median Value of Long-Term Incentives of Proxy Data	Percent Expected Value Above or (Below) Median of Proxy Data
Gregg S. Kantor[1]	$700,416	46%	6,704	54%	7,574	$867,000	(19)%
David H. Anderson[2]	581,524	35%	4,200	65%	7,600	867,000	(33)%
Gregory C. Hazelton[3]	249,367	35%	1,800	65%	3,260	207,000	20%
Brody J. Wilson[4]	99,547	35%	720	65%	1,300	134,000	(25)%
MardiLyn Saathoff	249,367	35%	1,800	65%	3,260	264,000	(6)%
Lea Anne Doolittle	169,498	35%	1,240	65%	2,200	165,000	3%
Grant M. Yoshihara	124,684	35%	900	65%	1,630	240,000	(48)%
(1)

Mr. Kantor’s targeted Performance Share award was a prorated amount to reflect his expected retirement as an officer on July 31, 2016. Had Mr. Kantor’s retirement date as an officer been December 31, 2016, his Performance Share award target would have been 12,984 shares, his percent of total expected LTI value from Performance Shares would have been 67%, and his percent of total expected LTI value from RSUs would have been 33%.

(2)

Proxy data displayed for Mr. Anderson is for the position of President and CEO. Median value of proxy data comparable to President and Chief Operating Officer was $598,000, and Mr. Anderson’s target long-term incentive compensation was 3 percent below that level in anticipation of his mid-year promotion to CEO.

(3)	These targeted awards were forfeited by Mr. Hazelton due to his mid-year departure.
(4)

Proxy data displayed for Mr. Wilson is for the position of Controller. Median value of survey data comparable to CFO was $207,000, and Mr. Wilson’s target long-term incentive compensation was 52 percent below that level.

Restricted Stock Units with Performance Threshold. The OECC grants RSUs with performance threshold under the LTIP at its meeting each February, so that it has the benefit of considering the relative value of all components of each executive’s total compensation. Off-cycle grants may occur when the Company grants RSUs to attract new employees, to reward extraordinary performance, for retention purposes, or in recognition of promotions. Depending on the circumstances, these off-cycle grants may not include a performance threshold, and may include a vesting schedule that differs from the standard RSU with performance threshold vesting schedule. Mr. Hazelton, as part of his initial attraction and retention package, received a grant of 7,580 RSUs scheduled to vest ratably on March 1 of each of 2016, 2017, 2018 and 2019, subject to continued employment. He forfeited the last three tranches of this RSU grant upon his departure. Similarly, Mr. Wilson and Ms. Saathoff received off-cycle RSU grants without performance thresholds in recognition of their respective promotions. Mr. Wilson, in recognition of his promotion to Controller in 2013, received a grant of 732 RSUs without a performance threshold, with one-half vesting on March 1, 2014 and one-fourth vesting on March 1st of each of 2015 and 2016. Ms. Saathoff, in recognition of her promotion to Senior Vice President, Regulation in addition to her General Counsel responsibilities, received a grant of 3,100 RSUs without a performance threshold, one-fourth of which will vest on March 1, 2019 and 2020, and the remainder of which will vest on March 1, 2021. All RSU agreements “clawback” inflated payments due to misconduct. No other NEO has an RSU agreement without a performance threshold.

An RSU obligates the Company upon vesting to issue to the RSU holder one share of Common Stock plus a cash payment equal to the total amount of dividends paid per share between grant and vesting of the RSU. In general, if the Company performance threshold is met, RSUs vest for 25 percent of the awarded shares on March 1 of each of the first four years after the grant date. No RSUs with performance threshold will vest in a given year if the Company’s performance threshold is not met, and shares subject to vesting in that year will be forfeited. The performance threshold for the RSUs will be met on each vesting date if the Company’s return on common equity for the preceding year is greater than the Company’s average cost of long-term debt for the preceding five years. For purposes of calculating return on common equity, earnings are adjusted to eliminate certain unusual items consisting of changes as a result of new accounting principles, any gain or loss on sale of a business, asset impairment charges that exceed $500,000 other than utility plant impairment, and earnings impacts of new taxes or tax rate changes. The performance threshold was satisfied in 2016.

Performance Shares. The second component of our executives’ long-term compensation program is provided through performance shares under our LTIP. All of the NEOs participate in the performance share program. The Company’s agreement for performance shares “claws back” inflated payouts due to misconduct.

Performance share awards are determined by multiplying the targeted performance share award by a Performance Share Factor. For the 2016-2018 (and 2015-2017 and 2014-2016) performance cycle, the Performance Share Factor is determined by the following formula:

3-Year TSR Factor	x 40%	+	3-Year Cumulative EPS Factor	x 20%	+	3-Year Average ROIC Factor	x 20%	+	Strategic Component Factor	x 20%	=	Performance Share Factor

3-Year Total Shareholder Return Component (TSR). TSR is chosen because it aligns executives’ interests with shareholders, as this is the amount a shareholder might receive from ownership in NW Natural. TSR measures the change in share price, assuming dividends are reinvested over the three-year period, using the three-month average daily closing price immediately prior to the start of the performance period and prior to the end of the performance period. The TSR peer group consists of all companies included in the Dow Jones U.S. Gas Distribution Index for the duration of the performance cycle, excluding any peer company that is party to a signed acquisition agreement pursuant to which the stock or substantially all of the assets of the peer company will be acquired by a third party.

3-Year Cumulative EPS Component. Three-Year Cumulative EPS is chosen to align executives’ interests with shareholder interests and to drive a focus on earnings over the three-year period. This measure differs from that in the EAIP, as it is set at the beginning of the three-year period. The OECC also considers the dual use of EPS in the EAIP and performance share awards when setting targets and weights the factor in each plan accordingly. For this purpose, EPS is defined as the Company’s diluted earnings per share as adjusted to eliminate certain unusual items consisting of changes as a result of new accounting principles, any gain or loss on sale of a business, asset impairment charges that exceed $500,000 other than utility plant impairments, and earnings impacts of tax rate changes.

3-Year Average ROIC Component. Three-year Average ROIC is chosen to focus executives on long-term return on invested capital, given the amount of capital that is deployed in utility operations. This measure differs from the EAIP measure in that an average over the three-year period is used. The OECC also considers that this measure is used in the EAIP when setting targets for the EAIP and performance share awards and weights the factor in each plan accordingly. ROIC for each year in the performance period is defined as (i) the Company’s net income for the year before interest income and expense, as adjusted to eliminate the same unusual items eliminated in the EPS calculation, divided by (ii) the Company’s average long-term capital consisting of the average of the Company’s opening and closing shareholders’ equity plus long-term debt for the year. The average ROIC is then the average of the ROICs achieved in each of the three years of the performance cycle.

Strategic Component. The Strategic Component is subjective and determined at the discretion of the OECC at the end of the three-year performance cycle. Among other things, the OECC considers actual performance relative to strategic milestones set forth in our strategic plan and approved by the OECC prior to the beginning of the cycle. Factors considered by the OECC include, but are not limited to:

•	growth measures relating to identified business initiatives and the core utility;
•	enhancing value and financial performance of storage assets;
•	advancement of the North Mist expansion project;
•	utility strategic initiatives;

•	leadership development and succession planning; and
•	utility operations and service, occupational safety, and customer satisfaction.

2014-2016 Performance Share Results. The Performance Share Factor for this period resulted in 88.2 percent of target, or 44.1 percent of a possible 200 percent total opportunity. Minimum, target, maximum and actual share awards for the 2014-2016 performance share awards are set forth in the table below, and the value of the share award levels is illustrated in the following bar chart:

Named Executive Officer	Minimum Share Award	Target Share Award	Maximum Share Award	Actual Share Award[1]
Gregg S. Kantor	0	13,500	27,000	11,907
David H. Anderson	0	4,900	9,800	4,322
Gregory C. Hazelton	0	N/A	N/A	N/A
Brody J. Wilson	0	1,450	2,900	1,279
MardiLyn Saathoff	0	1,450	2,900	1,279
Lea Anne Doolittle	0	2,700	5,400	2,381
Grant M. Yoshihara	0	1,900	3,800	1,676
(1)

Share award amounts do not include cash dividend amounts paid. For actual 2014-2016 award cash value, including cash dividend amounts, see the “Option Exercises and Stock Vested During 2016” table, below.

(1)

Mr. Kantor’s amounts are included in CEO values while Mr. Anderson’s are displayed in the All Other NEO table, as those were the positions held at the time of grant and for the majority of the three-year performance cycle.

*	Using a stock price of $59.80, which was the closing price of NW Natural Common Stock on December 30, 2016 (the last trading day of 2016), and excluding Mr. Hazelton who was not eligible for a performance share award.

3-Year Total Shareholder Return Component (TSR). For purposes of determining TSR, as of December 31, 2016, the peer group companies were: Atmos Energy Corporation, South Jersey Industries, Inc., National Fuel Gas Company, New Jersey Resources Corporation, NiSource Inc., Southwest Gas Corporation, UGI Corporation and WGL Holdings, Inc. TSR payout levels are based on the percentile rank of our TSR as compared to the TSR peer group, as follows:

TSR Percentile Rank[1]	TSR Payout Factor
less than 30%	0%
30%	25%
50%	100%
90% or more	200%

(1) TSR Percentile Ranks between any two data points are interpolated

However, the calculated payout percentage is reduced by 25 percent if the Company’s total shareholder return is less than 0 percent. For the 2014-2016 performance cycle, NW Natural’s total shareholder return was a cumulative 53.70 percent, which was at the 33rd percentile of the peer group, and resulted in a 36.25 percent TSR payout factor.

3-Year Cumulative EPS Component. For the same reasons the OECC retained discretion under the EAIP to adjust for certain extraordinary, non-recurring or unplanned impacts as the OECC determines is appropriate, the OECC designed the EPS and ROIC components of the performance share awards to automatically adjust to eliminate the impact of changes in accounting principles, gain or loss on the sale of a business, impairments, tax impacts or tax rate changes. For the 2014-2016 performance share cycle, pursuant to the performance share award agreement, the EPS and ROIC components were automatically adjusted to exclude the impact of the SRRM Charge in 2016, the write-off of $15 million in connection with the SRRM OPUC docket in 2015, each of which constituted an impairment of assets, and a $0.6 million income tax charge in 2014 related to a higher statutory tax rate in Oregon (LTIP Adjustments).

For the 2014-2016 performance cycle, the cumulative EPS Payout Factor was determined based on the following:

Minimum (25%)	Target (100%)	Maximum (200%)
$6.48	$6.78	$7.02
EPS results between any two data points are interpolated. Amounts less than $6.48 result in 0% payout factor.

3-Year Cumulative EPS for the 2014-2016 performance cycle was $6.24, and adjusted to exclude the LTIP Adjustments, on a non-GAAP basis, was $6.66, resulting in a Cumulative EPS factor equal to 67.5 percent.

3-Year Average ROIC Component. For the 2014-2016 performance cycle, the average ROIC target levels were:

Minimum (25%)	Target (100%)	Maximum (200%)
6.62%	6.77%	6.87%
ROIC results between any two data points are interpolated. Amounts less than 6.62% result in a 0% payout factor.

3-Year Average ROIC for the 2014-2016 performance cycle was 6.59 percent, and adjusted to exclude the LTIP Adjustments, on a non-GAAP basis, was 6.80 percent, resulting in a 3-Year Average ROIC factor equal to 110 percent.

Strategic Component. The Strategic Component Factors for the 2014-2016 performance share awards also included financial measures related to the Company’s gas storage assets and revenue growth, as well as other strategic growth initiatives, regulatory outcomes, safety and customer growth metrics and effective succession planning for key leadership positions. The OECC considered the challenges associated with the California gas storage markets, which have experienced historically low pricing and volatility. The OECC also weighed in its assessment, among other things, NW Natural’s financial performance for each year of the three-year cycle, including ROIC and return on equity; the Company’s progress in enhancing and maximizing its gas storage assets, including the North Mist gas storage expansion project; effective execution of regulatory matters; strong measures of service that is safe, reliable and customer-oriented; customer growth; implementation of effective succession planning through key position retirements; certain workforce metrics; and progress made in certain business development and growth initiatives; and assigned a strategic component factor of 191 percent from a possible 200 percent.

Perquisites

The OECC eliminated routine perquisites for executives effective January 1, 2008. The OECC acknowledges that certain benefits incidental to other business-related activities may continue, but the aggregate annual value of such benefits is not expected to regularly exceed $10,000 for any NEO. Examples of when perquisites may exceed $10,000 are when an individual is promoted to a senior position within the Company, or as part of an initial hire package for a senior level executive.

Qualified and Non-Qualified Retirement (Defined Benefit) Plans

The NEOs, other than Messrs. Hazelton and Wilson and Ms. Saathoff, participate in the Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees (Retirement Plan), our qualified defined benefit pension plan, on the same terms as other salaried employees. Messrs. Hazelton and Wilson and Ms. Saathoff joined the Company after 2006, when the Retirement Plan was closed to new employees. We also maintain the following non-qualified supplemental retirement plans for certain executives participating in the Retirement Plan: the Executive Supplemental Retirement Income Plan and the Supplemental Executive Retirement Plan. These plans are more fully described below under the “Pension Benefits as of December 31, 2016” table and the related narrative discussion. As discussed there, in 2009 the OECC recommended and the Board approved amendments to these plans that moderate the growth in benefits payable under these plans.

Qualified and Non-Qualified Deferred Compensation (Defined Contribution) Plans

We also maintain both tax-qualified and non-tax-qualified defined contribution plans in which the NEOs are eligible to participate. Our 401(k) Plan is a tax-qualified defined contribution plan and our Deferred Compensation Plan for Directors and Executives is a non-tax-qualified deferred compensation plan. For further discussion of Named Executive Officer participation in non-qualified deferred compensation plans in 2016, see the “Non-Qualified Deferred Compensation in 2016” table below.

CEO Transition Compensation Arrangements

The OECC planned for a mid-year transition of the CEO position from Mr. Kantor to Mr. Anderson, with the intent of having Mr. Kantor serve as an advisor to the Board of Directors until his retirement from the Company on December 31, 2016. Certain one-time compensation awards were made in connection with this transition. For Mr. Anderson, the OECC recommended, and the Board approved, a one-time promotion cash bonus of $93,000. For Mr. Kantor, the OECC considered that Mr. Kantor would not reach age 60 by his retirement at the end of 2016, resulting in the unintended consequence of Mr. Kantor’s separation not qualifying as “retirement” under the standard performance share award agreement, thereby preventing Mr. Kantor from receiving a pro rata portion of his performance share award during the period he provided service in the 2015-2017 and 2016-2018 performance cycles as the OECC had intended. The OECC determined to modify the definition of “retirement” in Mr. Kantor’s performance share award agreement for these two performance cycles to age 55, so that Mr. Kantor would receive a pro rata portion of the performance share award he earned from these cycles for his service through December 31, 2016.

Attraction and Retention Package for Mr. Hazelton

In an effort to attract and retain Mr. Hazelton to the position of Senior Vice President and CFO, the OECC and Board, as applicable, approved in 2015 certain one-time payments and benefits to Mr. Hazelton beyond routine executive compensation, including: a hiring bonus of $61,000 payable on August 1, 2015; an additional hiring bonus of $180,000 payable on June 30, 2016, subject to continued employment; a grant of 7,580 RSUs that would vest ratably on March 1 of each of 2016, 2017, 2018 and 2019 subject to continued employment; and a relocation payment of $215,000. The Board also approved a Severance Agreement with Mr. Hazelton. This agreement was terminated and all unpaid amounts and unvested awards were forfeited upon Mr. Hazelton’s departure. In addition, Mr. Hazelton repaid to the Company $80,625 of his relocation payment.

Succession Planning and Retention Agreement for Mr. Yoshihara

Mr. Yoshihara is the Company’s Senior Vice President, Utility Operations. He has served the Company for over 25 years, and has provided invaluable experience and leadership to our utility operations. As part of the OECC’s succession planning for Mr. Yoshihara’s position, in December of 2011, the OECC approved a one-time retention payment to Mr. Yoshihara payable on March 24, 2017, Mr. Yoshihara’s 62nd birthday. The retention agreement was designed to retain Mr. Yoshihara for a time sufficient to adequately develop Mr. Yoshihara’s successor for certain critical operations functions. In July 2016, the OECC approved an amendment to this agreement to increase the retention payment by $10,000, for a total retention payment of $260,000, in exchange for Mr. Yoshihara’s continued services through March 1, 2018.

Interim Responsibility Bonus for Mr. Wilson

On September 2, 2016, Mr. Wilson assumed the roles of Chief Financial Officer and Treasurer on an interim basis, in addition to his continuing roles as Chief Accounting Officer and Controller. The OECC determined not to adjust Mr. Wilson’s EAIP target or salary base used to calculate his EAIP award, but reserved the right to provide additional incentive compensation outside of the normal executive compensation plans in recognition of the additional responsibilities he assumed. In February 2017, the OECC evaluated Mr. Wilson’s contributions as interim CFO and Treasurer in addition to his existing responsibilities and approved a special one-time bonus of $40,000 in addition to his other compensation.

Change in Control/ Severance Agreements

The Board of Directors considers an effective, highly-skilled and vital management team to be essential to protect and enhance the best interests of our Company. As such, it recognizes that the uncertainty and questions a potential change in control could result in the departure or distraction of management personnel to the Company’s detriment. Accordingly, the Board has approved double trigger severance agreements with all of the NEOs. The agreements contain a provision that reduces the level of benefits as the NEOs approach age 65 given the value of the benefit should diminish commensurate with an officer’s potential remaining years of employment. The Board believes the current form of severance agreement reflects a conservative approach relative to energy industry standards. None of the agreements with officers of NW Natural include provisions for tax gross-up upon a triggering event. See “Potential Payments Upon Termination or Change in Control,” below.

In general, the OECC prefers not to enter into severance agreements other than for change in control purposes. Accordingly, the OECC has established a guideline that severance benefits may only be provided following a termination without cause in the first five years of employment in a particular position or after a change in control. The benefit for termination without cause, absent a change in control, is reduced over the term of the agreement, which cannot exceed five years. The only such agreement outstanding at this time is with Mr. Anderson, which was entered into upon his appointment to the position of CEO. The agreement provides for the payment of a percentage of Mr. Anderson’s salary if he is terminated without cause on or prior to August 1, 2021, with such percentage of salary declining in 20 percent increments annually from 100% of Mr. Anderson’s salary if his employment is terminated without cause on or prior to August 1, 2017 to 20% of his salary if his employment is terminated without cause on or prior to August 1, 2021.

Stock Ownership Guidelines

Our Corporate Governance Standards provide the following ownership guidelines for executive officers, expressed as a multiple of each executive officer’s base salary:

Position	Dollar Value of Stock Owned as Multiple of Base Salary
Chief Executive Officer and President	4x
Executive Vice President or Chief Operating Officer	3x
Senior Vice Presidents or NEOs	2x
Vice Presidents and all other Executive Officers	1x

The OECC annually reviews these guidelines and the progress made by executives against these objectives. Stock ownership is measured using: shares owned directly by the executive or immediate family members; shares credited to an executive’s 401(k) Plan and non-qualified deferred compensation plan accounts; and unvested restricted stock units, restricted stock, and in the money stock options. The value of stock owned is determined using the closing price for the Common Stock as of last day of the year. Generally, stock ownership objectives should be attained within five years of appointment as an officer or from promotion to a higher level ownership requirement. However, the OECC retains discretion to extend the time period within which ownership goals are reached. In February 2017, the OECC concluded all of the NEOs have achieved, or are making appropriate progress toward, stock ownership goals. The Company does not have a policy that requires retention of stock acquired from equity compensation plans after vesting of shares, because the OECC and Board have concluded that the Company’s stock ownership requirements provide executives with a meaningful stake in the ownership of NW Natural, and fully align executive officers’ ownership interests with our shareholders for the duration of the executive officers’ service at the Company.

Regulatory, Tax and Accounting Considerations

Regulatory Treatment

The Company fully assesses the accounting and tax treatment of each form of compensation paid to the NEOs for both NW Natural and the individual executive. This is particularly important in a regulated business where the Company is allowed to recover costs of service in rates (salaries, qualified pensions and health and welfare benefit costs), while the majority of other elements of executive compensation, such as annual incentive awards, long-term equity awards and non-qualified retirement benefits, are typically shareholder expenses because the public utility commissions that regulate the Company view these expenses as more closely tied to shareholder objectives. However, our incentive compensation programs benefit customers by including performance incentives that:

•	encourage efficient, safe and reliable service;
•	encourage management of capital, operating, and maintenance costs, which help to abate the need for future rate increases; and
•	focus on customer satisfaction.

See “Executive Annual Incentive Plan—Corporate Performance Factor—Key Goals Factor” above.

Actual amounts currently recovered in rates are based on amounts determined in our general rate cases approved by the OPUC in 2012 and by the Washington Utilities and Transportation Commission in 2008. The following table shows the current rate recovery treatment for categories of compensation expenses for various elements of our executive compensation program:

Executive Expenses Generally Recovered in Rates	Executive Expenses Generally Not Recovered in Rates
Salaries	Stock Options
Qualified pension plan benefits	Executive Annual Incentive Plan
Matching contributions related to Qualified Retirement K Savings Plan (401(k) Plan)	Interest accruals on Deferred Compensation Plan for Directors and Executives

Health and welfare benefits	Interest accruals on Executive Deferred Compensation Plan
Executive Supplemental Retirement Income Plan
Supplemental Executive Retirement Plan
Change-in-control severance benefits
Non-change-in-control severance benefits
Long Term Incentive Plan
Restricted Stock Units Performance Shares

Tax Deductibility of Compensation

In developing executive compensation programs, the OECC takes into consideration the tax deductibility of the various components of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits the amount that may be deducted for compensation paid in any year to our NEOs (other than the CFO) to $1 million per person. Certain exceptions to this limitation apply to “performance-based compensation.” We previously obtained shareholder approval of our former Restated SOP and our LTIP. It has been the intention of the OECC that options granted under the former Restated SOP, RSUs with a performance threshold granted under the LTIP, and the non-discretionary portion of performance share awards granted under the LTIP meet the “performance-based compensation” requirements of the Internal Revenue Code and related regulations, and that the compensation paid under those awards will be fully deductible. Because the OECC’s determination as to the achievement of the strategic component of performance share awards is discretionary, amounts paid under that component to NEOs may not be tax deductible under Section 162(m) of the Internal Revenue Code. For 2016, $441,419 paid to Mr. Anderson was non-deductible. No other amounts paid to our NEOs in 2016 are expected to be considered non-deductible under Section 162(m).

REALIZED COMPENSATION TABLE

The SEC’s calculation of total compensation, as shown in the Summary Compensation Table set forth on page 49, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows compensation actually realized by each NEO for each of the years shown.

Realized Compensation Table1

Name and Principal Position	Year	Realized Compensation[2]
Gregg S. Kantor[8]	2016	$3,010,436	[3]
Former Chief Executive Officer	2015	1,625,878	[4]
	2014	1,293,668
David H. Anderson[8]	2016	1,731,512	[3]
President and Chief Executive Officer	2015	945,146
	2014	805,125	[5]
Gregory C. Hazelton[9],[10]	2016	550,991	[6]
Former Senior Vice President and Chief Financial Officer and Treasurer	2015	432,238	[7]
Brody J. Wilson[9],[10]	2016	522,922
Chief Financial Officer, Treasurer, Chief Accounting Officer and Controller
MardiLyn Saathoff[10]	2016	714,036	[3]
Senior Vice President, Regulation and General Counsel
Lea Anne Doolittle[10]	2016	701,467	[3]
Senior Vice President and Chief Administrative Officer	2015	521,324
	2014	481,281	[5]
Grant M. Yoshihara[10]	2016	610,613	[3]
Senior Vice President, Utility Operations
(1)

Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the Summary Compensation Table. Realized compensation is not a substitute for total compensation. For more information on total compensation as calculated under SEC rules, refer to the narrative and notes accompanying the Summary Compensation Table set forth on page 49.

(2)

Amounts reflected as realized compensation in this table include the following amounts paid for the applicable year: (1) salary earned in the applicable year; (2) EAIP payments earned in the applicable year; (3) the value of the performance share award actually paid for the performance period ending in the applicable year; (4) the value of RSUs with performance threshold vested and paid during the applicable year; and (5) the value realized on exercise of stock options during the applicable year, if any. The amounts reflected as realized compensation in this table do not include the following amounts for the year indicated: (a) the value of performance share awards, RSUs or stock options granted but not yet vested and paid or exercised; (b) the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans; (c) above-market interest credited to the non-qualified deferred compensation plan accounts of the NEOs, if any; (d) employer matching contributions to qualified defined contribution plan; (e) matching contributions under non-qualified deferred compensation plans, if any; and (f) any additional payments or de minimus amounts.

(3)

Amount includes compensation realized on the exercise of stock options that were granted in prior years of $751,167 for Mr. Kantor, $143,397 for Mr. Anderson, $40,653 for Ms. Saathoff, $39,445 for Ms. Doolittle and $29,342 for Mr. Yoshihara.

(4)	Amount includes compensation realized on the exercise of stock options that were granted in prior years of $34,697 for Mr. Kantor.
(5)	Amount includes compensation realized on the exercise of stock options that were granted in prior years of $77,648 for Mr. Anderson and $38,442 for Ms. Doolittle.
(6)	Amount includes a second hire-on bonus of $180,000 that was paid on June 30, 2016 and was part of Mr. Hazelton’s initial hiring compensation package.
(7)

Amount includes moving allowance of $215,000 and initial signing bonus of $61,000, both of which were part of Mr. Hazelton’s initial attraction and hiring compensation package. Mr. Hazelton’s 2015 realized compensation was reduced by $80,625 in 2016 for the portion of the moving allowance he was required to repay when he departed from the Company.

(8)

Effective August 1, 2016, Mr. Anderson was appointed Chief Executive Officer after Mr. Kantor relinquished that position. Mr. Anderson’s 2016 realized compensation includes a salary increase and a promotion bonus of $93,000 to reflect this mid-year transition. See “Compensation Discussion and Analysis,” above.

(9)

Effective September 2, 2016, Mr. Hazelton departed from the Company and Mr. Wilson was appointed Chief Financial Officer and Treasurer on an interim basis. Mr. Wilson’s 2016 realized compensation includes a salary increase and a bonus of $40,000 to reflect this mid-year transition. See “Compensation Discussion and Analysis,” above.

(10)	Mr. Wilson, Ms. Saathoff and Mr. Yoshihara were not NEOs in 2015 or 2014, Ms. Doolittle was not a NEO in 2015, and Mr. Hazelton was not a NEO in 2014.

SUMMARY COMPENSATION TABLE

The following is a summary of our NEOs’ compensation in 2014, 2015 and 2016. Only a portion of the executive compensation shown in this Summary Compensation Table is included for purposes of establishing regulatory rates charged to customers. Although most of our compensation programs are designed to promote shareholder objectives, our customers also directly benefit because many of the programs include performance incentives designed to improve service to our customers. For discussion regarding amounts excluded from rate recovery, see “Compensation Discussion and Analysis—Regulatory, Tax and Accounting Considerations—Regulatory Treatment,” above.

NAME AND PRINCIPAL POSITION (a)	YEAR	SALARY ($)	BONUS[1] ($)	STOCK AWARDS[2] ($)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION[1] ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPENSATION EARNINGS[3] ($)	ALL OTHER COMPEN- SATION[4] ($)	TOTAL ($)
	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Gregg S. Kantor	2016	$565,800	$113,999	$773,000	$446,001	$1,117,726	$224,393	$3,240,919
Former Chief Executive Officer	2015	549,333	129,647	1,087,096	483,353	213,853	52,698	2,515,980
	2014	533,333	126,040	865,265	319,960	1,717,747	47,716	3,610,061
David H. Anderson	2016	506,250	225,753	642,885	441,248	821,947	42,108	2,680,191
President and Chief Executive Officer	2015	418,083	77,606	364,013	282,394	333,020	29,177	1,504,293
	2014	399,000	60,392	316,535	149,608	320,861	27,536	1,273,932
Gregory C. Hazelton	2016	253,500	180,000	275,681	—	—	26,025	735,206
Former Senior Vice President and Chief Financial Officer and Treasurer	2015	149,863	79,215	536,132	68,785	—	145,407	979,402
	2014	—	—	—	—	—	—	—

Brody J. Wilson	2016	253,583	64,350	110,050	80,650	3	30,270	538,906
Chief Financial Officer, Treasurer, Chief Accounting Officer and Controller	2015	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—

MardiLyn Saathoff	2016	339,000	47,328	475,569	152,672	2,830	47,865	1,065,264
Senior Vice President, Regulation and General Counsel	2015	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—

Lea Anne Doolittle	2016	290,667	35,472	187,370	114,528	348,886	21,947	998,870
Senior Vice President and Chief Administrative Officer	2015	282,667	34,659	191,972	124,341	394,358	17,564	1,045,561
	2014	274,667	33,622	172,217	82,378	749,062	17,044	1,328,990
Grant M. Yoshihara	2016	270,767	35,472	137,840	114,528	219,601	19,282	797,490
Senior Vice President, Utility Operations	2015	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—

Column (f) was deleted as it is not applicable.

(1)

The total bonus paid to each NEO under our EAIP for performance in 2016 is split between columns (d) and (g). Amounts constituting the discretionary portion of bonuses under the plan are the amounts listed as bonuses in column (d). Amounts constituting the performance-based, non-discretionary portion of bonuses under the plan are the amounts listed as non-equity incentive plan compensation in column (g). For Mr. Anderson, amount in column (d) includes $93,000 paid as a promotion bonus; for Mr. Hazelton, amount in column (d) includes $180,000 paid as a hiring bonus; and for Mr. Wilson, amount in column (d) includes $40,000 paid as a special bonus in recognition of interim CFO & Treasurer role.

(2)

Amounts shown in column (e) represent the grant date fair value of performance share awards and RSUs granted in each year disregarding estimated forfeitures, determined under share-based compensation accounting guidance. The amount shown for RSUs is equal to the number of RSUs awarded multiplied by the closing market price of the Common Stock on the date of grant. The issuance of the shares under these awards is contingent upon meeting certain performance criteria, so the shares may or may not be earned. The portion of each performance share award based on relative total shareholder return (40 percent of each target award) is subject to a market condition, so the amount shown for that portion of each performance share award represents the grant date fair value of the award calculated using a Monte Carlo model. For the remaining portion of each performance share award subject to strategic performance milestones (20 percent of each target award), earnings per share (EPS) targets (20 percent of each target award) and return on invested capital (ROIC) targets (20 percent of each target award), the amount shown is based on the estimated number of shares to be issued multiplied by the sum of the closing market price of the Common Stock on the date of grant plus the estimated dividends per share to be paid over the three-year performance period. As of the grant date of these awards, the target number of shares was estimated as the number of shares to be issued under the strategic, EPS and ROIC portions of the awards. If the maximum number of shares issuable under the strategic, EPS and ROIC portions had been used as the estimated number of shares, the total amounts in column (e) for 2016 would have been $1,037,428 for Mr. Kantor, $908,220 for Mr. Anderson, $389,495 for Mr. Hazelton, $155,436 for Mr. Wilson, $589,383 for Ms. Saathoff, $264,178 for Ms. Doolittle and $194,748 for Mr. Yoshihara.
(3)

The amounts included in column (h) as the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans during 2016 were: $1,094,200 for Mr. Kantor, $821,786 for Mr. Anderson, $0 for Mr. Hazelton, $0 for Mr. Wilson, $0 for Ms. Saathoff, $335,023 for Ms. Doolittle, and $212,485 for Mr. Yoshihara. The 2016 amounts were calculated using a discount rate of 3.68 percent, which is 12 basis points lower than the discount rate used for 2015. The 2015 amounts were calculated using a discount rate of 3.80 percent, which is 29 basis points higher than the discount rate used for 2014. Amounts of above-market interest included in column (h) that were credited to the non-qualified deferred compensation plan accounts of the NEOs during 2016 were: $23,526 for Mr. Kantor, $161 for Mr. Anderson, $0 for Mr. Hazelton, $3 for Mr. Wilson, $2,830 for Ms. Saathoff, $13,863 for Ms. Doolittle, and $7,116 for Mr. Yoshihara. For this purpose, interest credited is considered above-market to the extent such interest exceeds 120 percent of the average of the applicable long-term federal rates for the twelve months corresponding to the period for which market yield information is obtained to calculate interest crediting rates under the non-qualified deferred compensation plans.

(4)

The amounts included in column (i) as matching contributions under the 401(k) Plan during 2016 were: $9,540 for each of Messrs. Kantor, Anderson, Hazelton, Wilson, and Yoshihara and Mses. Doolittle and Saathoff. The amounts recorded as matching contributions under non-qualified deferred compensation plans during 2016 were: $35,530 for Mr. Kantor, $21,390 for Mr. Anderson, $0 for Mr. Hazelton, $0 for Mr. Wilson, $8,685 for Ms. Saathoff, $6,636 for Ms. Doolittle, and $4,994 for Mr. Yoshihara. The amounts recorded for dividend equivalents for restricted stock units with performance threshold that vested during 2016 were: $29,180 for Mr. Kantor, $11,178 for Mr. Anderson, $3,235 for Mr. Hazelton, $3,249 for Mr. Wilson, $3,899 for Ms. Saathoff, $5,343 for Ms. Doolittle, and $4,319 for Mr. Yoshihara. The amounts recorded for vacation cash-out upon retirement during 2016 were: $50,143 for Mr. Kantor. The amounts recorded for enhanced 401(k) during 2016 were: $13,250 for Messrs. Hazelton and Wilson and Ms. Saathoff. The amounts recorded as enhanced contributions under non-qualified deferred compensation plans during 2016 were: $3,802 for Mr. Wilson, and $12,063 for Ms. Saathoff. The amounts in column (i) for Mr. Kantor also includes the Company’s contribution to The Oregon Community Foundation on Mr. Kantor’s behalf. Amounts in column (i) also include a $250 gift card plus $178 gross up expense for each of Mr. Wilson, Ms. Saathoff, Ms. Doolittle and Mr. Yoshihara.

GRANTS OF PLAN-BASED AWARDS DURING 2016

The following table includes grants of annual incentive awards, performance share awards, and RSUs with performance threshold granted to our NEOs during 2016:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares	Grant Date Fair Value of Equity Awards[4] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)			(l)
Gregg S. Kantor		$—	$341,136	$511,704	—		—		—			$—
	2/24/2016	—	—	—	1,341	[2]	7,574	[2]	15,148	[2]		420,772
	2/24/2016	—	—	—	—		6,704	[3]	—			352,228
David H. Anderson		—	337,500	506,250	—		—		—			—
	2/24/2016	—	—	—	1,345	[2]	7,600	[2]	15,200	[2]		422,217
	2/24/2016	—	—	—	—		4,200	[3]	—			220,668
Gregory C. Hazelton		—	116,775	175,163	—		—		—			—
	2/24/2016	—	—	—	577	[2]	3,260	[2]	6,520	[2]		181,109
	2/24/2016	—	—	—	—		1,800	[3]	—			94,572
Brody J. Wilson		—	61,688	92,531	—		—		—			—
	2/24/2016	—	—	—	230	[2]	1,300	[2]	2,600	[2]		72,221
	2/24/2016	—	—	—	—		720	[3]	—			37,829

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares		Grant Date Fair Value of Equity Awards[4] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)				(l)
MardiLyn Saathoff		—	116,775	175,163	—		—		—				—
	2/24/2016	—	—	—	577	[2]	3,260	[2]	6,520	[2]			181,109
	2/24/2016	—	—	—	—		1,800	[3]	—				94,572
	7/27/2016	—	—	—	—		—		—		3,100	[5]	199,888
Lea Anne Doolittle		—	87,600	131,400	—		—		—				—
	2/24/2016	—	—	—	389	[2]	2,200	[2]	4,400	[2]			122,221
	2/24/2016	—	—	—	—		1,240	[3]	—				65,150
Grant M. Yoshihara		—	87,600	131,400	—		—		—				—
	2/24/2016	—	—	—	289	[2]	1,630	[2]	3,260	[2]			90,554
	2/24/2016	—	—	—	—		900	[3]	—				47,286

Column (i), (j) and (k) were deleted as they are not applicable.

(1)

Threshold level estimated payouts cannot be determined because the minimum performance level for payout under each component of the formula in the EAIP is interpolated down to a zero payout. See “Compensation Discussion and Analysis—2016 Compensation Programs—Executive Annual Incentive Plan,” above, for a complete discussion of the terms of the awards. Amounts above include only the portion of the award subject to performance metrics, constituting 75 percent of the annual incentive opportunity. The remaining 25 percent of the annual incentive opportunity is awarded based on discretionary criteria and is reflected as a bonus in column (d) of the Summary Compensation Table. The actual non-equity incentive plan portion of the awards earned in 2016 and paid in 2017 are reflected in column (g) of the Summary Compensation Table.

(2)

Share amounts represent potential performance share awards granted pursuant to the terms of the LTIP. See “Compensation Discussion and Analysis—2016 Compensation Programs—Long-Term Incentives—Performance Shares,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional $5.648 per share dividend equivalent also payable pursuant to the terms of the awards. Threshold level estimated future payouts assume the minimum award payable other than no payout for each component of the formula in the LTIP.

(3)

Share amounts represent RSU awards with a performance threshold granted pursuant to the terms of the LTIP. See “Compensation Discussion and Analysis —2016 Compensation Programs—Long-Term Incentives—Restricted Stock Units with Performance Threshold,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional dividend equivalent, which is based on a tiered calculation and also payable pursuant to the terms of the awards. RSU awards do not have threshold or maximum payout levels as there is only one payout level if the performance threshold is satisfied.

(4)

Amounts shown in column (l) for RSU awards represent the grant date fair value of the RSUs which was based on a value of $52.54 per share for RSUs granted on February 24, 2016, and $64.48 for RSUs granted on July 27, 2016, each of which was the closing market price of the Common Stock on the grant date. The portion of each performance share award under the LTIP based on relative total shareholder return (40 percent of each target award) is subject to a market condition under share-based compensation accounting guidance, so the amounts shown for that portion of each performance share award granted on February 24, 2016, represent the grant date fair value of the awards based on a value of $51.61 per share calculated using a Monte Carlo method. Amounts shown for the remaining portion of each performance share award granted on February 24, 2016, subject to strategic performance, EPS and ROIC milestones (collectively 60 percent of each target award) represent the grant date fair value of the awards based on a value of $58.19 per share which was the sum of the closing market price of the Common Stock on the grant date plus the estimated dividends per share to be paid over the three-year performance period. The values used for RSUs and performance share awards are the same as those used under share-based compensation accounting guidance.

(5)

Share amount represents a time-based RSU with no performance threshold granted to Ms. Saathoff on July 27, 2016. See “Compensation Discussion and Analysis—2016 Compensation Programs—Long-Term Incentives—Restricted Stock Units with Performance Threshold,” above, for a complete discussion of the terms of the award. Share amount does not include an estimate of an additional dividend equivalent, which is based on a tiered calculation and also payable pursuant to the terms of the awards.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table includes all of the outstanding equity awards held by our NEOs at December 31, 2016:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)[1]
(a)	(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
Gregg S. Kantor	30,000	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	1,625	[3]	$97,175	24,067	[2]	$1,439,219
	—	—	—	—	1,750	[3]	104,650	1,750	[4]	104,650
	—	—	—	—	1,815	[3]	108,537	3,630	[5]	217,074
	—	—	—	—	1,676	[3]	100,225	5,028	[6]	300,674
David H. Anderson	8,000	—	43.29	3/6/2018	—		—	—		—
	8,000	—	44.25	3/2/2020	—		—	—		—
	11,000	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	650	[3]	38,870	24,800	[2]	1,483,040
	—	—	—	—	650	[3]	38,870	650	[4]	38,870
	—	—	—	—	600	[3]	35,880	1,200	[5]	71,760
	—	—	—	—	1,050	[3]	62,790	3,150	[6]	188,370
Gregory C. Hazelton	—	—	—	—	—		—	—		—
Brody J. Wilson	—	—	—	—	200	[3]	11,960	5,500	[2]	328,900
	—	—	—	—	185	[3]	11,063	185	[4]	11,063
	—	—	—	—	190	[3]	11,362	380	[5]	22,724
	—	—	—	—	180	[3]	10,764	540	[6]	32,292
MardiLyn Saathoff	2,000	—	41.15	3/4/2019	—		—	—		—
	2,000	—	44.25	3/2/2020	—		—	—		—
	3,000	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	175	[3]	10,465	12,320	[2]	736,736
	—	—	—	—	185	[3]	11,063	185	[4]	11,063
	—	—	—	—	375	[3]	22,425	750	[5]	44,850
	—	—	—	—	450	[3]	26,910	1,350	[6]	80,730
	—	—	—	—	3,100	[7]	185,380	—		—
Lea Anne Doolittle	4,000	—	43.29	3/6/2018	—		—	—		—
	3,000	—	41.15	3/4/2019	—		—	—		—
	3,000	—	44.25	3/2/2020	—		—	—		—
	5,000	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	325	[3]	19,435	9,400	[2]	562,120
	—	—	—	—	345	[3]	20,631	345	[4]	20,631
	—	—	—	—	325	[3]	19,435	650	[5]	38,870
	—	—	—	—	310	[3]	18,538	930	[6]	55,614
Grant M. Yoshihara	2,000	—	43.29	3/6/2018	—		—	—		—
	2,000	—	41.15	3/4/2019	—		—	—		—
	2,000	—	44.25	3/2/2020	—		—	—		—
	3,500	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	240	[3]	14,352	6,860	[2]	410,228
	—	—	—	—	240	[3]	14,352	240	[4]	14,352
	—	—	—	—	238	[3]	14,232	476	[5]	28,465
	—	—	—	—	225	[3]	13,455	675	[6]	40,365

Column (d) was omitted as it is not applicable.

(1)	Amounts are calculated based on the price of $59.80, the closing market price for the Company’s Common Stock on December 30, 2016 (the last trading day of 2016).

(2)

Share amounts represent the maximum level of performance share awards. The actual number of performance shares issuable will be determined by the OECC at the end of the three-year performance cycles ending December 31, 2017 and 2018. Does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance objectives, see “Compensation Discussion and Analysis--2016 Compensation Programs--Long-Term Incentives--Performance Shares,” above.

(3)

Share amounts represent RSU awards with performance thresholds that were met as of December 31, 2016, and that are scheduled to vest based on continued service through March 1, 2017. The achievement of the performance threshold is reviewed and approved by the OECC after the end of each year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance threshold, see “Compensation Discussion and Analysis--2016 Compensation Programs--Long-Term Incentives--Restricted Stock Units with Performance Threshold,” above.

(4)

Share amounts represent the remaining balance of RSUs with performance threshold awards. The remaining shares covered by each of these RSUs with performance threshold will vest on March 1, 2018 subject in each case to achievement of the performance threshold for the immediately preceding year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(5)

Share amounts represent the remaining balance of RSUs with performance threshold awards. One-half of the remaining shares covered by each of these RSUs with performance threshold will vest on each of March 1, 2018 and 2019 subject in each case to achievement of the performance threshold for the immediately preceding year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(6)

Share amounts represent the remaining balance of RSUs with performance threshold awards. One-third of the remaining shares covered by each of these RSUs with performance threshold will vest on each of March 1, 2018, 2019 and 2020 subject in each case to achievement of the performance threshold for the immediately preceding year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(7)	Share amount represents a time-based RSU. One-fourth of the shares will vest on each of March 1, 2019 and 2020 and the remaining one-half will vest on March 1, 2021.

OPTION EXERCISES AND STOCK VESTED DURING 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)
Gregg S. Kantor	70,000	$751,167	18,497	$1,133,469
David H. Anderson	15,000	143,397	6,772	414,865
Gregory C. Hazelton	—	—	2,311	117,491
Brody J. Wilson	—	—	2,037	124,339
MardiLyn Saathoff	5,000	40,653	2,227	134,383
Lea Anne Doolittle	3,000	39,445	3,601	221,355
Grant M. Yoshihara	2,000	29,342	2,619	160,505
(1)

Amounts represent performance share awards and RSUs with performance threshold that vested during 2016. The performance shares are related to the three-year award cycle 2014-2016 and were earned but unpaid as of the fiscal year-end; the value realized is based on a price of $59.80, the closing market price for the Company’s Common Stock on December 30, 2016 (the last trading day of 2016), plus dividend equivalents. The performance share award paid at 88.2 percent of the target level incentive based upon Company performance and strategic results. See “Compensation Discussion and Analysis—2016 Compensation Programs—Long-Term Incentives—Performance Shares,” above. The number of shares actually paid was determined by the OECC on February 22, 2017. The value realized includes cash for dividend equivalents of $5.58 per share based on dividends per share paid by the Company during the performance period as follows: Mr. Kantor, $66,441; Mr. Anderson, $24,116; Mr. Hazelton, $0; Mr. Wilson, $7,136; Ms. Saathoff, $7,136; Ms. Doolittle, $13,288; and Mr. Yoshihara, $9,351. RSUs with performance threshold are related to the units that vested on March 1, 2016 and the value realized is based on the stock price on March 1, 2016 or $49.44 per share, plus cash dividend equivalents which were as follows: Mr. Kantor, $29,180; Mr. Anderson, $11,178; Mr. Hazelton, $3,235; Mr. Wilson, $3,249; Ms. Saathoff, $3,899; Ms. Doolittle, $5,343; and Mr. Yoshihara, $4,319. Receipt of the following amounts under performance share awards were deferred pursuant to elections under our Deferred Compensation Plan for Directors and Executives: Mr. Kantor, 4,353 shares valued at $246,947 and $25,263 of dividend equivalents; Mr. Anderson, 110 shares valued at $5,438 and $808 of dividend equivalents; Mr. Hazelton, 0 shares; Mr. Wilson, 0 shares; Ms. Saathoff, 1,716 shares valued at $98,473 and $0 of dividend equivalents; Ms. Doolittle, 864 shares valued at $49,070 and $3,642 of dividend equivalents; and Mr. Yoshihara, 0 shares and $5,341 of dividend equivalents. See “Non-Qualified Deferred Compensation in 2016” for a discussion of the terms of this plan.

PENSION BENEFITS AS OF DECEMBER 31, 2016

Name	Age	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]
Gregg S. Kantor[2]	59	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	20.25	$1,309,081

		Executive Supplemental Retirement Income Plan	18.92	7,859,006

		Deferred Compensation Plan Supplemental Annuity	20.25	—
David H. Anderson	55	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	12.25	583,468

		Supplemental Executive Retirement Plan—Tier 1	12.25	1,901,860

		Deferred Compensation Plan Supplemental Annuity	12.25	—
Gregory C. Hazelton	51	N/A	—	N/A

Brody J. Wilson	37	N/A	—	N/A
MardiLyn Saathoff	60	N/A	—	N/A

Lea Anne Doolittle[3]	61	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	16.17	863,431

		Executive Supplemental Retirement Income Plan	16.17	2,769,716

		Deferred Compensation Plan Supplemental Annuity	16.17	—
Grant M. Yoshihara[4]	61	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	25.67	1,497,522

		Supplemental Executive Retirement Plan—Tier 2	25.67	409,307

		Deferred Compensation Plan Supplemental Annuity	25.67	—
(1)

The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2016 of the pension benefits of the NEOs under the respective pension plans calculated based on years of service and final average compensation as of that date but assuming retirement at the earliest age at which benefits were unreduced under the respective plans, except that for Mr. Kantor his actual retirement date was used. Years of service for Mr. Kantor under the Executive Supplemental Retirement Income Plan (ESRIP) is based on his years of service since becoming eligible to participate under the plan. The actuarial present value was calculated using the RP 2014 Mortality Table adjusted backward to 2006 and projected generationally using Scale MP 2016 and a discount rate of 3.68 percent, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet as of December 31, 2016.

(2)

Mr. Kantor retired on December 31, 2016 and was eligible for early retirement benefits under the pension plans in which he is a participant. He commenced receipt of benefits under these plans in January 2017 and the amounts in the above table represent the present value of the benefits he is receiving.

(3)

Ms. Doolittle is eligible for early retirement benefits under the pension plans in which she is a participant. If she had retired on December 31, 2016 and immediately claimed early retirement benefits under those plans, the Present Value of Accumulated Benefits for her as reflected in the above table would have been higher by the following amounts: Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees—$1,497, Executive Supplemental Retirement Income Plan—$0, and Deferred Compensation Plan Supplemental Annuity—$0.
(4)

Mr. Yoshihara is eligible for early retirement benefits under the pension plans in which he is a participant. If he had retired on December 31, 2016 and immediately claimed early retirement benefits under those plans, the Present Value of Accumulated Benefits for him as reflected in the above table would have been higher by the following amounts: Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees—$8,530, Supplemental Executive Retirement Plan—Tier 2—$2,308, and Deferred Compensation Plan Supplemental Annuity—$0.

Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees

The Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees (Retirement Plan) is our qualified pension plan covering certain employees covered by a labor agreement and hired prior to January 1, 2010 as well as all regular, full-time employees not covered under a labor agreement whose employment commenced prior to January 1, 2007 (when the non-bargaining unit portion of the Retirement Plan was closed to new participants). Eligible non-bargaining unit employees commenced participation in the Retirement Plan after one year of service and became 100 percent vested after five years of service. Final average earnings for purposes of calculating benefits consist of the participant’s highest average total annual compensation for any five consecutive years in the last 10 years of employment, with total annual compensation for this purpose generally consisting of salary and annual incentive, excluding long-term incentives, amounts deferred under our non-qualified deferred compensation plans and, commencing in 2010 as provided in a Retirement Plan amendment approved in 2009, annual incentive payments in excess of target. In addition, as of December 31, 2016, the Internal Revenue Code limited the amount of annual compensation considered for purposes of calculating benefits under the Retirement Plan to $265,000.

A normal retirement benefit is payable upon retirement at or after age 62 and consists of (a) an annuity benefit equal to 1.8 percent of final average earnings for each of the participant’s first 10 years of service, and (b) a lump sum benefit equal to 7.5 percent of final average earnings for each year of service in excess of 10 years. In addition, for participants hired before January 1, 2000 and under age 60 on that date (including Messrs. Kantor and Yoshihara), a supplemental annuity is provided under the Retirement Plan equal to the participant’s total years of service multiplied by the sum of (x) a varying percentage (based on the participant’s hire age and age on January 1, 2000, and which is 0.295 percent for Mr. Kantor, and 0.206 percent for Mr. Yoshihara) of total final average earnings, and (y) 0.425 percent of the excess of final average earnings over an amount referred to as Covered Compensation, which generally consists of the average of the Social Security maximum taxable wage bases over the 35 years preceding the participant’s retirement.

Employees who have attained age 55, if age plus accredited years of service totals 70 or more, are eligible for early retirement benefits. Annuity benefits are reduced by 1/3 percent per month (four percent per year) for each month that the benefit commencement date precedes age 62, with such benefit reduction increased to 1/2 percent per month (six percent per year) for each month the benefit commencement date precedes age 60. The lump sum benefit is not subject to reduction on early retirement. At December 31, 2016, Mr. Kantor, Ms. Doolittle and Mr. Yoshihara were the only NEOs eligible for early retirement benefits under the Retirement Plan.

The basic benefit form for annuity benefits is a monthly single life annuity. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Deferred Compensation Plan Supplemental Annuity

As discussed above, final average earnings for purposes of calculating benefits under the Retirement Plan exclude amounts deferred under our non-qualified Deferred Compensation Plan for Directors and Executives (DCP), which is described below under “Non-Qualified Deferred Compensation Plans.” Accordingly, deferral of compensation under the DCP during a participant’s last 10 years of employment may result in a reduction in benefits payable under the Retirement Plan unless the participant’s total annual compensation in each of those years is over the limit ($265,000 in 2016) imposed by the Internal Revenue Code. In recognition of this possible loss of Retirement Plan benefits, the DCP provides for payment of a supplemental annuity generally payable in the same form and for the same period of time as the annuity payable under the Retirement Plan, subject to certain requirements for the timing of commencement of benefits. The supplemental annuity is equal to the difference between the actual benefit under the Retirement Plan assuming the participant had elected to receive the lump sum benefit in the form of an annuity and the corresponding benefit that otherwise would have been payable under the Retirement Plan if the participant had not deferred compensation under the DCP.

Executive Supplemental Retirement Income Plan

The Executive Supplemental Retirement Income Plan (ESRIP) is a non-qualified pension plan providing supplemental retirement benefits to persons who were executive officers prior to September 1, 2004, including Mr. Kantor and Ms. Doolittle. Under the ESRIP, a target annual retirement benefit is determined for each participant, which is then reduced by the participant’s (a) Retirement Plan benefit (with the lump sum portion converted to a single life annuity), (b) annual Social Security benefits, and (c) any supplemental annuity under the DCP, in each case assuming commencement of benefits at age 65. Final average compensation for purposes of calculating ESRIP benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive compensation years in the last 10 years of employment. Long-term compensation is excluded from the definition of final average compensation. To help control the cost of future benefits under the ESRIP, the Board authorized ESRIP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target is also excluded from the calculation of final average compensation.

The target annual retirement benefit is equal to (a) 4.33 percent of final average compensation for each of the participant’s first 15 years of service, plus (b) for persons who were ESRIP participants as of September 1, 1998 (including Mr. Kantor), 0.5 percent of final average compensation for up to 10 additional years of service in excess of 15 years. This formula results in a target benefit of 65 percent of final average compensation after 15 years of service and a maximum 70 percent of final average compensation for those eligible after 25 years of service. A normal retirement benefit equal to the target benefit reduced by Retirement Plan, Social Security and DCP supplemental annuity benefits as discussed above is payable upon retirement at the later of age 62 or after 10 years of service. Participants become vested for 50 percent of this benefit after five years of service and then become vested for an additional 10 percent for each additional year of service until fully vested after 10 years of service.

A participant who is age 55 or older with at least 10 years of service is eligible for early retirement benefits. The ESRIP normal retirement benefit is reduced by 0.5 percent per month (six percent per year) for each month that the benefit commencement date precedes age 62. At December 31, 2016, Mr. Kantor and Ms. Doolittle were eligible for early retirement benefits under the ESRIP.

The basic benefit form for ESRIP benefits is a monthly single life annuity with 10 years of guaranteed payments. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) is a non-qualified pension plan providing supplemental retirement benefits to persons who become eligible executive officers after September 1, 2004, including Mr. Anderson and Mr. Yoshihara. The SERP is divided into two tiers, with persons who became eligible executive officers between September 1, 2004 and December 1, 2006 (Mr. Anderson) being participants in SERP Tier 1, and persons who are eligible for the Retirement Plan and who become eligible executive officers after December 1, 2006 (Mr. Yoshihara) being participants in SERP Tier 2. Participants must complete five years of service before becoming 100 percent vested in SERP benefits.

SERP Tier 1

Under SERP Tier 1, a target lump sum retirement benefit is determined for each participant, which is then reduced by the lump sum actuarial equivalent of the participant’s Retirement Plan benefit, Social Security benefit and any supplemental annuity under the DCP, in each case valued as of and assuming commencement at age 65. Final average pay for purposes of calculating SERP Tier 1 benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive compensation years in the last 10 years of employment. To help control the cost of future benefits under the SERP, the Board authorized SERP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target is excluded from the calculation of final average pay.

The target lump sum retirement benefit is equal to 40 percent of final average pay for each of the participant’s first 15 years of service, resulting in a maximum target benefit of six times final average pay after 15 years of service. A normal retirement benefit equal to the target benefit reduced by the lump sum actuarial equivalents of Retirement Plan, Social Security, and DCP supplemental annuity benefits as discussed above is payable as a lump sum upon retirement at or after age 60. Upon termination of employment at any time after becoming vested, a participant will receive a termination benefit equal to the SERP Tier 1 normal retirement benefit reduced by 0.4166 percent per month (five percent per year) for each month that termination of employment precedes age 60, up to a maximum reduction of 60 percent for termination at age 48 or below. Participants may choose among different annuity forms that are the actuarial equivalent of the basic lump sum benefit.

SERP Tier 2

As discussed above, final average earnings for purposes of calculating benefits under the Retirement Plan excludes amounts of compensation over a limit ($265,000 in 2016) imposed by the Internal Revenue Code. SERP Tier 2 provides a make-up benefit calculated using the Retirement Plan formula (see Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees, above) without applying this limit. Accordingly, benefits under SERP Tier 2 are equal to (a) the benefits that would be calculated under the Retirement Plan if compensation taken into account when determining final average earnings was not limited by the Internal Revenue Code and did not exclude amounts deferred under the DCP, minus (b) the sum of the actual Retirement Plan benefits and the DCP supplemental annuity benefits. SERP Tier 2 benefits are generally payable in the same form and for the same period of time as the annuity payable under the Retirement Plan, subject to certain requirements for the timing of commencement of benefits.

NON-QUALIFIED DEFERRED COMPENSATION IN 2016

Name	Plan Name	Executive Contributions in 2016[1]	NW Natural Contributions in 2016[1]	Aggregate Earnings in 2016[1]	Aggregate Withdrawals/ Distributions in 2016	Aggregate Balance at 12/31/2016[1]
Gregg S. Kantor	EDCP	$—	$—	$3,049	$8,899	$45,250
	DCP	313,743	35,530	148,181	137,255	2,118,500
David H. Anderson	EDCP	—	—	—	—	—
	DCP	56,243	21,390	93,034	—	571,292
Gregory C. Hazelton	EDCP	—	—	—	—	—
	DCP	—	—	—	—	—
Brody J. Wilson	EDCP	—	—	—	—	—
	DCP	—	3,802	9	—	4,020
MardiLyn Saathoff	EDCP	—	—	—	—	—
	DCP	69,355	20,748	29,272	—	350,359
Lea Anne Doolittle	EDCP	—	—	14,788	—	181,336
	DCP	69,157	6,636	50,822	—	798,264
Grant M. Yoshihara	EDCP	—	—	4,710	—	78,274
	DCP	28,996	4,994	13,233	—	339,640
(1)

All amounts reported in the Executive Contributions and NW Natural Contributions columns are also included in amounts reported in the Summary Compensation Table above for either 2015 or 2016. The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is included in column (h) of the Summary Compensation Table, and the amount of above-market earnings for each NEO is set forth in footnote 3 to that table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Kantor, $2,262,463; Mr. Anderson, $413,275; Mr. Hazelton, $0; Mr. Wilson, $3,805; Ms. Saathoff, $92,933; Ms. Doolittle, $628,820; and Mr. Yoshihara, $41,106. Amounts not previously reported consist of market-rate earnings on amounts deferred and amounts deferred before designation as a NEO. Amounts previously reported as described in this footnote have been reduced by amounts distributed such that no amount in this footnote will exceed the amount in the Aggregate Balance column.

Non-Qualified Deferred Compensation Plans In 2016

We currently maintain two non-qualified deferred compensation plans for executive officers: the DCP and the Executive Deferred Compensation Plan (EDCP). Prior to 2005, the EDCP was the plan pursuant to which our executives deferred compensation. On January 1, 2005, deferrals under the EDCP were discontinued and the DCP became effective for future deferrals of compensation by our executives. Accordingly, all deferred contributions in 2016 were made under the DCP, while earnings continued to accrue on EDCP account balances.

Participants in the DCP may elect in advance to defer up to 50 percent of their salaries, up to 100 percent of their annual incentives, and up to 100 percent of performance share and restricted stock unit awards under our LTIP. We make matching contributions each year equal to (a) 60 percent of the lesser of the participant’s salary and annual incentive deferred during the year under both the DCP and our 401(k) Plan or 6 percent of the participant’s total salary and annual incentive for the year, reduced by (b) the maximum matching contribution we would have made under our 401(k) Plan if the participant had fully participated in that plan. For participants hired after December 31, 2006, we make enhanced contributions each year equal to 5% of the greater of: (a) the participant’s salary and annual incentive deferred during the year under the DCP, or (b) the excess of the participant’s total salary and annual incentive received during the year over the limit ($265,000 in 2016) imposed by the Internal Revenue Code on compensation that may be considered in calculating the corresponding enhanced contributions under our 401(k) Plan.

All amounts deferred under the EDCP or the DCP have been or will be credited to either a “stock account” or a “cash account.” Under the DCP, deferrals of compensation payable in cash are made to cash accounts and deferrals of compensation payable in our Common Stock are made to stock accounts. No transfers between a participant’s cash account and stock account are permitted under the EDCP. Under the DCP, transfers from a cash account to a stock account are permitted, but not vice-versa. Stock accounts represent a right to receive shares of our Common Stock on a deferred basis, and are credited with additional shares based on the deemed reinvestment of dividends. The average annual rate of earnings on stock accounts over the five years ending December 31, 2016 was approximately 8.63 percent and in 2016 was approximately 22.21 percent, in each case representing the total shareholder return of our Common Stock annualized, assuming dividend reinvestment. Cash accounts under the EDCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points, subject to a six percent minimum rate. The average quarterly interest rate paid on EDCP cash accounts in 2016 was 6.26 percent. Cash accounts under the DCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield without the additional two percentage points or the six percent minimum. The average quarterly interest rate paid on DCP cash accounts in 2016 was 4.19 percent. Commencing in 2017, EDCP cash accounts will be credited with interest at the same rate as DCP cash accounts.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions may commence on a predetermined date while still employed or upon termination of employment, and may be made in a lump sum or in annual installments over five, 10 or 15 years. Hardship withdrawals are permitted under both the EDCP and the DCP, and participants in the EDCP may withdraw their full account balance at any time subject to forfeiture of 10 percent of the balance.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Compensation

We have agreed to provide certain benefits to the NEOs upon a “change in control” of NW Natural, although certain of the benefits are only payable if the NEO’s employment is terminated without “cause” or by the officer for “good reason” within 24 months after the change in control. In our plans and agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of our outstanding Common Stock;
•	the nomination (and subsequent election) of a majority of our directors by persons other than the incumbent directors; and
•	the consummation of a sale of all or substantially all of our assets, or an acquisition of NW Natural through a merger or share exchange.

In our plans and agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to NW Natural, and “good reason” generally includes a change in position or responsibilities (that does not represent a promotion), a decrease in compensation, or a home office relocation of over 30 miles.

The following table shows the estimated change in control benefits that would have been payable to the NEOs if (i) a change in control had occurred on December 31, 2016, and (ii) each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit[1]	Insurance Continuation[2]	Restricted Stock Unit Acceleration[3]	Performance Share Acceleration[4]	Present Value of ESRIP and SERP Enhancements[5]	Cash Retention Acceleration[6]	Total[7]
Gregg S. Kantor[8]	$—	$—	$—	$—	$—	$—	$—
David H. Anderson	2,196,667	51,208	498,371	398,127	601,116	—	3,745,489
Gregory C. Hazelton[9]	—	—	—	—	—	—	—
Brody J. Wilson	749,333	19,288	117,388	97,338	—	—	983,347
MardiLyn Saathoff	920,667	29,892	405,118	209,873	—	—	1,565,550
Lea Anne Doolittle	784,526	—	203,876	166,872	6,957	—	1,162,231
Grant M. Yoshihara	564,126	—	147,298	121,207	150,916	239,226	1,222,773
(1)

Cash Severance Benefit. Each NEO has entered into a severance agreement providing for, among other things, cash severance benefits payable if the NEO’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance benefit for each NEO is equal to two times (two and a half times for Mr. Anderson) the sum of final annual salary plus average annual incentive for the last three years (annualized for annual incentives paid for partial years). These amounts are payable in a lump sum within five days after termination. The agreements provide for the following reductions in the cash severance benefit based on age at the time of termination: 10 percent reduction at age 62, 40 percent reduction at age 63, 70 percent reduction at age 64, and 100 percent reduction at age 65. Under the severance agreements, if any payments to a NEO in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Cash Severance Benefit for Ms. Doolittle and Mr. Yoshihara have been reduced in accordance with this provision.

(2)

Insurance Continuation. If cash severance benefits are triggered, the severance agreements also provide for the continuation of life and health insurance benefits for two years following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of two years’ of monthly life and health insurance benefit payments at the rates paid by us for each NEO as of December 31, 2016. Under the severance agreements, if any payments to a NEO in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Insurance Continuation for Ms. Doolittle and Mr. Yoshihara have been reduced in accordance with this provision.

(3)

Restricted Stock Unit Acceleration. As of December 31, 2016, each NEO held outstanding unvested RSUs as listed in the “Outstanding Equity Awards” table above. The RSU award agreements state that if cash severance benefits are triggered under the severance agreements, all outstanding unvested RSUs will immediately vest. The amounts in the table above represent the number of unvested RSUs as of December 31, 2016 multiplied by a stock price of $59.80 per share, which was the closing price of our Common Stock on the last trading day of 2016, plus an amount for each RSU equal to the dividends paid per share during the period the RSU was outstanding.

(4)

Performance Share Acceleration. As described above under the “Grants of Plan-Based Awards During 2016” table and “Compensation Discussion and Analysis—2016 Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the NEOs in 2016 under which shares of our Common Stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2016 to 2018. Similar awards were granted in February 2015 to the NEOs under which Common Stock (and dividends) will be issued based on our performance over the years 2015 to 2017. The award agreements for all those awards require us to issue a calculated number of shares within five days after a change in control and provide that (i) the number of shares to be issued will be pro-rated based on the portion of the award period completed prior to the change in control, (ii) for the portion of the award payable based on total shareholder return relative to a peer group of companies (TSR), actual stock performance through the date of the change in control will be applied to determine a gross payout amount before applying the above pro-ration, (iii) for the portions of the award payable based on cumulative earnings per share (EPS) and average return on invested capital (ROIC), if the change in control occurs during the first year of the award period, the payout will be based on 100 percent of the pro-rated target, and if the change in control occurs during the second or third year of the award period, the payout will be calculated by assuming that the levels of EPS and ROIC achieved in the last completed year continued for the remaining year or years of the award period, and (iv) for the portion of the award payable based on achievement of strategic milestones, the payout will be based on 100 percent of the pro-rated target. These payments are required whether or not the officer’s employment is terminated in connection with the change in control. The amounts in the table above represent the number of shares that would have been issued under the awards based on TSR, EPS and ROIC performance through December 31, 2016, multiplied by a stock price of $59.80 per share, which was the closing price of our Common Stock on the last trading day of 2016, plus an amount equal to the dividends paid per share during the applicable award periods through December 31, 2016.

(5)

Present Value of ESRIP and SERP Enhancements. As discussed above in the text accompanying the “Pension Benefits” table, Mr. Anderson is a participant in the SERP Tier 1, which generally provides for a lump sum benefit payable six months after termination of employment. If a SERP Tier 1 participant’s employment is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP Tier 1 participant will receive three additional years of service for purposes of calculating their SERP Tier 1 benefit. The amounts in the table represent the excess of the SERP benefit Mr. Anderson would receive on termination following a change in control over the SERP benefit he would have received if employment had terminated absent a change in control on December 31, 2016. As discussed above in the text accompanying the “Pension Benefits” table, Ms. Doolittle is a participant in the ESRIP, which generally provides for a lifetime supplemental pension benefit payable by us following retirement. If the employment of any ESRIP participant is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the ESRIP participant will receive three additional years of service for purposes of calculating her ESRIP benefit. In addition, the benefit reductions for commencement of ESRIP benefits prior to age 62 are reduced, from 6 percent for each year benefits commence prior to age 62 to 3 percent for each year benefits commence prior to age 62. The amount for Ms. Doolittle in the table above represents the excess of the annual ESRIP benefit she would receive on termination following a change of control over the annual ESRIP benefit she would have received if her employment had terminated absent a change in control on December 31, 2016. As discussed above in the text accompanying the “Pension Benefits” table, Mr. Yoshihara is a participant in the SERP Tier 2, which generally provides for a lifetime supplemental pension benefit payable by us following retirement. If the employment of any SERP Tier 2 participant is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP Tier 2 participant will receive three additional years of service for purposes of calculating his or her SERP Tier 2 benefit. The amount for Mr. Yoshihara in the table above represents the excess of the annual SERP Tier 2 benefit he would receive on termination following a change in control over the annual SERP Tier 2 benefit he would have received if his employment had terminated absent a change in control on December 31, 2016.

(6)

Cash Retention Acceleration. Mr. Yoshihara is entitled to a $260,000 cash retention bonus if he remains an employee of the Company until March 1, 2018. The cash retention bonus agreement states that if cash severance benefits are triggered under Mr. Yoshihara’s severance agreement, he will be entitled to receive a pro-rated payout of his retention bonus based on the portion of the approximately six year retention period completed prior to the termination of his employment. The amount in the table represents the portion of the cash retention bonus he would have been paid if his employment had terminated on December 31, 2016 under circumstances triggering cash severance benefits.

(7)	Total. Amounts in this column equal the sum of the amounts in the six columns to its left.
(8)	Mr. Kantor retired from the Company on December 31, 2016, and therefore was not subject to change of control benefits as of December 31, 2016.
(9)	Mr. Hazelton departed the Company on September 30, 2016, and therefore was not subject to change of control benefits as of December 31, 2016.

Other Benefits Triggered on Certain Employment Terminations

When Mr. Anderson was promoted to President and CEO effective August 1, 2016, the Company entered into a severance agreement with him that provides the following severance benefits if his employment is terminated without cause: 100 percent of his base salary for a termination without cause during the year ending August 1, 2017, decreasing to 80 percent of base salary for a termination in the year ending August 1, 2018, 60 percent for a termination in the year ending August 1, 2019, 40 percent for a termination in the year ending August 1, 2020,

20 percent for a termination in the year ending August 1, 2021, and 0 percent thereafter. If Mr. Anderson’s employment had been terminated without cause on December 31, 2016, he would have been entitled to a payment of $600,000 under this agreement.

As of December 31, 2016, Ms. Saathoff held time-based RSUs as described above under “Grants of Plan-Based Awards During 2016.” The RSU award agreement generally requires Ms. Saathoff to be employed by the Company on the applicable vesting dates to receive RSU payouts, but the agreement also provides that if her employment terminates earlier as a result of death or disability, the RSUs will immediately vest. The value of the RSU payout, based on a stock price of $59.80 per share (which was the closing price of our Common Stock on the last trading day of 2016), that Ms. Saathoff would have been entitled to receive on death or disability as of December 31, 2016 is $188,294.

Mr. Yoshihara is entitled to a $260,000 cash retention bonus if he remains an employee of the Company until March 1, 2018. Under this cash retention bonus agreement, if Mr. Yoshihara’s employment is earlier terminated by the Company without cause, by him for good reason, or as a result of his death or disability, he will be entitled to receive a pro-rated payout of his retention bonus based on the portion of the approximately six year retention period completed prior to the termination of his employment. If his employment had terminated on December 31, 2016 under any of those circumstances, he would have been entitled to a pro-rated payment of $239,226.

As of December 31, 2016, each NEO held outstanding unvested RSUs with performance threshold as listed in the “Outstanding Equity Awards at December 31, 2016” table above. The RSU award agreements generally require the officer to be employed by us on the applicable vesting dates to receive RSU payouts, but the agreements also provide that if employment terminates earlier as a result of death or disability, or when the officer is eligible for normal or early retirement under our Retirement Plan, the officer will nevertheless receive 100 percent of each scheduled RSU payout if the performance threshold is satisfied for the applicable year. As of December 31, 2016, Mr. Kantor, Ms. Doolittle and Mr. Yoshihara were eligible for normal or early retirement under the Retirement Plan. Assuming achievement of the performance threshold for all years, the estimated value of the RSU payouts, based on a stock price of $59.80 per share (which was the closing price of our Common Stock on the last trading day of 2016) and continuation of quarterly dividends on our Common Stock at the current rate, that Mr. Kantor, Ms. Doolittle and Mr. Yoshihara would be entitled to receive on any termination of employment, and that Messrs. Anderson and Wilson and Ms. Saathoff would be entitled to receive on death or disability, as of December 31, 2016 would be: Mr. Kantor, $1,129,974, Mr. Anderson, $518,557; Mr. Hazelton, $0; Mr. Wilson, $121,712; Ms. Saathoff, $414,288; Ms. Doolittle, $211,373; and Mr. Yoshihara, $152,727.

As described above under “Grants of Plan-Based Awards During 2016” table and “Compensation Discussion and Analysis—2016 Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the NEOs in February 2016 under which shares of our Common Stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2016-2018. Similar awards were granted in February 2015 under which Common Stock (and dividend equivalents) will be issued based on our performance over the years 2015-2017. The award agreements generally require the officer to be employed by us on the last day of the performance period to receive an award payout, but the award agreements for these awards provide that if employment terminates earlier as a result of death, disability, or retirement after reaching age 60 (age 55 for Mr. Kantor) the officer will be entitled to a pro-rated award payout. Accordingly, if any NEO had terminated employment on December 31, 2016 as a result of death, disability or retirement (as Mr. Kantor did), his or her target award for the 2016-2018 performance period would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period, and his or her target award for the 2015-2017 performance period would have been similarly reduced to two-thirds of the original target award, and then he or she would receive payouts under these adjusted awards at the end of the applicable performance periods based on our actual performance against the performance goals. Assuming achievement of target performance levels, the estimated value of the pro-rated award payouts, based on a stock price of $59.80 per share (which was the closing price of our Common Stock on the last trading day of 2016) and continuation of quarterly dividends for the remainder of the performance period on our Common Stock at the current rate, for each NEO would be: Mr. Kantor, $787,223; Mr. Anderson, $375,488; Mr. Hazelton, $0; Mr. Wilson, $91,669; Ms. Saathoff, $197,760; Ms. Doolittle, $157,146; and Mr. Yoshihara, $114,150.

As of December 31, 2016, five NEOs held options to purchase Common Stock as listed in the “Outstanding Equity Awards” table above. Under the terms of their stock option agreements, upon the death or disability of the officer, the standard three-month period for exercising options following termination of employment is extended to one year, but not beyond each option’s original 10-year plus 7-day term. If death or disability of a NEO had occurred on December 31, 2016, there would have been no increase in the value of outstanding options resulting from the extension of the post-termination exercise period from three months to one year based on option values as of December 31, 2016 for three-month and one-year remaining terms calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under ASC 718. If an officer terminates employment when eligible for normal or early retirement under our Retirement Plan, the stock option agreements provide that all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to three years, but not beyond each option’s original 10-year plus 7-day term. As of December 31, 2016, Mr. Kantor, Ms. Doolittle and Mr. Yoshihara were the only NEOs eligible for normal or early retirement under the Retirement Plan. If they had retired on December 31, 2016 (as Mr. Kantor did), there similarly would have been no incremental benefit from extending the term.

NON-EMPLOYEE DIRECTOR COMPENSATION IN 2016

Name	Fees Earned or Paid in Cash ($)[1]	Stock awards ($)[2]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[3]	Total ($)
(a)	(b)	(c)	(f)	(h)
Timothy P. Boyle	$125,500	$28,002	$—	$153,502
Martha L. Byorum	161,000	28,002	1,924	190,926
John D. Carter	163,000	28,002	250	191,252
Mark S. Dodson	136,000	28,002	15,695	179,697
C. Scott Gibson	159,500	28,002	6,913	194,415
Tod R. Hamachek	224,500	28,002	79,438	331,940
Jane L. Peverett	139,000	28,002	105	167,107
Kenneth Thrasher	151,500	28,002	—	179,502
Malia H. Wasson	143,500	28,002	65	171,567

Columns (d), (e) and (g) were deleted as they are not applicable in 2016. See “Director Fees and Arrangements,” below.

(1)

All cash amounts were deferred pursuant to the terms of the Deferred Compensation Plan for Directors and Executives (DCP) for Mr. Carter. A portion of cash amounts paid to Mr. Hamachek and Ms. Peverett were deferred pursuant to the terms of the DCP.

(2)

Represents restricted stock units (RSUs) granted in accordance with the Northwest Natural Gas Company Compensation Policy for Non-employee Directors. During 2016, 158 RSUs valued at $7,996 were granted to each director, or 1,422 shares valued at $71,967 in the aggregate, on January 1, 2016 and vested on May 25, 2016, the day before the 2016 annual shareholder’s meeting. Upon vesting, shares issued pursuant to RSUs granted on January 1, 2016 were deferred pursuant to the terms of the DCP for Ms. Byorum, Mr. Gibson, Mr. Hamachek, Mr. Thrasher and Ms. Wasson. Additionally, 365 RSUs valued at $20,006 were granted to each director, or 3,285 shares valued at $180,051 in the aggregate, on May 26, 2016 and will vest on May 24, 2017, the day before the 2017 Annual Meeting. Upon vesting, shares issued pursuant to RSUs granted on May 26, 2016 will be deferred pursuant to the DCP for Ms. Byorum, Mr. Hamachek, Ms. Peverett, Mr. Thrasher, and Ms. Wasson.

(3)

Amounts in column (f) represent above-market interest credited to the directors’ accounts under the Directors Deferred Compensation Plan and the DCP during 2016. For Mr. Dodson, the amount also includes above-market interest credited to his cash account balance under the

Executive Deferred Compensation Plan, which he participated in while he was an executive officer of the Company. For this purpose, interest credited is considered above-market to the extent such interest exceeds 120 percent of the average of the applicable long-term federal rates for the twelve months corresponding to the period for which market yield information is obtained to calculate interest crediting rates under the non-qualified deferred compensation plans.

Non-Employee Director Compensation Philosophy

The OECC’s compensation philosophy for non-employee members of the Board is designed to attract and retain high performing directors who will perform in the best interest of shareholders. The OECC targets the compensation of Board members to be aligned near the middle of the market (50th percentile) for about 15 peer companies. The OECC reviews Board compensation annually and recommends adjustments to compensation as necessary. The Consultant who assists the OECC with executive compensation also provides competitive market data for Board compensation.

While the components of compensation have evolved over the years, the pay components for 2016 consisted of a cash retainer, a stock retainer in the form of RSUs, cash meeting fees, and extra cash retainers for serving as chair of the Board or of committees of the Board.

The Board has adopted stock ownership guidelines that require directors to own NW Natural shares valued at least $300,000 within five years of joining the Board, including amounts deferred pursuant to the plans described below. The OECC last reviewed the progress of the directors in achieving these stock ownership objectives in February 2017 and concluded that all of the directors have achieved, or are making adequate progress toward achieving, the stock ownership goals.

Director Fees and Arrangements

Fees Paid in 2016

The compensation terms for non-employee members of the Board of Directors are described below:

Annual Cash Retainer	$115,000
Annual Stock Retainer (RSUs valued at common stock price on grant date with a value equivalent to)	20,000	[1]
Extra Annual Cash Retainer for Committee Chairs (other than Audit, Finance, Governance, or Organization and Executive Compensation Committee Chairs)	5,000
Extra Annual Cash Retainer for Audit Committee Chair	15,000
Extra Annual Cash Retainer for Organization and Executive Compensation Committee Chair	10,000
Extra Annual Cash Retainer for Finance Committee Chair	10,000
Extra Annual Cash Retainer for Governance Committee Chair	7,500
Extra Annual Cash Retainer for Chairman of the Board	75,000
Board Meeting Fees	1,500
Committee Meeting Fees	1,500
Per diem (conduct of Company business, other than on Board or Committee meeting day)	1,500
(1)

Directors will receive the number of RSUs equal to the targeted cash value divided by the closing market price of common stock on the RSU grant date, rounded up for any fractional RSUs. No fractional RSUs will be issued and RSUs will not be entitled to dividend equivalent payments. During 2016, RSUs valued at $7,996 were granted on January 1, 2016 and vested on May 25, 2016, the day before the 2016 annual shareholder’s meeting. RSUs valued at $20,006 were granted on May 26, 2016 and will vest on May 24, 2017, the day before the 2017 Annual Meeting.

Directors are subject to the stock ownership guidelines included in our Corporate Governance Standards. See “Non-Employee Director Compensation Philosophy,” above.

Deferred Compensation Plans

Directors Deferred Compensation Plan

Prior to January 1, 2005, directors could elect to defer the receipt of all or a part of their directors’ compensation (cash or stock retainers and meeting fees) under our non-qualified Directors Deferred Compensation Plan (DDCP). At the director’s election, deferred amounts were credited to either a “cash account” or a “stock account.” If deferred amounts were credited to stock accounts, such accounts were credited with a number of shares based on the purchase price of our Common Stock on the next purchase date under our Dividend Reinvestment and Direct Stock Purchase Plan, and such accounts were credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points and the crediting rate is subject to a six percent minimum rate. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed 10 years, or in a combination of lump sum and installments.

In November 2004, the Board approved an amendment to the DDCP partially terminating the plan so that no deferrals would be made to the plan after December 31, 2004. All amounts deferred into the plan prior to December 31, 2004 remained in the plan and all other provisions of the DDCP remain in effect.

Deferred Compensation Plan for Directors and Executives

In January 2005, the Deferred Compensation Plan for Directors and Executives (DCP) replaced the existing DDCP as the vehicle for non-qualified deferral of compensation by directors. See “Non-Qualified Deferred Compensation Plans In 2016,” above. Our obligation to pay deferred compensation in accordance with the terms of the DCP will generally become due on retirement, death, or other termination of service, and will be paid in a lump sum or in installments of five, 10 or 15 years as elected by the participant in accordance with the terms of the DCP. The right of each participant in the DCP is that of one of our general, unsecured creditors.

Director Perquisites and Other Compensation

We do not provide perquisites to our directors other than nominal value and no director received perquisites at or exceeding a total value of $10,000 in 2016.

2016 AND 2015 AUDIT FIRM FEES

The following table shows the fees and expenses NW Natural paid or accrued for the integrated audits of its consolidated financial statements and other services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2016 and 2015:

	2016	2015
Audit Fees	$1,097,724	$1,078,500
Audit-Related Fees	121,960	8,000
Tax Fees	35,026	39,228
All Other Fees	1,800	12,897

Total	$1,256,510	$1,138,625

Audit Fees

This category includes fees and expenses for services rendered for the integrated audit of the consolidated financial statements included in the Annual Report on Form 10-K and the review of the quarterly financial statements included in the Quarterly Reports on Form 10-Q. The integrated audit includes the review of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act). In addition, amounts include fees for services routinely provided by the auditor in connection with statutory and regulatory filings, including issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC. The amount includes the audit fee of $51,500 in 2015, for a stand-alone financial audit of Gill Ranch Storage, LLC, a wholly-owned subsidiary of NW Natural. This stand-alone financial audit was no longer required in 2016, and as such, no related fees were incurred.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting, including fees and expenses related to consultations for financial accounting and reporting, in addition to fees for EPA assurance letters. The year-over-year increase in audit-related fees is due primarily to due diligence procedures related to the 2016 equity offering.

Tax Fees

This category includes fees for tax compliance, tax planning and tax advice.

All Other Fees

This category relates to services other than those described above. The amount reflects a payment of $1,800 for an accounting research tool in each of 2016 and 2015. A payment of approximately $11,000 for an industry-specific educational seminar was also incurred in 2015.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee approved or ratified 100 percent of 2016 and 2015 services for audit, audit-related, tax services and all other fees, including audit services relating to compliance with Section 404 of the Sarbanes-Oxley Act. The Chair of the Audit Committee is authorized to pre-approve non-audit services between meetings of the Audit Committee and must report such approvals at the next Audit Committee meeting. See “Report of the Audit Committee,” below.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (Committee) is responsible for providing independent, objective oversight of NW Natural’s accounting and auditing functions, financial reporting and internal control over financial reporting. The Committee is solely responsible for the engagement of the independent registered public accounting firm on behalf of NW Natural, and the independent registered public accounting firm reports to the Committee. The Committee acts under a written charter, amended as of July 22, 2010 to ensure compliance with applicable laws and regulations. The charter is reviewed annually by the Committee and is available on NW Natural’s website at www.nwnatural.com. Each of the members of the Committee is independent as defined by current New York Stock Exchange listing standards and NW Natural’s Director Independence Standards. The Board of Directors has designated John D. Carter, Chair of the Committee, as an “audit committee financial expert.”

The Committee, in accordance with its written charter, oversees the quality and integrity of NW Natural’s accounting, auditing and financial reporting practices. During fiscal 2016, the Committee discussed the interim financial information in each of NW Natural’s quarterly reports to the Securities and Exchange Commission (SEC) in special meetings with the President and Chief Executive Officer, the Chief Financial Officer, the Controller, and PricewaterhouseCoopers LLP, NW Natural’s independent registered public accounting firm, prior to filing them with the SEC. In addition, the Chair of the Committee and available Committee members review NW Natural’s quarterly earnings press release before its dissemination.

During 2016, the Committee reviewed disclosure controls and procedures designed to ensure the continuing integrity of NW Natural’s financial reports and executive compensation disclosure. The Committee provided regular oversight of NW Natural’s assessment of its internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2016 with NW Natural’s management and the independent registered public accounting firm. As part of its review, the Committee discussed NW Natural’s critical accounting policies and matters of judgment and estimates used in the preparation of the financial statements included in NW Natural’s 2016 Annual Report on Form 10-K. In addition, the Committee discussed with the independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standard No. 1301, Communications with Audit Committees.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In this regard, the Committee considered whether or not the provision of non-audit services by the independent registered public accounting firm for the year ended December 31, 2016 is compatible with maintaining the independence of the firm and determined that none of the services provided to NW Natural impacted a finding of independence. In addition, for the year ended December 31, 2016, the Committee reviewed the relationship with its registered public accounting firm, PricewaterhouseCoopers LLP. Based upon the Committee’s assessment and satisfaction with the services provided, the Committee determined it was in NW Natural’s best interest to continue its engagement of PricewaterhouseCoopers LLP.

In February 2016, the Committee pre-approved certain non-audit services performed by NW Natural’s independent registered public accounting firm and affirmed its procedure for the pre-approval of any future non-audit services performed by its independent auditor. On February 23, 2017, the Committee pre-approved specific services to be performed by the independent auditor in 2017, including audit, audit-related and tax services, and established its procedure for pre-approval of all other services to be performed by the independent auditor in 2017. The Committee determined that:

•

for proposed non-audit services, management will submit to the Committee a list of non-audit services that it recommends the Committee engage the independent registered public accounting firm to provide;

•	the Committee will review and consider for approval the list of permissible non-audit services and the budget for such services;
•	management will routinely inform the Committee regarding the non-audit services actually provided by the independent auditor pursuant to this pre-approval process; and
•

the Director of Internal Auditing will be responsible for reporting at least annually to the Committee all independent registered public accounting firm fees and the pre-approved budget for such services.

The Chair of the Committee is authorized to pre-approve non-audit services between meetings of the Committee and must report such approvals at the next Committee meeting.

The Committee also discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence. The Committee also completed its annual assessment of the independent registered public accounting firm’s and internal auditors’ performance. The Committee discussed with management and the internal auditors the quality, adequacy and effectiveness of NW Natural’s internal control over financial reporting, and the organization, responsibilities, budget and staffing of the internal audit function. The Committee reviewed with the independent registered public accounting firm any significant matters regarding NW Natural’s internal control over financial reporting that had come to their attention during the conduct of their audit. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their respective audit plans, audit scopes and identification of audit risks.

The Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the audited consolidated financial statements be included in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Respectfully submitted to the Board of Directors on February 23, 2017 by the Audit Committee:

John D. Carter, Chair	Tod R. Hamachek
Martha L. “Stormy” Byorum	Kenneth Thrasher
Malia H. Wasson

PROPOSAL 2—PROPOSED REAPPROVAL AND AMENDMENT OF

LONG TERM INCENTIVE PLAN

In December 2000 the Board of Directors adopted, and in May 2001 the shareholders approved, the Company’s Long Term Incentive Plan (the LTIP). The LTIP was reapproved without amendment by the shareholders in May 2006 and again in May 2011. In February 2012, the Board of Directors adopted, and in May 2012 the shareholders approved, concurrently with the termination of the Company’s Restated Stock Option Plan (the Restated SOP), amendments to the LTIP to authorize grants of stock options thereunder subject to the same terms and conditions previously applicable to grants of stock options under the Restated SOP, with the addition of a provision prohibiting repricing of options unless approved by shareholders. The amendments consolidated all of the Company’s equity incentive awards into one plan.

In February 2017, the Board of Directors approved amendments to the LTIP, subject to shareholder approval, to:

•

Increase the number of shares available for issuance under the LTIP to 1,100,000 shares. Under the LTIP currently there are 600,000 shares authorized for full-value awards such as RSUs or performance shares, with an additional 250,000 shares available only for option grants. As of December 31, 2016, there were 173,279 shares available for grant under the LTIP, not including the additional 250,000 shares available only for option grants. The Board believes that additional shares are needed to ensure that sufficient shares are authorized to attract, retain and reward the best available personnel for the Company’s positions of substantial responsibility. The proposed amendments also eliminate the designation of certain shares as available only for option grants, making all shares authorized under the LTIP available for awards of any type, including RSUs, performance shares, or options.

•

Limit the amount and the type of awards that may be granted to any director who is not also an employee of the Company. The proposed modifications to the LTIP provide that no stock option or performance-based award may be granted to any director who is not also an employee of the Company and that no director who is not also an employee of the Company may be granted stock awards, including restricted stock or restricted stock units, in any fiscal year for more than $300,000 in fair market value.

•

Require double trigger vesting upon a change in control transaction. The proposed modifications provide that for any award granted after January 1, 2017, the continued service obligations of the award may not be excused upon a change in control unless the recipient’s employment is terminated by the Company without cause or by the recipient for good reason, or the award is not converted into an award for stock in the surviving or acquiring entity.

•

Discontinue the practice of recycling shares that were withheld to cover taxes. Under the LTIP currently, the number of shares available under the LTIP is not reduced by the number of shares that were withheld or delivered to satisfy tax withholding obligations related to RSU or performance share awards, which allowed the amount of such withheld shares to be available for future awards. The proposed amendments provide that for shares delivered on RSU or performance share payouts after January 1, 2017, the number of shares available under the LTIP shall be reduced by the full number of shares issuable under the award without adjustment for shares withheld for taxes.

•

Add a minimum service period for vesting of awards. The proposed modifications to the LTIP provide that no award granted after January 1, 2017 shall vest if the recipient does not continue his or her service with the Company for at least a year after the grant date, subject to certain exceptions such as death, disability or a Change in Control, as defined in the LTIP. Up to five percent of the shares available for grant under the LTIP, or a total of 33,663 shares after approval of the LTIP amendments, may be subject to awards that do not comply with the minimum service period requirement.

•	Prohibit dividend payments on unvested awards. The proposed modifications provide that no award granted under the LTIP shall provide for the payment of dividends on shares subject to the award until the shares have vested, though dividends accumulated between the grant date and the vesting date may be paid to the recipient at or after vesting. This codifies the current practices of the Board with respect to awards under the LTIP.

In addition, shareholder approval of this proposal will constitute reapproval of the per-employee limit on annual option grants as set forth in Section 7(b) of the LTIP and the performance criteria and the maximum amount payable under performance share awards, both of which are set forth in Section 8 of the LTIP. Reapproval of these items is required every five years for continued compliance with regulations under Section 162(m) of the Internal Revenue Code of 1986 (the Code). Accordingly, the next required reapproval of the LTIP for continued compliance with these regulations will be in 2022. See “Tax Consequences.”

The material terms of the LTIP are described below, and a complete copy of the LTIP, marked to show the proposed amendments, is attached to this Proxy Statement as Exhibit C.

Eligibility

All employees, officers and directors of the Company and its subsidiaries are eligible to receive awards under the LTIP, except that no stock option or performance-based award may be granted to any director who is not also an employee of the Company. As of March 31, 2017, there were 9 non-employee directors and approximately 105 employees eligible to participate in the LTIP.

Shares Available

The LTIP currently provides that not more than 850,000 shares of Common Stock may be issued pursuant to the LTIP, of which 250,000 shares are only available for option grants. Since the LTIP was adopted in 2001, as of March 1, 2017, a total of 277,958 shares have been issued under the LTIP and an additional 172,841 shares are reserved for currently outstanding performance-based awards or RSUs. No stock options have been awarded under the LTIP. The proposed amendments will increase the number of shares available for issuance under the LTIP to 1,100,000 shares. In addition, under the proposed amendments, the reservation of a certain amount of shares only for option grants would be eliminated. The closing price for the Company’s Common Stock was $59.80 on the record date, April 6, 2017.

Administration

The LTIP states that it is administered by the Board of Directors, which may adopt rules and regulations for the operation of the LTIP and generally supervises the administration of the LTIP. The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both, authority to administer the LTIP, except that only the Board of Directors may amend, modify or terminate the LTIP. The Board of Directors has delegated to the OECC general authority for making awards under the LTIP. The OECC determines individuals to whom awards are made under the LTIP and the terms of any such awards.

Term of LTIP

The LTIP shall continue until all shares available for issuance under the LTIP have been issued and all restrictions on such shares have lapsed; provided however that no awards shall be made under the LTIP later than 10 years after the last approval by shareholders. The Board of Directors may suspend or terminate the LTIP at any time.

Stock Awards

The OECC may grant shares of Common Stock as stock awards under the LTIP. Stock Awards may be either restricted stock awards under which shares are delivered immediately upon grant subject to forfeiture if vesting conditions are not satisfied, or RSUs under which shares are not delivered until after vesting conditions are satisfied. The OECC may determine the persons to receive awards, the number of shares to be awarded and the time of the award. No cash consideration (other than tax withholding amounts) will be paid by employees to the Company in connection with Stock Awards. Stock Awards are subject to the terms, conditions and restrictions determined by the OECC. Restrictions may include restrictions concerning transferability and forfeiture of the shares. Shares underlying stock awards that are forfeited to the Company (other than shares forfeited in connection with tax withholding) are again available for issuance under the LTIP. No director of the Company who is not also an employee of the Company may be granted Stock Awards in any fiscal year for more than $300,000 in fair market value.

Stock Options

The LTIP authorizes the grant of stock options. Subject to the limitations described below, the OECC will determine the persons to whom options are granted, the option price, the period of each option, the time or times at which options may be exercised, whether the option is an Incentive Stock Option or a Non-Statutory Stock Option, and any other term of the option grant. No person may be granted options for more than 200,000 shares of Common Stock in any fiscal year. No monetary consideration will be received by the Company for the granting of options. The LTIP provides that, unless shareholder approval is obtained, no stock option may be (1) amended to reduce the exercise price, or (2) canceled in exchange for cash, another award or any other consideration at a time when the exercise price of the option exceeds the fair market value of the Common Stock.

Incentive Stock Options. The LTIP authorizes the OECC to grant Incentive Stock Options, as defined under Section 422 of the Internal Revenue Code, subject to the following: (1) the option price per share may not be less than the fair market value of the Common Stock when the option is granted and if the optionee owns stock possessing more than 10 percent of the combined voting power of the Company, the option price may not be less than 110 percent of the fair market value of the Common Stock when the option is granted; (2) the term of the option may not exceed ten years, or five years for 10 percent shareholders; and (3) the aggregate fair market value (determined on the date of grant) of shares for which Incentive Stock Options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

Non-Statutory Stock Options. The LTIP also authorizes the OECC to grant Non-Statutory Stock Options. The option price may not be less than the fair market value of the Common Stock when the option is granted. The term of the option may not exceed ten years plus seven days.

Performance-based Awards

The OECC may grant performance-based awards denominated either in Common Stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the OECC for the period covered by the award are met and the employee satisfies any other restrictions established by the OECC. The performance goals may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges. Performance-based awards may be paid in cash or Common Stock and may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied, as determined by the OECC. No employee may receive in any fiscal year performance-based awards denominated in Common Stock under which the aggregate amount payable under the awards exceeds the equivalent of 50,000 shares of Common Stock or performance-based awards denominated in dollars under which the aggregate amount payable under the Awards exceeds $1,000,000. The payment of a performance-based awards in cash will not reduce the number of shares reserved under the LTIP.

Changes in Capital Structure

The LTIP provides that if the outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, stock dividend or recapitalization, appropriate adjustment will be made by the OECC in the number and kind of shares available for awards under the LTIP.

Tax Consequences

An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are substantially nonvested for purposes of Section 83 of the Code. Absent an election under Section 83(b), an employee who receives substantially nonvested stock in connection with performance of services will realize taxable income in each year in which a portion of the shares substantially vest. The Company will generally be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares.

Under federal income tax law currently in effect, an optionee recognizes no income upon grant or exercise of an Incentive Stock Option. Federal income tax upon any gain resulting from exercise of an Incentive Stock Option is deferred until the option shares are sold by the optionee. The gain resulting from the exercise of an Incentive Stock Option is included in the alternative minimum taxable income of the optionee, however, and may, under certain conditions, give rise to alternative minimum tax liability.

If an optionee exercises an Incentive Stock Option and does not dispose of any of the optioned shares within two years following the date of grant and within one year following the date of exercise, then any gain upon subsequent disposition will be treated as long-term capital gain for federal income tax purposes. If an optionee disposes of shares acquired upon exercise of an Incentive Stock Option before the expiration of either the one-year or the two-year holding period (makes a “disqualifying disposition”), any amount realized will be taxable for federal income tax purposes as ordinary income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price.

The Company will not be allowed any deduction for federal income tax purposes either at the time of the grant or exercise of an Incentive Stock Option. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

Under federal income tax law presently in effect, no income is realized by the grantee of a Non-Statutory Stock Option until the option is exercised. At the time of exercise of a Non-Statutory Stock Option, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon the sale of shares acquired upon exercise of a Non-Statutory Stock Option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be treated as a gain from the sale of a capital asset.

Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any individual who, on the last day of the taxable year, is its chief executive officer or one of its three other highest compensated officers (excluding the chief financial officer). Under IRS regulations, compensation received through a performance-based award will not be subject to the $1,000,000 limit if the performance-based award and the plan meet certain requirements. One such requirement is shareholder approval at least once every five years of the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in Section 8 of the LTIP. Approval of this proposal will constitute reapproval of the performance criteria and maximum amounts under the LTIP previously approved by shareholders. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if this proposal is approved by the shareholders, compensation received on vesting of performance-based awards granted under the LTIP in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Under IRS regulations, compensation received through the exercise of an option is not subject to the $1,000,000 limit under Section 162(m) of the Code if the option and the plan meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares with respect to which options may be granted. Approval of this proposal will constitute reapproval of the per-employee limit on annual option grants previously approved by the shareholders. Other requirements are that the option be granted by a committee of at least two outside directors and that the exercise price of the option be not less than the fair market value of the Common Stock on the date of grant. The Company believes that, if this proposal is approved by the shareholders, compensation received on exercise of options granted under the LTIP in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

Plan Benefits

In 2016, the Company granted RSUs and performance share awards under the LTIP to the directors, the NEOs and other select employees. The amounts granted to directors are set forth in the table above under “Executive Compensation-Non-Employee Director Compensation in 2016” and the terms of these grants are summarized above under “Executive Compensation-Director Fees and Arrangements.” The amounts granted to NEOs are set forth in the table above under “Executive Compensation-Grants of Plan-Based Awards During 2016” and the terms of these grants are summarized above under “Compensation Discussion and Analysis-Compensation Programs-Long-Term Incentives.” In total, in 2016, the Company granted to all non-employee directors as a group 4,707 RSUs valued at $252,018, to all executive officers as a group 28,108 RSUs valued at $1,533,339 and an aggregate target award level of 33,329 performance share awards valued at $1,851,587, and to all other employees as a group 7,456 RSUs valued at $403,950 and an aggregate target award level of 2,930 performance share awards valued at $162,776.

Equity Compensation Plan Information

The following table sets forth information regarding compensation plans under which equity securities of NW Natural are authorized for issuance as of December 31, 2016:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
LTIP(1)(2)	203,647	n/a	615,633
Restated Stock Option Plan	180,163	$44.38	—
Employee Stock Purchase Plan	18,830	50.47	41,831
Equity compensation plans not approved by security holders:
Executive Deferred Compensation Plan (EDCP)(3)	1,195	n/a	n/a
Directors Deferred Compensation Plan (DDCP)(3)	45,986	n/a	n/a
Deferred Compensation Plan for Directors and Executives (DCP)(4)	161,048	n/a	n/a

Total	610,869		657,464

(1)

Awards may be granted under the LTIP as Performance Share Awards, Restricted Stock Units, or stock options. Shares issued pursuant to Performance Share Awards and Restricted Stock Units under the LTIP do not include an exercise price, but are payable when the award criteria are satisfied. The number of shares shown in column (a) include 89,973 Restricted Stock Units and 113,674 Performance Share Awards, reflecting the number of shares to be issued as targeted performance share awards under outstanding Performance Share Awards. If the maximum awards were paid pursuant to the Performance Share Awards outstanding at December 31, 2016, the number of shares shown in column (a) would increase by 113,674 shares, reflecting the maximum share award of 200% of target, and the number of shares shown in column (c) would decrease by the same amount of shares. No stock options or other types of award have been issued under the LTIP.

(2)

The number of shares shown in column (c) includes 365,633 shares that are available for future issuance under the LTIP as Restricted Stock Units, Performance Share Awards, or stock options and an additional 250,000 shares that are only available for issuance as stock options at December 31, 2016.

(3)

Prior to January 1, 2005, deferred amounts were credited, at the participant’s election, to either a “cash account” or a “stock account.” If deferred amounts were credited to stock accounts, such accounts were credited with a number of shares of NW Natural Common Stock based on the purchase price of the Common Stock on the next purchase date under our Dividend Reinvestment and Direct Stock Purchase Plan, and such accounts were credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points, subject to a 6% minimum rate. At the election of the participant, deferred balances in the stock accounts are payable after termination of Board service or employment in a lump sum, in installments over a period not to exceed 10 years in the case of the DDCP, or 15 years in the case of the EDCP, or in a combination of lump sum and installments. Amounts credited to stock accounts are payable solely in shares of Common Stock and cash for fractional shares, and amounts in the above table represent the aggregate number of shares credited to participant’s stock accounts. We have contributed Common Stock to the trustee of the Umbrella Trusts such that the Umbrella Trusts hold approximately the number of shares of Common Stock equal to the number of shares credited to all participants’ stock accounts.

(4)

Effective January 1, 2005, the EDCP and DDCP were closed to new participants and replaced with the DCP. The DCP continues the basic provisions of the EDCP and DDCP under which deferred amounts are credited to either a “cash account” or a “stock account.” Stock accounts represent a right to receive shares of NW Natural Common Stock on a deferred basis, and such accounts are credited with additional shares based on the deemed reinvestment of dividends. Effective January 1, 2007, cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield. Our obligation to pay deferred compensation in accordance with the terms of the DCP will generally become due on retirement, death, or other termination of service, and will be paid in a lump sum or in installments of five, 10, or 15 years as elected by the participant in accordance with the terms of the DCP. Amounts credited to stock accounts are payable solely in shares of Common Stock and cash for fractional shares, and amounts in the above table represent the aggregate number of shares credited to participant’s stock accounts. We have contributed Common Stock to the trustee of the Supplemental Trust such that this trust holds approximately the number of common shares equal to the number of shares credited to all participants’ stock accounts. The right of each participant in the DCP is that of a general, unsecured creditor of the Company.

Vote Required

Reapproval and amendment of the LTIP by the shareholders will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of “no” votes in determining whether this proposal is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proxy statement includes extensive disclosure regarding the compensation of our Named Executive Officers under the heading “Executive Compensation” on pages 22 to 64 above. Pursuant to Section 14A of the Securities Exchange Act of 1934, we submit to our shareholders a nonbinding advisory resolution to approve the compensation of the Named Executive Officers disclosed in this proxy statement. The Board of Directors has approved the submission of the following resolution to the shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K under the heading “Executive Compensation” in the Proxy Statement for the Company’s 2017 Annual Meeting of Shareholders, is approved.”

This proposal gives you the opportunity to endorse or not endorse our executive compensation program for our Named Executive Officers by voting for or against the above resolution. As discussed under “Executive Compensation—Compensation Discussion and Analysis” above, our executive compensation programs have been carefully designed and implemented to attract, retain and motivate talented and qualified executives, to emphasize pay for performance, to link compensation to achievement of annual and long-term performance goals, to align executives’ interests with shareholders’ interests, and to achieve a correct balance between compensation that is attractive to executives, affordable to the Company and fair to shareholders and employees.

Substantial components of executive compensation are tied to the Company’s annual and long-term performance. For example, the Executive Annual Incentive Plan, which is designed to encourage and reward executive officer’s contributions in achieving NW Natural’s annual goals, provides for cash payments that are based on a formula that includes meeting proposed annual targets such as earnings per share, return on invested capital, Company performance relative to other operational goals and individual performance. Similarly, NW Natural’s Long Term Incentive Plan is designed to align executives’ interests with shareholder interests, by rewarding total shareholder return performance relative to the Company’s peer group over a three-year period and focusing executives on achievement of predefined levels of three-year earnings per share, average return on invested capital, and key long-term performance objectives and business results that align with the Company’s strategic plan. Restricted stock units with performance threshold are also tied to the Company’s performance, by vesting only if a pre-defined performance threshold is met for the relevant performance period. No RSUs with performance threshold will vest in a given year if the Company’s performance threshold is not met, and shares subject to vesting in that year will be forfeited. Additionally, NW Natural’s pay practices work to align executives’ interests with shareholders’ interests by emphasizing stock ownership through stock ownership guidelines and performance-based compensation under the Long Term Incentive Plan.

Over the last few years, NW Natural has also adopted a number of pay practices that emphasize fairness to shareholders and good governance. Among other practices, executive change in control severance agreements are double-trigger and contain no gross-up provisions, with declining levels of benefits as executives approach age 65. The OECC has also eliminated routine or excessive perquisites for executives, limited the use and duration of severance agreements (other than in the context of change-in-control), reduced the interest crediting rate on compensation deferred after 2004 to a variable market rate, modified the Executive Supplemental Retirement Income Plan (ESRIP) and Supplemental Retirement Plan (SERP) to reduce benefits and expenses, including limiting the amount of an executive’s annual bonus that is included in final average compensation for purposes of those plans, eliminated the annual payment of ESRIP-related FICA tax on behalf of ESRIP participants, closed new participation in the ESRIP and Tier I of the SERP, and maintained a high percentage of total targeted direct compensation that is at risk, particularly for the Chief Executive Officer. Moreover, NW Natural’s annual and long-term incentive awards contain provisions that “clawback” from executives certain benefits under those awards in the event of misconduct.

Overall, NW Natural’s compensation practices are driven by our total compensation philosophy which is designed to provide total remuneration in a manner that motivates high levels of performance, creates shareholder value, and emphasizes our commitment to tie a significant portion of executive compensation to the Company’s performance.

Vote Required

Approval of this proposal by the shareholders will require that the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting, but will have no effect on the results of the vote on this proposal.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF VOTING ON

EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires us at least once every six years to submit to shareholders for a nonbinding advisory vote the question of whether the resolution in Proposal 3 (Say-On-Pay Proposal) should be voted on every year, every two years or every three years (Say-on-Frequency). The question was previously submitted to our shareholders at the Annual Meeting held on May 26, 2011. Accordingly, the Board of Directors has approved the submission of this question to a vote of the shareholders at the Annual Meeting.

The Board believes that giving shareholders the right to cast an advisory vote on executive compensation every year is in the best interest of the Company’s shareholders. The Board of Directors values shareholders’ opinions and believes it benefits from timely feedback on the Company’s executive compensation program. In addition, when the Company’s initial Say-on-Frequency vote was held at our 2011 annual meeting, our shareholders voted for an annual Say-On-Pay advisory vote every year. Accordingly, the Board of Directors recommends that shareholders vote for a nonbinding advisory vote on the Say-On-Pay Proposal every year.

Vote Required

Although the Board recommends that the Say-on-Pay Proposal be voted on every year, our shareholders will be able to specify one of four choices for Say-on-Frequency vote as follows: (i) one year, (ii) two years, (iii) three years or (iv) abstain. Shareholders are not voting to approve or disapprove of the Board’s recommendation of an annual vote on the Say-on-Pay Proposal.

The option of one year, two years or three years that receives the highest number of votes cast by our shareholders will be the frequency for the advisory vote on executive compensation that has been selected by our shareholders. However, because this vote is advisory and will not be binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends a vote for EVERY YEAR on this proposal.

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At a meeting held February 23, 2017, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the books, records and accounts of NW Natural for fiscal year 2017. The Audit Committee and the Board of Directors recommend that the shareholders ratify this appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

See “2016 and 2015 Audit Firm Fees,” above.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2017 will require the affirmative vote of the holders of a majority of the shares of Common Stock of NW Natural present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

The Audit Committee and the Board of Directors recommend a vote FOR this proposal.

OTHER MATTERS

Management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

Consolidation Services Provided

The consolidation of an individual’s multiple proxy cards into one envelope is a service NW Natural provides based on Social Security Number or Tax ID Number match.

If you received a consolidated mailing this year and you would like to receive a separate annual report or proxy statement for each account with the same Social Security Number, please submit your request to Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 2402. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

Delivery of Proxy Materials to Households

Only one copy of our annual report and proxy statement will be delivered to an address where two or more shareholders reside unless we have received contrary instructions from a shareholder at the address. A separate proxy card will be delivered to each shareholder at the shared address.

If you are a shareholder who lives at a shared address and you would like additional copies of the annual report, this proxy statement, or any future annual reports or proxy statements, contact Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 2402. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

If you share the same address with another NW Natural shareholder and you currently receive multiple copies of annual reports or proxy statements, you may request delivery of a single copy of future annual reports or proxy statements at any time by calling Broadridge Financial Solutions, Inc. at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Election, 51 Mercedes Way, Edgewood, NY 11717.

Many brokerage firms and other shareholders of record have procedures for the delivery of single copies of company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of NW Natural Common Stock, please contact your broker, financial institution, or other shareholder of record directly if you require additional copies of this proxy statement or NW Natural’s annual report, or if you have other questions or directions concerning your “street name” account.

Electronic Delivery of Annual Meeting Materials

If you would like to reduce the costs incurred by NW Natural in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above under “How to Vote By Proxy and Revoke Your Proxy” to vote using the internet and, when prompted, indicate that you agree to receive proxy materials electronically.

2018 ANNUAL MEETING OF SHAREHOLDERS

The SEC’s proxy rules require that any shareholder proposal to be considered for inclusion in NW Natural’s proxy statement for the 2018 Annual Meeting of Shareholders must be received at NW Natural’s principal executive office no later than December 14, 2017.

NW Natural’s bylaws require shareholders to give NW Natural advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Corporate Secretary of NW Natural. For any shareholder proposal to be considered at the 2018 Annual Meeting of Shareholders, the shareholder’s notice must be received by NW Natural’s Corporate Secretary no later than February 24, 2018. The SEC’s proxy rules allow NW Natural to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders, which is not included in NW Natural’s proxy statement, if NW Natural does not have notice of the matter before the deadline established in its bylaws. In addition, discretionary voting authority may generally also be used if NW Natural receives timely notice of such matter (as described above), and if, in the proxy statement, NW Natural describes the nature of such matter and how NW Natural intends to exercise its discretion to vote on such matter.

COMPANY INFORMATION

NW Natural makes available at www.nwnatural.com among other things, its:

•	Corporate Governance Standards;
•	Director Independence Standards;
•	Director Selection Criteria;
•	Charters of the Governance, Audit, Organization and Executive Compensation, Finance, and Public Affairs and Environmental Policy Committees; and
•	Code of Ethics.

You may request a copy of these documents, at no cost to you, by contacting Shareholder Services at 220 NW Second Avenue, Portland, OR 97209, or by calling (800) 422-4012, ext. 2402.

Shareholders may communicate with the Chairman of the Board or the non-management directors of the Board by mailing correspondence to 220 NW Second Avenue, Portland, OR 97209, Attn: Corporate Secretary.

SOLICITATION OF PROXIES

Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone, the internet or facsimile transmission. NW Natural will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by NW Natural. NW Natural has retained D. F. King & Co., Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $7,000 plus reasonable out-of-pocket expenses. Shareholders may assist NW Natural in avoiding expenses in this connection by voting their proxies promptly.

If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy, or, alternatively, grant your proxy by telephone or the internet, so that the business of the meeting can be transacted.

By Order of the Board of Directors,

Portland, Oregon	Shawn M. Filippi
April 13, 2017	Vice President, Chief Compliance Officer and Corporate Secretary

EXHIBIT A

Natural Gas Industry Companies

ALLETE, Inc.

Aqua America, Inc.

Chesapeake Utilities Corporation

El Paso Electric Company

The Empire District Electric Company

IDACORP, Inc.

ITC Holdings Corp.

The Laclede Group, Inc.

MGE Energy, Inc.

National Fuel Gas Company

NorthWestern Corporation

Piedmont Natural Gas Company, Inc.

Questar Corporation

South Jersey Industries, Inc.

Unitil Corporation

EXHIBIT B

Towers Watson’s CDB General Industry Executive Compensation Survey Report—U.S., 2015 (Revenue less than $1 billion)

Alexander & Baldwin, Inc.	The Irvine Company, LLC
Arby’s Restaurant Group, Inc.	Kate Spade & Company
Arctic Cat Inc.	Lutron Electronics Company, Inc.
Blount International, Inc.	Matthews International Corporation
Bush Brothers & Company	The Medicines Company
Calgon Carbon Corporation	MTS Systems Corporation
Capsugel S.A.	Navigant Consulting, Inc.
Cepheid	PHI, Inc.
Communications Systems, Inc.	Rayonier Advanced Materials
ESCO Corporation	Rayonier Inc.
The E.W. Scripps Company	Regency Centers Corporation
G&K Services, Inc.	Reiter Affiliated Companies
Greene, Tweed & Co.	Robertshaw Controls Co.*
Heidrick & Struggles International, Inc.	Schweitzer-Mauduit International, Inc.
HNTB Corporation	Taubman Centers, Inc.
ICF International, Inc.	Verint Systems Inc.
ION Geophysical Corporation	Vertex Pharmaceuticals Incorporated

*	Subsidiary

Towers Watson’s CDB Energy Services Industry Executive Compensation Survey Report—U.S., 2015 (Revenue less than $2B)

ALLETE, Inc.

Aqua America, Inc.

Avista Corporation

Black Hills Corporation

Boardwalk Pipeline Partners, LP

California Independent System Operator Corporation

Centrus Energy Corp.

Cheniere Energy, Inc.

City of Colorado Springs dba Colorado Springs Utilities/CSU

Cleco Corporation

Electric Reliability Council of Texas aka ERCOT

El Paso Electric

Energen Corporation

Energy Northwest Employees’ Association

Great River Energy

Hawaii Gas

ISO New England Inc.

ITC Holdings Corp.

Jacksonville Electric Authority (aka JEA)

The Laclede Group, Inc.

Midwest Independent Transmission System Operator, Inc.

NCEMC (North Carolina Electric Membership Corporation)

NorthWestern Energy, LLC

Oglethorpe Power Corporation (An Electric Membership Corporation)

Old Dominion Electric Cooperative

Omaha Public Power District

ONE Gas, Inc.

Otter Tail Corporation

PNM Resources, Inc.

Portland General Electric Company

Questar Corporation

ShawCor Ltd.

South Jersey Industries, Inc.

STP Nuclear Operating Company

UIL Holdings Corporation

Unitil Corporation

Wolf Creek Nuclear Operating Corporation

American Gas Association Executive Compensation Survey, 2015 (Revenue $500M—$1.9B)

Avista Corporation

Black Hills Corporation

CH Energy Group, Inc.

Citizens Energy Group

City of Colorado Springs dba Colorado Springs Utilities/CSU

City of Gainesville

Knoxville Utilities Board

Liberty Utilities

Memphis Light, Gas & Water District

Montana-Dakota Utilities Company

NorthWestern Energy, LLC

ONE Gas, Inc.

The Peoples Gas Light and Coke Company

Philadelphia Gas Works

Piedmont Natural Gas Company, Inc.

Questar Corporation

SEMCO Energy, Inc.

UGI Corporation

Washington Gas Light Company

EXHIBIT C

NORTHWEST NATURAL GAS COMPANY

LONG TERM INCENTIVE PLAN

(marked to show proposed changes)

1.        Purpose. The purpose of this Long Term Incentive Plan (the “Plan”) is to enable Northwest Natural Gas Company (the “Company”) to attract and retain the services of selected employees, officers and directors of the Company or of any subsidiary of the Company.

2.        Shares Subject to the Plan. Subject to adjustment as provided below and in Section 9, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be awarded under the Plan shall not exceed 1,100,000~~850,000~~ shares. The shares awarded under the Plan may be authorized and unissued shares, reacquired shares or shares purchased on the open market for delivery to participants. If an option, Stock Award or Performance-based Award granted under the Plan expires, terminates or is cancelled, the shares subject to such option, Stock Award or Performance-based Award shall again be available under the Plan. If any shares delivered pursuant to a Stock Award or Performance-based Award under the Plan are forfeited to the Company, the number of shares forfeited shall again be available under the Plan.

3.        Duration of Plan. The Plan shall continue in effect until all shares available for award under the Plan have been delivered to participants and all restrictions on such shares have lapsed; provided, however, that no awards shall be made under the Plan on or after the 10th anniversary of the last action by the shareholders approving or re-approving the Plan. The Board of Directors may suspend or terminate the Plan at any time except with respect to awards and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding awards or the forfeitability of shares awarded under the Plan.

4.        Administration.

(a)        Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

(b)        Committee. The Board of Directors may delegate to a committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 10.

(c)        No Dividends on Unvested Awards. No award granted under the Plan shall provide for the payment of dividends on shares subject to the award before the shares have Vested; provided, however, that dividends accumulated between the grant date of an award and the Vesting date on shares that become Vested under the award may be paid to the recipient at or after the time the shares become Vested. “Vested” means that shares have been delivered to the recipient and are no longer subject to a substantial risk of forfeiture (as defined in regulations under Section 83 of the Internal Revenue Code of 1986, as amended (“IRC”).

(d)        Minimum Service Period. No award granted under the Plan on or after January 1, 2017 shall become Vested if the recipient does not remain in the service of the Company until the first anniversary of the date of grant, unless the recipient’s service is terminated as a result of the recipient’s death or physical disability (within the meaning of Section 22(e)(3) of the IRC), or such earlier Vesting occurs as a result of a Change in Control of the Company; provided, however, that the foregoing prohibition shall not apply to five percent of the sum of the number of shares available for awards under the Plan on January 1, 2017 plus the number of additional shares that thereafter become available.

(e)        Change in Control Vesting. No award granted under the Plan on or after January 1, 2017 shall provide for any excuse from satisfaction of the continued service conditions of the award as a result of a Change in Control of the Company, except that an award agreement may excuse the recipient from the continued service obligation if:

(i)        the recipient’s employment is terminated by the employer without cause or by the recipient for good reason in connection with the Change in Control under terms specified in the award agreement; or

(ii)        the award is not converted into an award for stock of the surviving or acquiring corporation in the Change in Control transaction under terms specified in the award agreement.

(f)        Change in Control Definition. For purposes of the Plan, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(i)        The consummation of:

(1)        any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(2)        any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(ii)        At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(iii)        Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

5.        Types of Awards; Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Stock Awards, including restricted stock and restricted stock units, as provided in Section 6; (ii) grant stock options as provided in Section 7; and (iii) grant Performance-based Awards as provided in Section 8. An award may be made to any employee, officer or director of the Company or any subsidiary of the Company, except that no stock option or Performance-based Award may be granted to any director who is not also an employee of the Company. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made.

6.        Stock Awards, including Restricted Stock and Restricted Stock Units. The Board of Directors may grant shares as stock awards under the Plan (“Stock Awards”). ~~No more than an aggregate of 600,000 shares may be awarded under the Plan pursuant to Stock Awards under this Section 6 and Performance-based Awards under Section 8.~~ No director of the Company who is not also an employee of the Company may be granted Stock Awards in any fiscal year for more than $300,000 in fair market value (as defined in Section 7(c)) of Common Stock. Stock Awards shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board of Directors. Stock Awards subject to restrictions may be either restricted stock awards under which shares are delivered immediately upon grant subject to forfeiture if vesting conditions are not satisfied, or restricted stock unit awards under which shares are not delivered until after vesting conditions are satisfied. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a Stock Award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be received or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required tax withholding obligation. Upon the delivery of shares under a Stock Award, the number of shares reserved for award under the Plan~~, and the number of shares available for award under Sections 6 and 8 of the Plan,~~ shall be reduced by the number of shares delivered, less the number of shares withheld or delivered to satisfy tax withholding obligations; provided, however, that effective for shares delivered on and after January 1, 2017, the adjustment for shares withheld or delivered to satisfy tax withholding obligations shall no longer apply.

7.        Stock Options.

(a)        Option Grants. Options granted under the Plan may be Incentive Stock Options as defined in Section 422 of the ~~Internal Revenue Code of 1986, as amended (“~~IRC~~”)~~, or Non-Statutory Stock Options. A Non-Statutory Stock Option means an option other than an Incentive Stock Option. The Board of Directors has the sole discretion to determine which options shall be Incentive Stock Options and which options shall be Non-Statutory Stock Options, and, at the time of grant, it shall specifically designate each option granted under the Plan as an Incentive Stock Option or a Non-Statutory Stock Option. In the case of Incentive Stock Options, all terms shall be consistent with the requirements of the IRC and applicable regulations. No Incentive Stock Option may be granted under the Plan on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

(b)        Limitation on Amount of Grants. No employee may be granted options under the Plan for more than 200,000 shares of Common Stock in any fiscal year.

(c)        Option Price. The option price per share under each option granted under the Plan shall be determined by the Board of Directors, but the option price for an Incentive Stock Option and a Non-Statutory Stock Option shall be not less than 100 percent of the fair market value of the shares covered by the option on the date the option is granted. Except as otherwise expressly provided, for purposes of the Plan, the fair market value shall be deemed to be the closing sales price for the Common Stock as reported by the New York Stock Exchange and published in the Wall Street Journal for the date ~~the option is~~ of grant~~ed~~, or such other fair market value of the Common Stock as determined by the Board of Directors of the Company.

(d)        Duration of Options. Each option granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted and no Non-Statutory Stock Option shall be exercisable after the expiration of 10 years plus seven days from the date it is granted.

(e)        Nonassignability. Except as otherwise provided by the Board of Directors, each option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and each option by its terms shall be exercisable during the optionee’s lifetime only by the optionee.

(f)        Option Agreements. The Board of Directors shall determine the employees to whom options shall be granted and the number of shares, option price, the period of each option, the time or times at which options may be exercised, and any other term of the grant, all of which shall be set forth in an option agreement between the Company and the optionee.

(g)        Effect on Shares Available. Upon the exercise of an option, the number of shares available for issuance under the Plan shall be reduced by the number of shares for which the option was exercised, without any adjustment for shares surrendered in payment of the option price or surrendered or withheld to satisfy tax withholding requirements.

(h)        No Repricing. Except for actions approved by the shareholders of the Company or adjustments made pursuant to Section 9, the option price for an outstanding option granted under the Plan may not be decreased after the date of grant nor may the Company grant a new option or pay any cash or other consideration (including another award under the Plan) in exchange for any outstanding option granted under the Plan at a time when the option price of the outstanding option exceeds the fair market value of the shares covered by the option.

8.        Performance-based Awards. The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the IRC and the regulations thereunder (“Performance-based Awards”). ~~No more than an aggregate of 600,000 shares may be awarded under the Plan pursuant to Stock Awards under Section 6 and Performance-based Awards under this Section 8.~~ Performance-based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

(a)        Award Period. The Board of Directors shall determine the period of time for which a Performance-based Award is made (the “Award Period”).

(b)        Performance Goals and Payment. The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 8(d)). The Board of Directors may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be delivered to the participant at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

(c)        Computation of Payment. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-based Award.

(d)        Maximum Awards. No participant may receive in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 50,000 shares of Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $1,000,000.

(e)        Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be received or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required tax withholding obligation.

(f)        Effect on Shares Available. The payment of a Performance-based Award in cash shall not reduce the number of shares of Common Stock reserved for award under the Plan. The number of shares of Common Stock reserved for award under the Plan~~, and the number of shares available for award under Sections 6 and 8 of the Plan,~~ shall be reduced by the number of shares delivered to the participant upon payment of an award, less the number of shares delivered or withheld to satisfy tax withholding obligations; provided, however, that effective for shares delivered on and after January 1, 2017, the adjustment for shares withheld or delivered to satisfy tax withholding obligations shall no longer apply.

9.        Changes in Capital Structure. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan ~~and in the number and kind of shares available for grants under Sections 6 and 8 of the Plan~~. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares subject to outstanding awards, and in the exercise price of outstanding options, so that the recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the award of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

10.        Amendment of Plan. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in Section 9, however, no change in an award already granted shall be made without the written consent of the holder of such award.

11.        Approvals. The issuance by the Company of authorized and unissued shares or reacquired shares under the Plan is subject to the approval of the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission, but no such approvals shall be required for the purchase of shares on the open market for delivery to participants in satisfaction of awards under the Plan. The obligations of the Company under the Plan are otherwise subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

12.        Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee’s employment at any time, for any reason, with or without cause, or to decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

13.        Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date the recipient becomes the holder of record.

NW Natural® We grew up here.

C/O AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC 6201 15TH AVENUE BROOKLYN, NY 11219

How to Vote Please Choose One of the Following Voting Methods

VOTE BY INTERNET - www.proxyvote.com To vote now by Internet, go to www.proxyvote.com. Have your proxy card available and follow the instructions provided at the website. Internet voting is available until 11:59 p.m. Eastern Daylight Time on May 24, 2017.

VOTE BY TELEPHONE - 1-800-690-6903 Call the toll-free number, 1-800-690-6903. Have your proxy card available and follow the instructions provided on the call. Telephone voting is available until 11:59 p.m. Eastern Daylight Time on May 24, 2017.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northwest Natural Gas Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON: ADMISSION TICKET To attend and vote at the Northwest Natural Gas Company 2017 Annual Meeting of Shareholders, you must bring your Admission Ticket provided on the reverse side of this proxy card and your government-issued photograph identification. If you bring a guest, your guest must also bring a government-issued photograph identification. Information about attending the meeting is provided on the reverse side of this proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E24737-P91121

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

NORTHWEST NATURAL GAS COMPANY (NW NATURAL)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS:

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Proposal 1. 1. The election of four Class III directors for terms of three years.

Class III Nominees: 01) David H. Anderson 02) Martha L. “Stormy” Byorum 03) John D. Carter 04) C. Scott Gibson

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 5, AND 1 YEAR ON PROPOSAL 4: For Against Abstain

Proposal 2. 2. Reapproval and amendment of the Long Term Incentive Plan.

Proposal 3. 3. Advisory vote to approve Named Executive Officer Compensation. 1 Year 2 Years 3 Years Abstain Proposal 4. 4. Frequency of future votes on executive compensation, as an advisory vote. For Against Abstain

Proposal 5. 5. The ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2017.

For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No

This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. If no direction is made, the proxy will be voted FOR Proposals 1, 2, 3 and 5, and 1 YEAR on Proposal 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

NORTHWEST NATURAL GAS COMPANY 2017 ANNUAL MEETING OF SHAREHOLDERS

ADMISSION TICKET

THURSDAY, MAY 25, 2017, 2:00 P.M. PACIFIC DAYLIGHT TIME

NORTHWEST NATURAL GAS COMPANY • HOSPITALITY SUITE, FOURTH FLOOR

220 NW SECOND AVENUE, PORTLAND, OR 97209

ATTENDING THE ANNUAL MEETING

If you plan to attend the annual meeting, please detach and bring this ticket and a form of government-issued photograph identification for admission. You may bring one guest to the meeting who must also bring a government-issued photograph identification.

ATTENDEES: Large bags and packages, cameras, recording equipment, and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the inside cover of the 2017 Proxy Statement.

The Company will provide reasonable accommodations for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 2402 at least 72 hours before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please detach the below along perforated line and mail in the envelope provided.

E24738-P91121

REVOCABLE PROXY

NORTHWEST NATURAL GAS COMPANY

PROXY FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints MardiLyn Saathoff, Shawn M. Filippi, and Brody J. Wilson, and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the Annual Meeting of Shareholders of Northwest Natural Gas Company to be held on Thursday, May 25, 2017, and at all adjournments thereof: (i) as designated on the reverse side of this card; and (ii) at their discretion, upon any and all other matters, which properly may be brought before such meeting or any adjournment thereof.

If shares of the Company’s common stock are held for the account of the undersigned under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan or its Retirement K Savings Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Gas Company common stock in the undersigned’s name and/or account under such plan, in accordance with the instructions given herein, at the 2017 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including, but not limited to, the matters set forth on the reverse side.

Please date and sign this proxy on the reverse side and mail without delay in the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

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